AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 29, 2006

REGISTRATION STATEMENT NO.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IWT TESORO CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA	5000	91-2048019
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

IWT TESORO CORPORATION	HENRY J. BOUCHER, JR.
191 Post Road West, Suite 10	IWT TESORO CORPORATION
Westport, CT 06880	191 Post Road West, Suite 10Westport, CT 06880
(203) 221-2770	(203) 221-2770
(Address, including zip code, and telephone number,	(Name, address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)	including area code, of agent of service)

COPIES TO

Gayle Coleman, Esq.
Rader and Coleman, P.L.
2101 N.W. Boca Raton Blvd., Suite 1
Boca Raton, Florida 33431
(561) 368-0545

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering   ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Amount to be Registered(7)	Proposed Maximum Offering Price Per Security(8)		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value (1)	511,883		$1.74	$890,677	$95
Common Stock, $.001 par value (2)	1,170,110		$1.74	$2,035,992	$218
Common Stock, $.001 par value (3)	460,829		$1.74	$801,843	86
Common Stock, $.001 par value(4)	221,198		$1.74	$384,885	41
Common stock, $.001 par value(5)	921,659		$1.74	$1,603,687	172
Common stock, $.001 par value (6)	333,333		$1.74	$580,000	62

TOTAL REGISTRATION FEE	3,619,012	$		$6,297,084	$674.00	(9)

(1)           The number of shares being registered represents the maximum number of shares to be issued in connection with the exercise of warrants granted by Registrant having an exercise price of $3.15 per share.

(2)           The number of shares being registered represents the maximum number to be issued in connection with the exercise of options granted by Registrant having an exercise price of $.001 per share.

(3)           The number of shares being registered represents the maximum number of shares to be issued in connection with the exercise of warrants granted by Registrant having an exercise price of $2.39 per share.

(4)           Represents shares issued to Laurus by the registrant.  The offering price is based on the average of the bid and ask price of Tesoro’s common stock on September 25, 2006, which was $1.74 per share

(5)           Includes shares of our common stock, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of a secured convertible note.

(6)           The number shares being registered represents the maximum number of shares to be issued in connection with the exercise of warrants granted by Registrant having an exercise price of $1.12 per share.

(7)           In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the secured convertible note and exercise of the warrants and options, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the secured convertible note and upon exercise of the warrants and options to account for market fluctuations, and antidilution and price protection adjustments. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price, result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(8)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the terms agreed upon between the Issuer and the selling stockholder.

(9)           Of the $674.00 due in registration fees, $543.02 were previously paid in connection with a Registration Statement on Form S-1 filed by Registrant with the Securities and Exchange Commission on September 21, 2005, which was subsequently withdrawn.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

Some of the statements made in our Prospectus Summary, Risk Factors, Management’s Discussion and Analysis of Financial Condition and Results of Operations, Description of Business and elsewhere in this Prospectus constitute “forward-looking statements” and not historical factors.  For example, statements regarding our financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future demand for our services and products, supply, costs, marketing and pricing factors are all forward-looking statements. When we use words like “intend,” “would”, “anticipate,” “believe,” “estimate,” “plan” or “expect” or the negative of these terms and similar expressions we are making forward- looking statements.  You should be aware that these forward-looking statements are subject to risks and uncertainties.  Additionally, our forward-looking statements speak only as of the date of this report.  Other than as required by law, we undertake no obligation to update or revise these statements, whether as a result of new information, future events or otherwise.  New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them.  Factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements include, among other things:

•                                  Our ability to successfully implement our business plan, including expanding our markets, increasing our product lines, and maintaining high quality customer service;

•                                  Continuing and cultivating our relationships with current and new vendors;

•                                  Funding our growth in a manner that is beneficial to our stockholders;

•                                  Trends affecting our financial condition or results of operations, the impact of competition, the start-up of certain operations, roll out of products and services and acquisition opportunities;

•                                  Restraints on pricing flexibility due to competitive conditions in the flooring industry, while taking into consideration factors beyond our control such as increases in freight and tariff charges, currency risks, and political conditions;

•                                  Depending on third party suppliers outside the United States;

•                                  The impact of adverse weather conditions, both in our targeted markets, as well as with respect to our foreign suppliers; and

•                                  Other risks referenced from time to time in our SEC filings.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus is accurate as of the date on the front cover of this Prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

SUBJECT TO COMPLETION, DATED SEPTEMBER 29, 2006

PROSPECTUS
IWT TESORO CORPORATION

3,619,012 SHARES OF COMMON STOCK

This prospectus relates to the resale by Laurus Master Fund, Ltd. (“Laurus”) of up to 3,619,012 shares of our common stock consisting of:

•                  921,659 shares upon exercise of a $2.0 million secured convertible borrowing note at the conversion price of $2.17 per share;

•                  511,883 shares upon exercise by Laurus of warrants at $3.15 per share,

•                  460,829 shares upon exercise by Laurus of warrants at $2.39 per share,

•                  1,170,110 shares upon exercise by Laurus of outstanding options at $.001 per share;

•                  333,333 shares upon exercise by Laurus of warrants at $1.12 per share,

•                  221,198 shares of common stock currently held by Laurus.

We will not receive any proceeds from the sales of the shares being registered. However, if Laurus were to exercise all (A) 511,883 warrants at $3.15 per share ($1,612,432), (B) 460,829 warrants at $2.39 per share ($1,101,382); (C) 1,170,110 options at $.001 per share ($1,171), and (D) 333,333 warrants at $1.12 per share ($373,333), we would receive an aggregate total of $3,088,318, assuming no cashless exercise of the warrants that contain provisions for such exercise.  We will use any proceeds from the exercises or conversions for working capital. See “Use of Proceeds and Expenses of the Offering” on page     .

Our common stock currently is quoted on the Over The Counter (OTC) Bulletin Board (Symbol:IWTT).  On September 25, 2006, the closing price of the shares was $1.74 per share.  Based on 11,928,600 shares outstanding on September 25, 2006, the percentage of stock being offered for resale by Laurus, including upon conversion of the notes and exercise of the options and warrants, represents 23.5% of our outstanding common stock.     However contractually, Laurus cannot exercise the warrants or options or convert the note into shares if such exercise or conversion would cause Laurus to beneficially own more than 4.99% of Tesoro’s common stock.

The selling stockholder may sell its common stock from time to time at the prevailing market price or in negotiated transactions and will receive the proceeds from any sales.  The selling stockholder may be deemed an underwriter of the shares of common stock that it is offering. We will pay the expenses of registering these shares.

These are speculative securities. Investment in the securities offered in this prospectus involves a high degree of risk. You may lose your entire investment. Consider carefully the “Risk Factors” beginning on Page 6 before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

This Prospectus is not an offer to buy or sell these securities in any state where the offer or sale is not permitted.

THE DATE OF THIS PROSPECTUS IS        , 2006

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that is important to your investment decision. You should read the following summary together with the entire prospectus, including, among other sections, Risk Factors, Management’s Discussion and Analysis, Business, Management, and Capital Stock, as well as our financial statements, and the related notes.

Executive Summary

IWT Tesoro Corporation’s (Tesoro) primary business is as a wholesale distributor of building materials, specifically hard floor and wall coverings. We do not sell directly to any end user. Our products consist of ceramic, porcelain and natural stone floor, wall and decorative tile. We import a majority of these products from suppliers and manufacturers in Europe, South America, and the Near and Far East.

Our markets currently include the United States and Canada. We distribute to our customers from four regional warehouses located in Florida, Texas, Ohio and California. Tesoro provides value added services for our customers ranging from maintaining significant inventories to fulfill daily orders for smaller customers to shipping full truckloads of mixed manufacturers’ product to larger distributors.  . We also offer private label programs for branded retail sales customers, buying groups, large homebuilders and home center store chains.

Our competition comes from the major full line flooring companies such as Mohawk and Shaw Industries. On a regional basis, there are a number of distributors that import competing products and distribute them to smaller dealers. Many of these regional distributors maintain retail operations as well. These larger distributors are becoming Tesoro’s customers for products that are manufactured for us on an exclusive basis, which can ship direct from the factory.

Tesoro’s focus is on bringing value to its customers in the form of broad product assortment, current design and competitive pricing. Some of the key components of this focus are:

•                  Maintaining strong relationships with suppliers that allow us to influence design, buy in large quantities and select the best manufacturers,

•                  Carrying a sufficient inventory readily available for our customers,

•                  Delivering products responsively,

•                  Locating product close to our customers to control freight costs, including shipping in our own trucks whenever possible,

•                  Shipping smaller customer orders the same day they are received,

•                  Supporting our products with aggressive marketing and merchandising programs

To date, we have financed our growth with revolving debt facilities currently provided by Bank of America and Laurus. We have also used public and private offerings of our common stock to other parties. If adequate financing is not available, we will most likely be forced to slow down our growth.

On a consolidated basis, we had net sales of $55,589,223 million and a net loss of $4,343,457 for the year ended December 31, 2005. The loss resulted primarily from the Company’s efforts to expand into three new distribution channels.  For the six months ended June 30, 2006, we had net sales (unaudited) of $32,972,034 and net profits (unaudited) of $1,341,941.  Our gross margin has been between 38 and 40 percent for the last three years.  Management believes that the Company’s gross margin reflect the significant value it offers to its customers through:

•                  Maintaining strong importing relationships with foreign manufacturers;

•                  Having a broad mix of price points, wall tile decorative packages and bathroom fixture sets;

•                  Retaining significant inventory levels to ensure just in time delivery for our dealers’ customers; and

•                  Full service fulfillment options for dealers, i.e. orders shipped directly to job sites or dealer warehouses.

Our Business Information

Our principal executive offices are located at 191 Post Road West, Suite 10, Westport, Connecticut 06880, however our operating activities are conducted out of our Palm City, Florida location, employing over 115 people.  Our telephone number is: (203) 221-2770 in Westport and our telephone number in Palm City is (772) 223-5151.  Our website is http://www.iwttesoro.com. Information contained on our web site is not part of this prospectus.

The Offering

Common stock outstanding	11,928,600(1)

Shares of common stock offered by the selling shareholders	3,619,012 (2)

Plan of Distribution	The selling shareholders will sell the shares at prevailing market prices or privately negotiated prices. Tesoro’s common stock currently trades on the OTC Bulletin Board.

Use of proceeds

The selling shareholders will receive the net proceeds from the sale of shares. We will receive none of the proceeds from the sale of shares offered by this prospectus but will pay the expenses of this offering. We will receive proceeds of up to $3,088,316 if all of the warrants and options are exercised, assuming no cashless exercise of certain warrants.

Risk Factors	See section entitled “Risk Factors” and other information in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Dividend policy

We have never paid a dividend on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. Our financing agreements also prohibit us from paying any dividends on our common stock.

(1)                                  Includes all shares of our common stock outstanding as of September 25, 2006.  Excludes shares issuable upon exercise or conversion, as applicable, of the convertible notes, warrants and options referenced in (2) below.

(2)                                  Includes 221,198 shares of common stock,  plus 3,397,814 shares of common stock issuable upon exercise or conversion, as applicable, of the following instruments outstanding as of September 25, 2006:

Warrants to purchase common stock at $3.15 per share	511,883
Warrants to purchase common stock at $2.39 per share	460,829
Warrants to purchase common stock at $1.12 per share	333,333
Options to purchase common stock at $.001 per share	1,170,110
Conversion of term note $2.17 per share	921,659
Total	3,397,814

SUMMARY FINANCIAL DATA

The summary historical consolidated balance sheet and statement of operations data for the years ended December 31, 2005, 2004 and 2003 are derived from our consolidated financial statements included elsewhere in this prospectus. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Additionally, the summary historical consolidated balance sheet and consolidated statement of operations data for the six months ended June 30, 2006 and 2005 are derived from the unaudited consolidated financial statements included elsewhere in this prospectus, all of which, in the opinion of management, have been prepared on the same basis as the annual consolidated financial statements, and reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial data in accordance with generally accepted accounting principles for interim financial reporting for the periods presented.

You should read the following financial information together with “Selected Financial Information,”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes included elsewhere in this prospectus. Our historical results may not be indicative of the operating results to be expected in any future period and our results for interim periods may not be indicative of results to be expected for the entire year.

	Years Ended December 31,			Six Months Ended June 30,
	(Audited)			(Unaudited)
	2005	2004	2003	2006	2005
Statement of operations data:

Net sales	$55,589,223	$44,680,619	$32,604,546	$32,972,034	$27,904,510
Cost of sales	34,295,418	27,790,173	19,814,514	20,966,261	17,165,389
Gross profit	21,293,805	16,890,446	12,790,032	12,005,773	10,739,121
Operating expenses	22,696,358	17,426,918	13,562,593	12,451,610	10,067,253
Operating income (loss)	(1,402,553)	(536,472)	(772,561)	(445,837)	671,868

Interest expense	(2,090,765)	(627,439)	(480,139)	(2,418,047)	(604,760)
Change in fair value of derivative	(954,462)	—	—	4,347,233	—
Other income (expense), net	(150,005)	(45,485)	(15,421)	(141,408)	148,685
	(2,895,222)	(672,924)	(495,560)	1,787,778	(456,075)

Income (loss) before income taxes	(4,297,775)	(1,209,396)	(1,268,121)	1,341,941	215,793

Income tax expense	(45,682)	—	(597,196)	—	—

Net income (loss)	$(4,343,457)	$(1,209,396)	$(1,865,317)	$1,341,941	$215,793

Earnings (loss) per share
Basic	$(0.37)	$(0.10)	$(0.17)	$.11	$.02
Diluted	$(0.37)	$(0.10)	$(0.17)	$.10	$.02
Weighted average common shares outstanding
Basic	11,699,425	11,679,028	11,197,655	11,788,211	11,697,721
Diluted	11,699,425	11,679,028	11,197,655	12,958,321	12,160,469
Balance sheet data

Total assets	$46,962,569	$33,107,481	$21,702,266	$46,625,913	$39,469,847
Working capital	(625,079)	14,203,837	9,581,191	(1,054,804)	20,179,205
Long term obligations	6,686,031	16,520,165	10,129,745	3,172,476	22,285,456
Stockholder’s equity	(4,176,802)	156,055	1,070,156	(1,042,936)	382,448

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following important risk factors and the other information contained in this prospectus before investing in our stock. The price of our securities could decline because of any of these risks, and you could lose all or part of your investment. You also should read and consider the other information included in this prospectus, including the financial statements and related notes. If any of the events described here occur, our business prospects, financial condition and operating results could be materially affected in a negative manner.

COMPANY RISKS

WE WILL LIKELY NEED TO RAISE ADDITIONAL FUNDS IN THE FUTURE FOR ACQUISITIONS AND GROWTH. IF WE CANNOT SECURE ADDITIONAL FUNDS, WE MAY NOT BE ABLE TO EXPAND OUR BUSINESS.

To raise additional capital, we may sell additional equity securities, accept debt financing, or obtain financing through a bank or other entity. There is no limit as to the amount of debt we may incur nor have we adopted any ratio of our equity to debt. If we need to obtain additional financing, it may not be available or it may not be available on terms acceptable to us. Likewise, an offering of our securities may not be successful. If additional funds are raised through issuing additional stock, the value of our outstanding stock may be significantly diluted.

Our future capital requirements will depend upon many factors, including the following:

•                  The magnitude of the inventory we must carry to adequately support our customers;

•                  The volume of sample material and product we must have in place with our customers to help merchandise our products;

•                  The number of different product variations demanded by our customers;

•                  Currency fluctuations, particularly with respect to the Euro Dollar against the U.S. Dollar and

•                  The rate at which we expand our operations.

WE HAVE SUFFERED NET LOSSES FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003 RESULTING IN A WORKING CAPITAL DEFICIT.

Our management’s plan with regard to these matters includes the following:

•                  Decrease projected operating costs including sales & marketing and administrative overhead;

•                  Reduce product cost by opening regional warehouses;

•                  Expand national home center customer base.

OUR QUARTERLY OPERATING RESULTS FLUCTUATE, WHICH COULD RESULT IN A LOWER PRICE FOR OUR SECURITIES.

Our quarterly results may be affected by a variety of factors, some of which are beyond our control, including, for example, the following:

•                  Introducing new products or pricing programs by our competitors;

•                  Increased transportation costs;

•                  Increases in selling and marketing expenses, as well as other operating expenses;

•                  Adverse weather conditions;

•      Economic conditions specific to our industry; and

•      Costs and risks associated with potential acquisitions.

Of these conditions, the 1st, 2nd, 4th and 5th factors are largely beyond our control.

GENERALLY, WE MUST PAY ALL COSTS AND EXPENSES INCURRED WITH DEFENDING ANY ACTIONS ALLEGED AGAINST ANY OF OUR DIRECTORS.

Our articles of incorporation and bylaws provide that we may indemnify our officers and directors against losses sustained or liabilities incurred arising from any transaction in that officer’s or director’s respective managerial capacity unless that officer or director:

•                  violates a duty of loyalty,

•                  did not act in good faith,

•                  engages in intentional misconduct or knowingly violated the law, or

•                  derives an improper benefit from the transaction.

Additionally, we have also entered into separate indemnity agreements with each of our executive officers and directors to provide added protection unless that person committed any of the prohibited acts described above. Any obligations we incur defending any such actions could adversely affect our cash flow and profitability.

OUR ARTICLES OF INCORPORATION AND BYLAWS CONTAIN CERTAIN PROVISIONS THAT COULD HINDER A CHANGE IN OUR CORPORATE CONTROL.

Certain provisions of our articles and bylaws may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable to our stockholders. Only our directors may call annual stockholder meetings and only our directors, officers or stockholders holding not less than a majority of all shares entitled to vote may call a special stockholder meeting.  Likewise, our bylaws require notice procedures with regard to stockholder proposals and nominations of candidates for electing directors are required. Furthermore, vacancies on our Board, including newly created directorships, may be filled by a majority of our directors then in office and not by our stockholders.

WE MAY BE UNABLE TO OBTAIN PRODUCTS ON A TIMELY BASIS, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

We currently do not manufacture any of the products we distribute. Our business depends primarily upon a continuous supply of material from third party suppliers. We currently obtain our products from one domestic and 40 foreign manufacturers. While we believe this large group of suppliers insulates us from the effect of any one supplier, international supply relationships are sensitive to geo-political situations beyond our control. In particular, we depend on suppliers in Italy and Spain and any disruption in this supply chain could put us in a difficult position. In addition, any extended interruption in product supply would disrupt our operations, which could adversely affect our business, financial condition and operating results.

BECAUSE WE DO NOT CARRY ANY INSURANCE ON PRODUCTS IN TRANSIT, WE RISK LOSING ENTIRE SHIPMENTS.

Title to our products transfers either at the port of the originating country or at the foreign factory in the case of inventories held for direct shipment to our customers. We self-insure in the event of loss after title is taken. We only ship between ten and twenty containers at any one time. We currently estimate that our current maximum exposure for loss would be approximately $150,000. Because we often place special orders on behalf of our customers, if any shipments were lost or damaged, our clients would not be able to receive their product in a timely fashion, which, in turn, could adversely affect our relationship with those customers. To date, we have only incurred minimal losses with respect to products that have been lost after we acquired title.

ADVERSE WEATHER CONDITIONS, SUCH AS RECENT HURRICANES IN THE SOUTHEAST, COULD ADVERSELY AFFECT OUR SALES, AS WELL AS OUR ABILITY TO PROVIDE CUSTOMERS WITH PRODUCT ON A TIMELY BASIS.

The Southeastern part of the United States sustained major damage during the 2005 and 2004 hurricane seasons. While our warehouse facilities were not damaged, a number of dealers to whom we sell product have been and were unable to do business for several weeks. Likewise, with the threat of any hurricane, we need to take precautions, which often require employees to leave the premises in order to secure their own properties. Additionally, we have not always received product on a timely basis because of the inclement conditions. Moreover, new construction is affected both pre- and post- hurricane because contractors are needed to aid those who could be or have been negatively impacted. As a result, our sales following the recent hurricane seasons were adversely affected. Additionally, major international catastrophes such as the tsunami and recent earthquakes could adversely affect our business in a number of ways, all of which are beyond our control and cannot be anticipated.

IF THE CONFLICT IN THE MIDDLE EAST ESCALATES, WE MAY HAVE DIFFICULTY OBTAINING PRODUCTS FROM CERTAIN FOREIGN MANUFACTURERS.

To date, we have not been adversely affected in any material way by conflicts in the Middle East. We have not had problems obtaining product from Turkey, although minor problems with product from Dubai have occurred. However, we purchase only limited product from Dubai manufacturers and can obtain substitute products, if necessary. Protest strikes in the European Union countries such as Spain and Italy may slightly delay shipping of products, but to date, these delays have been very minor.

WE MAY BE UNABLE TO PASS ON TO OUR CUSTOMERS INCREASES IN TRANSPORTATION COSTS, WHICH COULD HAVE A MATERIAL EFFECT ON OUR PROFITABILITY.

Significant increases in transportation costs could adversely affect our operating margins and our business, financial condition and operating results. Although we generally attempt to pass on increases in the costs to our customers, our ability to do so, to a large extent, depends on the rate and magnitude of any increase, as well as competitive pressures and market conditions for our products. There have been, in the past and may be in the future, periods of time during which increases in these costs cannot be recovered. During these periods, our profitability could be adversely affected. Likewise, the outbound transportation costs differ depending on how far our products are to be shipped, which may not always be passed on to our customers.

IF WE GROW TOO QUICKLY, WE COULD ENCOUNTER PROBLEMS RELATED TO INCREASED CUSTOMER DEMANDS ON OUR LIMITED RESOURCES.

Rapid growth would place a significant strain on our managerial, operational, financial and other resources. Our systems, procedures, controls and management resources may not be adequate to support our future operations. Future growth will require us to

•                  implement additional management information systems,

•                  further develop our operating, administrative, financial and accounting systems, and

•                  maintain close coordination between departments.

If we cannot manage our growth, we could limit our ability to capitalize on new business opportunities that may arise or to implement our business plan or attain our objectives. Additionally, we cannot assure anyone that our personnel, systems and controls will be adequate to support future growth. Our inability to manage growth or to maintain the quality of our products and services could cause us to lose customers and could significantly increase our operating expenses.

WE DEPEND ON OUTSIDE DISTRIBUTORS FOR PRODUCT SALES.

We sell our products primarily through a network of independent dealers and dealer distributors.  We do not distribute any products directly to the consumer.  Our dealers and dealer distributors do not have a minimum sales requirement and are independent contractors. If we do not competitively price our products, or if the quality of the products is substandard, our dealers and dealer distributors may fail to market aggressively our products for us. If our dealers or dealer distributors do not successfully sell our products, then our revenue and profits may decline.

IF WE ARE UNABLE TO RETAIN OUR MANAGEMENT TEAM, OUR BUSINESS OPERATIONS AND OUR GROWTH OBJECTIVES MAY BE ADVERSELY AFFECTED.

Our success in achieving our growth objectives depends upon the efforts of our top management team including the efforts of Henry J. Boucher, Jr., our Chief Executive Officer, Forrest Jordan, our Chief Financial Officer and Senior Vice President, and Paul F. Boucher and Grey Perna who are Senior Vice Presidents, as well as other members of our management.  While we do have written employment agreements with each of these individuals, we currently do not have employment agreements with all our employees. The loss of the services of any of these individuals may have a material adverse effect on our business, financial condition and operating results. We may not be able to maintain and achieve our growth objectives should we lose any or all of these individuals’ services.

FUTURE EXCHANGE RATE FLUCTUATIONS OR INFLATION COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATING RESULTS.

We import most of the product we sell from countries whose currency is the Euro Dollar. We currently write purchase contracts and pay for materials in U. S. dollars. However, the manufacturing facilities pay all their expenses in their country’s currency. This means that we realize a benefit when a country’s currency devalues against the U.S. dollar, although that country’s inflation rate or internal expenses may offset this benefit. Any future increases in a country’s inflation rate, which are not offset by devaluation of their currency, may negatively impact our operating results. To the extent that a foreign country’s currency appreciates against the U.S. dollar, there could be a material adverse effect on our business, financial condition and operating results.

INDUSTRY RISKS

THE FLOOR AND WALL COVERING INDUSTRY IS CYCLICAL AND PROLONGED DECLINES IN RESIDENTIAL OR COMMERCIAL CONSTRUCTION ACTIVITY COULD ADVERSELY AFFECT OUR BUSINESS.

Our industry depends on residential and commercial construction activity, including both new construction, as well as remodeling. New construction activity and remodeling to a lesser degree, is cyclical in nature and a prolonged decline in residential or commercial construction activity could have a material adverse effect on our business, financial condition and operating results. Construction activity is significantly affected by numerous factors, all of which are beyond our control, including, among others,

•                  national and local economic conditions;

•                  interest rates;

•                  housing demand;

•                  employment levels;

•                  changes in disposable income;

•                  financing availability;

•                  commercial rental vacancy rates;

•                  seasonal weather conditions;

•                  federal and state income tax policies; and

•                  consumer confidence.

The U.S. construction industry has experienced significant downturns in the past, which have adversely affected suppliers to the industry, including suppliers of ceramic and tile floor coverings. The industry could experience similar downturns in the future, which could have a negative impact on our business, financial condition and operating results.

WE FACE INTENSE COMPETITION IN THE CERAMIC FLOOR AND WALL TILE INDUSTRY, WHICH COULD DECREASE DEMAND FOR OUR PRODUCTS AND COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR PROFITABILITY.

The industry is highly competitive. We face competition from a large number of domestic and foreign importers and independent distributors of floor covering products. Some of our existing and potential competitors may be larger and have greater resources and access to capital than we do. Maintaining our competitive position may require us to make substantial investments in our product design efforts, distribution network and sales and marketing activities. Competitive pressures may also result in decreased demand for our products and in the loss of market share. In addition, we face, and will continue to face, pressure on sales prices of our products from competitors, as well as from large customers. As a result of any of these factors, there could be a material adverse effect on our sales and profitability. Hard flooring products also face competition from alternative products such as carpet and vinyl. Changes in customer attitudes toward hard flooring and wall covering materials could also adversely affect our ability to market and sell our products profitably.

INVESTMENT RISKS

WE HAVE SIGNIFICANT OUTSTANDING INDEBTEDNESS AND DEBT SERVICE OBLIGATIONS.

In order to finance our operations we have incurred indebtedness.  Substantially all of our assets secure our credit facility with our commercial lender (in first priority position) and our credit facility with Laurus (in second priority position).

The line with our commercial lender matures December 10, 2006 and contains certain covenants requiring the Company to maintain a required minimum fixed charge coverage ratio. In addition to certain limited financial covenants with our primary lender, both of our credit facilities restrict our ability to incur additional indebtedness or to pledge our assets. At June 30, 2006, the Company was not in compliance with our commercial lender on these covenant ratio requirements. The lender has granted the Company a waiver of these covenants for this report period.  We make no assurances that we will be able to comply with the terms of our commercial lender in the future.  There are also provisions in our agreements with Laurus stating that if an event of a default of any obligations to third parties were to occur, such a default would also be considered a default of all obligations to due Laurus.

On August, 25. 2005, as amended and restated as of July 21, 2006, Tesoro issued a $5.0 million secured note to Laurus Master Fund, Ltd, which matures, on August 25, 2008.  Tesoro issued Laurus a five-year warrant to purchase 511,883 shares, exercisable at $3.15 per share and an option to purchase 1,170,110 shares of the Company’s common stock at an exercise price of $0.001 per share.

On February 10th, 2006, Tesoro issued an additional $2.0 million secured convertible term note to Laurus.  This note, which matures on February 10th, 2009, is convertible into common stock at $2.17 per share.  At that time, Tesoro also issued Laurus a seven year warrant to purchase up to 460,829 shares of common stock at $2.39 per share and issued 221,198 shares of Tesoro common stock to Laurus at closing.

On May 3rd, 2006, Tesoro issued a $2.0 million secured term note to Laurus, which matures on May 3rd, 2007. We also granted Laurus a seven-year warrant to purchase up to 333,333 shares of the Company’s Common Stock at $1.12 per share.

Our business is subject to all of the risks associated with substantial leverage, including the risk that available cash may not be adequate to make required payments. Our ability to satisfy outstanding debt obligations from cash flow will be dependent upon our future performance and will be subject to financial, business and other factors, many of which will be beyond our control. In the event that we do not have sufficient cash resources to satisfy our repayment obligations, we would be in default, which would have a material adverse effect on our business. To the extent that we are required to use cash resources to satisfy interest payments to the holders of outstanding debt obligations, we will have fewer resources available for other purposes. There is no assurance that we will not increase our leverage in the future, whether as a result of operational or financial performance, acquisition or otherwise.

THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR WARRANTS AND CONVERTIBLE NOTES THAT MAY BE AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

This prospectus relates to the resale of up to 3,619,012 shares of common stock underlying warrants, options and a convertible term note. All of these shares will be freely traded upon the effective date of this prospectus and may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock. The significant downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock.

STOCKHOLDERS MAY SUFFER DILUTION FROM THIS OFFERING AND FROM THE EXERCISE OF EXISTING OPTIONS, WARRANTS AND CONVERSION RIGHTS; THE TERMS UNDER WHICH WE WILL BE ABLE TO OBTAIN ADDITIONAL EQUITY CAPITAL COULD BE ADVERSELY AFFECTED.

Our common stock may become diluted if warrants and options to purchase our common stock are exercised or additional shares are issued upon conversion pursuant to conversion rights. The number of shares of our common stock that can currently be purchased upon exercise of warrants are 1,505,545, (1,306,045 of which were granted to Laurus), upon exercise of options are 1,779,589  (1,170,110 of which were granted to Laurus).  Because accrued interest may be converted into common stock, if $5.0 million, based on 16.75% interest and $2.0 million, based on 10.25% interest, that has accrued through September 25, 2006,  were converted, Laurus would receive an additional 21,371 shares.  The existing holders of warrants may also suffer dilution of net tangible book value per share.  However, Laurus contractually cannot exercise the warrants or options or convert the note into shares if such exercise or conversion would cause Laurus to beneficially own more than 4.99% of Tesoro’s common stock.

Under the terms of our Agreements with Laurus, the number of shares to be obtained upon exercise of options or pursuant to conversion rights held by Laurus cannot exceed the number of shares that, when combined with all other shares of common stock and securities then owned by Laurus, would result in Laurus owning more than 4.99% of our outstanding common stock at any given point of time (or 19.99% in the event that such limitation is suspended upon the occurrence of an “Event of Default” under any of the Agreements or any other transaction agreements).   However, these restrictions do not prevent the selling stockholder from converting and/or exercising and then selling some of its holdings so long as at any given time, Laurus does not hold in excess of 4.99% of Tesoro’s common stock outstanding at such time.   In this way, Laurus could sell more than this limit while never holding more than this limit, which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock including investors in this offering.  These shares, as well as the eligibility for additional restricted shares to be sold in the future, either pursuant to future registrations under the Securities Act, or an exemption such as Rule 144 under the Securities Act, may have a dilutive effect on the market price of our common stock. The terms under which we will be able to obtain additional equity capital could also be adversely affected. In addition, the sale of common stock offered by this prospectus, or merely the possibility that these sales could occur, could have an adverse effect on the market price of our common stock.

IN THE FUTURE WE MAY ISSUE MORE SHARES OF OUR SECURITIES, ESPECIALLY INCLUDING COMMON STOCK. THIS WOULD REDUCE INVESTORS PERCENTAGE OF OWNERSHIP AND MAY REDUCE OUR SHARE VALUE.

Our Articles of Incorporation authorizes our issuing up to 100 million shares of common stock and 25 million shares of preferred stock. If we issue all or part of our remaining authorized common stock or preferred stock, depending on its terms, the percentage of common stock held by existing stockholders would be diluted. Issuing common or preferred stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on the value of our shares.

OUR COMMON STOCK IS LISTED ON THE OTCBB, AND AS SUCH, IT MAY BE DIFFICULT TO RESELL YOUR SHARES OF STOCK AT OR ABOVE THE PRICE YOU PAID FOR THEM OR AT ALL.  .

Securities trading on the Over-The-Counter Bulletin Board like ours ordinarily have much lower trading volume than on the NASDAQ SmallCap. Very few market makers take interest in shares traded over-the-counter; and, accordingly, the markets for such shares are less orderly than is usual for NASDAQ or the American Stock Exchange (AMEX) traded securities. As a result of the low trading volumes ordinarily obtained in over-the-counter markets, sales of our securities in any significant amount can generally not be absorbed without a dramatic reduction in price. Moreover, thinly traded shares in the over-the-counter markets are more susceptible to trading manipulations than is ordinarily the case for more actively traded shares.  As of the date of this prospectus our common stock has traded on a very limited and sporadic basis.

The trading price of our securities may be highly volatile and could be subject to wide fluctuations in response to factors such as the active float of our securities could be small, meaning that relatively small trades of our securities could materially effect the share price and other general economic or stock market conditions, many of which are beyond our control.

IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTC BULLETIN BOARD WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF STOCKHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.  Tesoro has been delinquent in two of its filings and the OTC Bulletin Board only permits two delinquencies in any two year period.  Following any removal, Tesoro’s shares again become eligible for quotation on the OTCBB when it has filed periodic reports for one year in a timely manner

“PENNY STOCK” REGULATIONS MAY IMPOSE RESTRICTIONS ON MARKETABILITY OF OUR SECURITIES.

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that is not traded on a national securities exchange or NASDAQ and that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Since our securities are currently included on the OTC Bulletin Board and are trading at less than $5.00 per share at any time, our stock may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. Accredited investors generally include investors that have assets in excess of $1,000,000 or an individual annual income exceeding $200,000, or together with the investor’s spouse, a joint income of $300,000. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of the securities and must receive the purchaser’s written consent to the transaction prior to the purchase.

Additionally, for any transaction involving penny stock, unless exempt, the rules require, among other things, the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market and the risks associated therewith. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell our securities and may affect your ability to sell your shares.

SINCE WE HAVE NOT PAID ANY DIVIDENDS ON OUR STOCK AND DO NOT INTEND TO IN THE NEAR FUTURE, A PURCHASER OF OUR STOCK WILL ONLY REALIZE A GAIN ON HIS OR HER INVESTMENT IF THE MARKET PRICE OF OUR SECURITIES INCREASES.

We have never paid, and do not intend to pay, any cash dividends on our common stock in the current year. Therefore, an investor in this offering, in all likelihood, will only realize a profit on his investment, in the short term, if the market price of our common stock increases in value.

A SMALL NUMBER OF STOCKHOLDERS WILL STILL OWN MOST OF OUR SECURITIES.

Prior to this offering, our executive officers and directors and their affiliates beneficially owned, in the aggregate, approximately 83.9 % of our outstanding common stock.  Assuming Laurus exercises it conversion rights with respect to the $2.0 million convertible term note, exercise of all the warrants and options, Tesoro’s insiders would still control approximately 65.8% of our stock (assumes all vested securities held by such insiders have also been exercised).  However, Laurus may not exercise the warrants or options or convert the note into shares if such exercise or conversion would cause Laurus to beneficially own more than 4.99% of Tesoro’s common stock.  As of the date of this prospectus, 4.99% of Tesoro’s outstanding common stock would be approximately 595238 shares.  As a result, our executive officers and directors will still be able to collectively exercise control over matters requiring stockholder approval, such as the election of directors and the approval of significant corporate transactions. These types of transactions include transactions involving an actual or potential change in control or other transactions that the non-controlling stockholders may deem to be in their best interests and in which such stockholders could receive a premium for their shares.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling shareholders named in this prospectus. We will not receive any of the proceeds from the sale of the common stock, but we have agreed to bear all expenses (other than direct expenses incurred by the selling shareholders, such as selling commissions, brokerage fees and expenses and transfer taxes) associated with registering such shares under federal and state securities laws. We will receive the exercise price upon exercise of the warrants held by the selling shareholders. The aggregate exercise price of the warrants and options is $3,088,318.  Further, to the extent that obligations under the $2.0 million convertible note are converted into shares of our common stock, we will be relieved of payment obligations to the holders thereof to the extent of such conversion.  The amount of proceeds to us described above assumes Laurus will not exercise up to 794,162 warrants through a “cashless exercise”. Under the terms of the warrants to purchase up to 460,829 shares and 333,333 shares, respectively, payment of the exercise price may be made, at the option of the warrant holder, either in cash or by a “cashless exercise”.  Upon a cashless exercise, in lieu of payment the exercise price in cash, the warrant holder would receive shares of our common stock with a value equal to the difference between the market price of our common stock at the time of exercise and the exercise price set forth in the warrant, multiplied by the number of shares so exercised.  There would be no proceeds to us upon a “cashless exercise” of such warrants.

We used the net proceeds from the prior issuances of our common stock included in this prospectus, as well as from the prior issuances of notes, debentures and warrants convertible into or exercisable for common stock included in this prospectus, to fund acquisitions, to acquire capital equipment, to fund general and administrative costs and working capital, and to refinance indebtedness. We intend to use the net proceeds from the exercise of the warrants for the following purposes (but not in any particular order of priority or in any particular amounts), which may be subject to change: (i) to fund general and administrative costs, (ii) for working capital, and (iii) to fund acquisitions of other businesses, although we do not have any definitive plans as of the date of this prospectus to use any such proceeds for acquisitions. In addition, we may need to reallocate the proceeds received from the exercise of the warrants and options among the categories of uses set forth above if our cash or liquidity positions so dictate, or in the event on-going or anticipated capital expenditures require additional funding.

We do not intend to use the proceeds for any payments to our officers, directors or principal stockholders.

THE LAURUS FINANCINGS

Summary

The registration statement, of which this prospectus is a part, relates to financings with Laurus Master Fund, Ltd. in connection with three private offerings.  The first financing closed on August 25, 2005 and we received gross proceeds of $5.0 million.  The second financing closed on February 10, 2006 and we received gross proceeds of $2.0 million.  Finally, the third financing closed on May 3, 2006 and we received gross proceeds of $2.0 million.

Proceeds from the Three Financings

Offering	Gross Proceeds	Expenses and other payments	Net Proceeds	Use of Net Proceeds
August 2005	$5.0 million	-$195,000 to Laurus Capital Management, LLC (“LCM”) for management fees, -$25,000 to Laurus for due diligence fees -$338,662 (extinguished debts to three Tesoro executive officers and directors)	$4,441,338	Working Capital
February 2006	$2.0 million	$56,000 to LCM for management fees.	$1,944,000	Working Capital
May 2006	$2.0 million	$56,000 to LCM for management fees and $5,500 for due diligence and expenses.	$1,938,500	Working Capital

Offering	Assuming Exercise of all Warrants and Options held by Laurus and Amount of Proceeds that Would Therefore Be Due Tesoro

August 2005	511,883 shares at $3.15 per share (warrants)	$1,612,432
	1,170,110 options at $.001 per share (options)	$1,171
February 2006	460,829 shares at $2.39 per share (warrants)	$1,101,382
May 2006	333,333 shares at $1.12 per share (warrants)	$373,333
TOTAL		$3,088,318

The $5.0 million August 2005 financing, as amended and restated on July 21, 2006

On August 25, 2005, we entered into an agreement, as subsequently amended and restated, with Laurus in connection with a $5.0 million financing, pursuant to which:

•                  Laurus provided us with a secured revolving note with a maximum availability of $5.0 million.  International Wholesale Tile, Inc. (IWT) is a co-borrower under the note.  The note matures on August 25, 2008.

•                  As originally issued, the unpaid principal and interest under the note was convertible into common shares at an initial conversion rate of $2.74.  On July 21, 2006 (the “July Modifications”), the note was amended and restated (“Restated August 2005 Note”), to remove the convertibility features of this note.  No portion of the note was converted into any common stock. prior to this amendment eliminating the convertibility feature.

•                  For no additional consideration, we granted Laurus warrants to purchase up to 511,883 shares of our common stock at $3.15 per share through August 25, 2010, and

•                  For no additional consideration, we granted Laurus options to purchase 1,170,110 shares of our common stock at $.001 per share.

•                  The shares underlying the warrants, options, and, prior to the Restated August 2005 Note, the convertible note, all as described above, are subject to a registration rights agreement.  As initially drafted in August 25, 2005, the registration rights agreement provided for liquidating damages to be paid in the event a registration statement covering the underlying shares was not declared effective by the SEC within time periods specified in the agreement.  As part of the July Modifications,  the registration rights agreement was amended to no longer provide for liquidating damages in the event a registration statement covering the underlying shares was not declared effective by the SEC within the time periods specified in the agreement.  Additionally, because the conversion provisions under the Restated August 2005 Note were eliminated, all references to such conversion rights were also removed as they are no longer applicable.

The exercise price of the 511,883 warrants mentioned above is 115% of the average closing price of our common stock for the 10 days prior to August 25, 2005.  The exercise price of the options is a negotiated price between Laurus and us and has no relationship to our common stock price.

Prepayment and Effective Termination of the Note

If we prepay the principal and interest due to Laurus prior to the maturity date (August 25, 2008) of the $5.0 million note, we must pay Laurus the following early payment fees:

•                  Between August 25, 2006 and August 24, 2007, the sum of $200,000 (4% of $5.0 million), and

•                  Between August 25, 2007 and August 24, 2008, the sum of $150,000 (3% of $5.0 million).

Interest on the Outstanding Debt

Pursuant to the initial August 25, 2005 agreement, debt outstanding under the revolving note from August 25, 2005 through July 21, 2006, accrued interest at the prime rate (as published in the Wall Street Journal from time to time) plus 1.5%; provided, however, that at no time was the interest rate to be less than 6.0%.  Pursuant to the July modifications, from July 21, 2006 through August 25, 2008, interest accrues at the prime rate plus 8.5%, but shall not be less than 7.5%.

Accounting Treatment

Because the debt agreement as originally issued provided for adjustment to the initial conversion rate based on certain contingent events, the instrument was not considered conventional in accordance with EITF 05-02: The Meaning of “Conventional Convertible Debt Instrument” in Issue 00-19.  Accordingly, we determined that the provisions of EITF 00-19: Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock prohibited equity classification of the embedded conversion option.  Additionally, because the registration rights agreeement as initially drafted contained liquidating damages that we considered uneconomical, the detachable warrants and options issued in connection with the convertible debenture also required derivative liability classification outside of equity.  The Company estimated the fair value of the warrant, options, and embedded conversion options using the Black-Scholes option-pricing model using the following assumptions: risk-free rate of 4.06%, dividend yields of 0% and a volatility factor of the expected market price of the Company’s common stock of 60.79%.  On the date of issuance of the convertible note, the Company recorded derivative liabilities of approximately $5,860,000 offset by $5,000,000 presented as a debt discount to be amortized over the term of the loan and a $860,000 immediate charge to expense.  The Company adjusted the derivative liabilites to fair value on each reporting date with changes in fair value recorded on current earnings.

As a result of the July modifications, the note no longer provides the holder with rights to convert any portion of unpaid principal or interest into equity and the registration rights agreement no longer contains any uneconomical clauses.  As consideration for these amendments, the Company agreed to pay interest on the note at increased rates as described above.  The Company analyzed the effect of the amendment on future cash flows, including the change in the fair value of the embedded conversion option, in accordance with EITF 96-19: Debtor’s Accounting for a Modification or Exchange of Debt Instruments and determined that the amendment did not require treatment as an extinguishment of debt.  Instead, the amendment was accounted for as a modification.  As a result of the modification, the remaining unamortized discount attributable to the embedded conversion option was expensed, offset by the removal of the associated embedded derivative liability, resulting in a net loss on the modification of the debt in the amount of approximately $946,000.  The fair value of the derivative liabilities related to the warrants and options were reclassified into equity.  The portion of the debt discounts attributable to the warrants and options will continue to be amortized over the life of the loan.

The February 10, 2006 $2.0 million financing.

On February 10, 2006, we entered into agreements with Laurus, pursuant to which, as amended on April 10, 2006:

•                  Laurus provided us with a $2.0 million convertible term note, with IWT as a co-borrower.  The note matures on February 10, 2009.  It is convertible into common stock at $2.17 per share (representing 921,659 shares).  We commenced making interest payments on March 1, 2006.  On August 1, 2006, we began making principal payments of $66,667 plus interest per month,

•                  For no additional consideration, we granted Laurus warrants to purchase up 460,829 shares of our common stock at $2.39 per share through February 10, 2013, and

•                  In consideration for future interest charges, we issued 221,198 shares of our common stock to Laurus, based on the then fair market value of $2.20 per share.

The conversion price of the notes is based on 100%, and the exercise price of the warrants is based on 110%, of the average closing price of our common stock for the five days prior to February 10, 2006.

Prepayment and Effective Termination of the Note

If we prepay the principal and interest due to Laurus prior to the maturity date (February 10, 2009) of this $2.0 million note, we must pay Laurus 110% of the then outstanding principal amount of the note, plus all accrued interest, and any expenses such as legal and filing fee.

We must pay certain fees in the event the facility is terminated prior to expiration.  If we elect to prepay the note prior to February 10, 2009, we must pay 110% of the outstanding principal amount of the note, plus all accrued interest, and any expenses such as legal and filing fees.

Interest on the Outstanding Debt

Debt outstanding under the convertible note accrued interest at the prime rate (as published in the Wall Street Journal from time to time) plus 2.0%.  Through August 31, 2006, the note has accrued interest of $17,064.

Accounting Treatment

We accounted for the convertible debt issued with stock purchase warrants in accordance with EITF 00-27: Application of Issue No. 98-5 to Certain Convertible Instruments and EITF 98-05.  Based on the closing price per share of the Company’s common stock on February 10, 2006, there was a beneficial conversion feature with an estimated intrinsic value of $554,000, which is presented as a discount on the note to be amortized into expense over the three-year term of the note using the effective interest method. The company estimated the fair value of the warrant and allocated $456,000 of the proceeds of the debt to the warrant, which is presented as a discount on the note to be amortized into expense over the three-year term of the note using the effective interest method. The fair value of the warrant was estimated at the date of issuance using the Black-Scholes option-pricing model using the following assumptions: risk-free rate of 4.59%, dividend yields of 0% and a volatility factor of the expected market price of the Company’s common stock of 58.2%. We accounted for the 221,198 interest shares as prepayment of interest in the amount of $487,000, which was calculated based upon the closing price per share of the Company’s common stock on the date of issuance as a discount on the note to be amortized into expense over the three-year term of the note using the effective interest method.  The prepaid interest is charged into interest expense as interest accrues on the note.

The May 3, 2006  $2.0 million financing.

On May 3, 2006 we entered into agreements with Laurus, pursuant to which:

•                  Laurus provided us with a $2.0 million term note, with IWT as co-borrower under the notes.  The note matures on May 3, 2007.

•                  For no additional consideration, we granted Laurus a warrant to purchase up to 333,333 shares of our common stock at $1.12 per share through May 3, 2013.

The exercise price of the warrants is based on 110% of the average closing price of our common stock for the five days prior to May 3, 2006.

Prepayment and effective termination of the note prior to May 3, 2007 (the Maturity Date).

There is no prepayment penalty.

Interest on the Outstanding Debt

Debt outstanding under the convertible note accrued at an interest rate of 15% annually.  Through August 31, 2006, the note has accrued interest of $25,833.

Accounting Treatment

The Company issued a secured term note in the amount of $2,000,000 resulting in net proceeds of $1,924,500. The Company estimated the fair value of the seven-year warrant issued to the holder of the note and allocated $222,809 of the proceeds of the debt to the warrant. The amount of proceeds allocated to the warrant is presented as a discount to the note and amortized into expense at a rate of $18,567 per month over the one-year term of the note. The fair value of the warrant was estimated at the date of issuance using the Black-Scholes option-pricing model using the following assumptions: risk-free rate of 5.06%, dividend yields of 0% and a volatility factor of the expected market price of the Company’s common stock of 59.2%.

The following terms below are applicable to each of the financings.

Collateral and Subordination of Tesoro’s Obligations to Laurus

Our obligations under the notes are secured by all of our assets, including but not limited to inventory and accounts receivable.  These obligations are subordinated to our commercial lender, Bank of America N.A., successor to Fleet Capital Corporation.

No Affiliation

Neither Laurus nor any of its officers, directors or affiliates is an officer, director or affiliate of us, and none of our officers or directors is related to, or, except in connection with financing arrangements discussed above, has any business relationship with, Laurus.

Adjustments to Conversion and Exercise Prices

Adjustments in the price and number of common shares issued to Laurus pursuant to conversion of the note and exercise of the warrants may be made under any of the following circumstances:

•                  If we, at any time while the conversion rights, warrants and option rights are unexpired and not exercised in full, or otherwise by reclassification, change the common stock into the same or a different number of securities of any class or classes, the conversion rights and warrants and option rights, will thereafter be deemed to evidence the right to purchase an adjusted number, and kind of securities as would have been issuable as the result of such change with respect to our common stock (i) immediately prior to or (ii) immediately after such reclassification.

•                  If we, at any time while the conversion rights, warrants and option rights are unexpired and not exercised in full, combine outstanding shares of our common stock into a smaller number of shares, the conversion rights and warrants and option rights or if a dividend is paid on our common stock or any preferred stock issued by us in shares of common stock, the conversion price and exercise price of the warrants and the options will be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of our common stock outstanding immediately after such event bears to the total number of shares of common stock outstanding immediately prior to such event.

Additionally, the exercise price of each of the warrants and option will be adjusted for any dilutive issuances whereby the exercise price shall be reduced to the weighted average per share offering price of such dilutive issuance.

Shares to be Registered

As part of these three financings, we are registering a total of the following shares:

August 25, 2005 - $5.0 Million Offering

Warrants to purchase up to 511,883 shares at $3.15 per share through August 25, 2010(1)

Options to purchase up to 1,170,110 shares at $.001 per share

February 10, 2006 - $2.0 Million Offering

Warrants to purchase up to 460,829 shares at $2.39 per share through February 10, 2013(2)

Up to 921,659 shares issuable upon conversion of the $2.0 million note(2)

May 3, 2006 - $2.0 Million Offering

Warrants to purchase up to 333,333 shares at $1.12 per share through May 4, 2013(3)

(1)           The exercise price of the warrants is based on 115% of the average closing price for 10 days prior to August 25, 2005.  The exercise price of the options is a negotiated price between Laurus and us and has no relationship to our common stock price.

(2)           The exercise price of the warrants and the conversion price of the February 10, 2006 and the conversion of the $2.0 million note are based on 110% and 100%, respectively of the average closing price for the five trading days prior to February 10, 2006.

(3)           The exercise price of the warrants is based on 110% of the average closing price for the five trading days prior to February 10, 2006.

Laurus’ Registration Rights

As additional obligations to Laurus, we agreed to file a registration statement of which this prospectus is a part, in order to register for resale the following common stock, on behalf of Laurus:

•                  1,306,045 shares of our common stock issuable upon exercise of warrants;

•                  1,170,110 shares of our common stock upon exercise of options;

•                  921,659 shares issuable upon conversion of a $2.0 million note; and

•                  221,198 shares.granted to Laurus

4.99% Limitation on Ownership

Under the terms of our Agreements with Laurus, the number of shares to be obtained upon conversion of the note or exercise of the warrants or option cannot exceed the number of shares that, when combined with all other shares of common stock and securities then owned by Laurus, would result in Laurus owning more than 4.99% of our outstanding common stock at any given point in time.  Based upon these limitations, as of the date of this offering, Laurus could own up to approximately 595,238 shares.

This limitation is suspended upon the occurrence of an “event of default” under any of the Agreements.  Additionally, Laurus can waive the 4.99% ownership limitation upon anytime between 75 and 120 days prior notice to us.  However, these restrictions do not prevent the selling stockholder from converting and/or exercising and then selling some of its holdings. In this way, Laurus could sell more than this limit while never holding more than this limit, which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock including investors in this offering.

Right of First Refusal

Prior to the incurrence of any additional indebtedness convertible into common stock, and/or the sale or issuance of any convertible equity interests by us, Laurus shall have a right of first refusal with regard to providing such financing on similar terms. Such right of first refusal shall be implemented in accordance with the Agreements.

MARKET PRICE AND DIVIDEND INFORMATION AND RELATED STOCKHOLDER MATTERS

(a)          Market Information

We have been filing periodic reports with the Securities and Exchange Commission since October 2000. Our common stock has been trading on the OTC Bulletin Board since December 17, 2003 under the symbol “IWTT” on a limited and sporadic basis and there is no established public trading market for our common stock nor may there ever be. For the periods indicated, the following table presents the range of high and low sale prices for the common stock as reported by the OTC Bulletin Board.

	High Bid	Low Bid
2003
December 17 – January 31	$6.50	$6.00
2004
First Quarter	$6.25	$5.00
Second Quarter	$5.25	$4.00
Third Quarter	$4.25	$2.25
Fourth Quarter	$3.75	$2.48
2005
First Quarter	$2.55	$1.60
Second Quarter	$2.95	$1.60
Third Quarter	$3.15	$2.60
Fourth Quarter	$2.70	$1.20
2006
First Quarter	$2.70	$1.20
Second Quarter	$1.25	.51
July 1 - September 25	$2.00	.74

(b)          Our Stockholders

At September 25, 2006, 11,928,600 shares of common stock were outstanding, which were held by approximately 300 stockholders of record.  Through August 31, 2006, Tesoro repurchased 6,000 shares at fair market through a broker-dealer, which shares shall be used in connection with its 2006 Stock Employee Purchase Plan.

(c)           Our Dividend Policy

We have never paid, and do not intend to pay, any cash dividends on our common stock for the foreseeable future.  Therefore in all likelihood, an investor in this offering will only realize a profit on his investment, in the short term, if the market price of our common stock increases in value.

(d)           Securities Authorized to be Issued Under our Equity Compensation Plans

	(a) Number of Securities to be issued upon Exercise of Outstanding options, warrants and rights(1)		(b) Weighted-average Exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities in column (a))

Equity compensation plans approved by stockholders	567,749		$3.21	3,432,251
Equity compensation plans not approved by stockholders	0		0	0
Total	567,749	(2)	$3.21	3,432,251

(1)                                  Tesoro’s Stock Incentive Plan includes the right to grant options and to issue restricted stock and the Plan was approved by Tesoro’s then sole stockholder in December 2001. This number reflects 51,100 registered shares issued pursuant to the Plan through December 31, 2005. In January 2004, all the shares underlying the Plan were registered pursuant to a registration statement on Form S-8 and those shares already issued were registered for resale, all pursuant to a registration statement on Form S-8.

(2)                                  Of the 567,749 options granted, 409,883 are vested.

SELECTED FINANCIAL INFORMATION

The balance sheet and statement of operations data as of and for the years ended December 31, 2005, 2004, 2003, 2002, and 2001 are derived from our audited consolidated financial statements. The balance sheet data as of December 31, 2003, 2002 and 2001 and the statement of operations data for the years ended December 2002 and 2001 are not included in this prospectus.  The balance sheet and statement of operations data as of and for the six months ended June 30, 2006 and June 30, 2005 are unaudited; however, such information reflects all adjustments consisting solely of normal recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of our financial position and results of operations for the interim periods.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements, including the notes thereto, included elsewhere in this prospectus.

	2005	2004	2003	2002(1)(2)	2001 (2)

Statement of operations data

Net Sales	$55,589,223	$44,925,449	$33,604,546	$25,387,708	$19,626,819
Cost of Goods Sold	34,295,418	27,790,173	19,814,514	15,268,535	12,629,138
Gross Profit	21,293,805	16,890,446	12,790,032	10,119,173	6,997,681
Operating Expenses	22,296,368	17,426,918	13,562,593	8,694,101	5,760,552
Income (Loss) from Operations	(1,402,553)	(536,472)	(772,561)	1,425,072	1,237,129

Interest expense	(2,090,765)	(627,439)	(480,139)	(328,920)	(424,527)
Change in fair value of derivative	(954,462)	—	—	—	—
Other income (expense), net	(150,005)	(45,485)	(15,421)	(15,788)	9,789
	(2,895,222)	(672,924)	(495,560)	(344,708)	414,738

Income (Loss) before income taxes	(4,297,775)	(1,209,396)	(1,268,121)	1,080,364	822,391
Income Tax Benefit(Expenses)	(45,682)	—	(597,196)	597,174	—
Net Income (Loss)	$(4,343,457)	$(1,209,396)	$(1,865,317)	$1,677,538	$822,391
Earnings (Loss) Per Share
Basic and Diluted	$(0.37)	$(0.10)	$(0.17)	$0.15	$0.09
Weighted Average Common Shares Outstanding
Basic and diluted	11,699,425	11,679,028	11,197,655	10,845,775	9,000,000

Balance sheet data
Total assets	$46,962,569	$33,129,095	$21,702,266	$11,062,676	$8,163,779
Working capital	(625,079)	14,203,837	9,581,191	2,901,965	3.220.341
Long term obligations	6,686,031	16,520,165	10,129,745	5,486,800	4,640,004
Stockholder’s equity (deficit)	(4,176,802)	156,055	1,070,526	(1,351,944)	(735,389)

(1)                                  During the first nine months of 2002, IWT was taxed as an “S” corporation. Accordingly, no provision or liability for Federal income taxes is reported. Instead, the stockholders were liable for individual Federal income taxes on their respective share of IWT’s taxable income.

(2)                                  Tesoro acquired International Wholesale Tile on October 1, 2002. Financial statements for the year ended December 31, 2002 and 2001 represent pro-forma statements.

	June 30,
	2006	2005

Statement of operations data:
Net sales	$32,972,034	$27,904,510
Cost of Goods Sold	20,966,261	17,165,389
Gross Profit	12,005,773	10,739,121
Operating Expenses	12,451,610	10,067,253
Income (Loss) from Operations	(445,837)	671,868

Interest expense	(2,418,047)	(604,760)
Change in fair value of derivative	4,347,233	—
Other income (expense), net	(141,408)	148,685
	—	—
Income before income taxes	1,341,941	215,793
Income tax benefit	—	—
Net income	$1,341,941	$215,793
Earnings Per Share
Basic	$.11	$.02
Diluted	$.10	$.02
Weighted Average Common Shares Outstanding
Basic	11,788,211	11,697,721
Diluted	12,958,321	12,160,469

Balance sheet data
Total assets	$46,625,913	$39,469,847
Working capital	(1,054,804)	20,179,205
Long term obligations	3,172,476	22,285,456
Stockholders equity (deficit)	(1,042,936)	382,448

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
AND RESULTS OF OPERATIONS

General

IWT Tesoro Corporation (the Company) was organized in Nevada on May 3rd, 2000, originally under the name “Ponca Acquisition Corporation”.  Effective October 1, 2002, Tesoro acquired all of International Wholesale Tile, Inc.’s (IWT) common stock from IWT’s three shareholders. IWT was organized in Florida and has been in continuous operations since 1994. In exchange for the IWT stock, the IWT shareholders each received 3.0 million Tesoro shares, representing 87% of Tesoro’s then outstanding common stock.

In addition to IWT, Tesoro’s primary operating subsidiary, Tesoro has three additional wholly owned subsidiaries. These include IWT Tesoro Transport, IWT Tesoro International, Ltd and The Tile Club, Inc. The Tile Club, Inc has a wholly owned subsidiary named Tesoro Direct, Inc., f/k/a Import Flooring Group, Inc.

•                  IWT Tesoro Transport, a USDOT licensed common carrier, organized to act as our freight carrier outside of Florida and to back haul non-household goods into Florida to help generate outside revenue, which has been insignificant through June 30, 2006;

•                  IWT Tesoro International, Ltd., a Bermuda corporation to act as a holding company for activities and assets such as agency agreements and investments in foreign operations; and

•                  The Tile Club, Inc., formed in 2004, was organized to acquire licensing, manufacturing and distribution rights for high-end designer and artistic based decorative tiles and to also act as an agent for foreign manufacturers from whom IWT has acquired exclusive distribution rights.

•                  Tesoro Direct, Inc., formed in June 2005, was organized to support the Company’s growth strategy with an agent- oriented business model in the floor and wall covering market.  Its name was changed on July 31, 2006 from Import Flooring Group, Inc. on July 31, 2006.

Our principal executive office is located at 191 Post Road West, Suite 10, Westport, CT 06880. Our telephone number is (203) 221-2770. Our web site can be found at http://www.iwttesoro.com.  Information contained on our web site is not part of this report.

Restructuring

Tesoro has restructured the operations of its subsidiary Tesoro Direct, Inc., f/k/a Import Flooring Group, Inc. (TDI). TDI, although similar to its sister Company, International Wholesale Tile, Inc.(IWT), in that both company’s major source of revenue is generated through the wholesale, distribution and brokering of floor coverings throughout the United States. TDI generated revenue from other sources by offering fee based services such as “showroom fees”, charged to vendors for allocating a portion of the California Office/Showroom to display the vendor’s products, “convention fees”, for participating in the annual TDI Floor Covering Convention and “membership fees” charged to customers for participating in exclusivity agreements. The fee based revenue was anticipated to generate a greater percentage of the total overall revenue. However, only 2.7% of the total revenue from July 1, 2005 through June 30, 2006 was a result of this fee based revenue source. IWT Tesoro Corporation determined that the cost to provide these fee based services exceeded the revenue. Therefore, the Company restructured its operations eliminating these services and the associated costs. These costs included the office/showroom space located in San Clemente, California and the office and sales staff based out of this office. As a part of this restructuring the Company entered into an agreement with a former TDI sales person to acquire a portion of the assets and liabilities of TDI related to the fee based revenue activities. TDI retained a portion of the assets and liabilities related to product sales and continue to sell products throughout the United States

The Company accounted for restructuring costs pursuant to Statement of Financial Accounting Standards (SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, as opposed to when there is a commitment to a restructuring plan. Through the second quarter of 2006, the Company recorded a restructuring charge in the amount of approximately $585,700 in connection with the restructuring activities which includes the recognition of a liability of $11,450 for other associated costs. Of the approximate $585,700 charge approximately $30,400 is attributable to One-

Time Termination Benefits in connection with the termination of the employment contract with a former sales representative. Contract Termination costs of approximately $62,300 is attributable to the termination of the office/showroom lease agreement and the termination of the vendor agency and showroom agreements and the customer membership agreements. Other Associated Costs of approximately $493,000 is attributable to the agreement entered into with a former sales representative to purchase certain assets and liabilities and $113,000 for a non refundable deposit on material. The Company does not anticipate incurring any additional costs with respect to this restructure. Restructuring charges are reflected as a separate operating expense in the accompanying consolidated statement of operations for the six months ended June 30, 2006.

Results of Operations

We are a wholesale distributor of floor and wall covering in a growing market. We continue to enter new markets and to add new products. As a result we anticipate being able to grow faster than the market as a whole for the next several years. Currently, the ceramic floor and wall tile industry in the United States is $2.86 billion and growing at a seven to ten percent rate. We estimate that our share of this market is approximately 1.6%.

The following discussions and analyses should be read in conjunction with our financial statements and related notes included in this Annual Report on Form 10-K.

Results of Operations for the Years ended December 31, 2005, 2004 and 2003

The Company has sustained a strong growth rate over the last several years while maintaining targeted gross margin rates. However, the Company has suffered net losses and currently has a working capital deficit. Management has implemented a plan to reduce projected operating cost by approximately $3.6 million. The reductions include sales & marketing and administrative overhead. In February 2006, International Wholesale Tile, Inc. implemented a 3.5% price increase and began selling products to two additional national home center companies. Also in February 2006, International Wholesale Tile, Inc. opened a small regional warehouse to support the Midwest customer base.

	For the Years Ended December 31,
	2005		2004		2003
Revenues	$55,589,223	100.0%	$44,680,619	100.0%	$32,604,546	100.0%
Cost of goods sold	34,295,418	61.7	27,790,173	62.2	19,814,514	60.8
Gross profit	21,293,805	38.3	16,890,446	37.8	12,790,032	39.2
Operating expenses	22,696,358	40.8	17,426,918	39.0	13,562,593	41.6
Loss from operations	(1,402,553)	-2.5	(536,472)	-1.2	(772,561)	-2.4
Interest expense	(2,090,765)	-3.8	(627,439)	-1.4	(480,139)	-1.5
Other income (expense)	(804,457)	-1.4	(45,485)	-0.1	(15,421)	0.0
Loss before income tax	(4,297,775)	-7.7	(1,209,396)	-2.7	(1,268,121)	-3.9
Income tax expense	(45,682)	-0.1	—	0.0	(597,196)	-1.8
Net loss	$(4,343,457)	-7.8	$(1,209,396)	-2.7	$(670,925)	-2.1

Year Ended December 31, 2005, as compared to December 31, 2004

Net sales for the year ended December 31, 2005 were $55,589,200, reflecting an increase of $10,908,600, or approximately 24.4% over the $44,680,600 reported for the year ended December 31, 2004. This growth follows a 37.0% increase for the year ended December 31, 2004 from the year ended December 31, 2003. The Company suffered from a general slow down in the building and remodeling activity in the southern and gulf coast regions of the United States during the forth quarter of 2005. Tesoro expects to be able to regain and maintain its strong growth rate for the foreseeable future.

Gross profit was $21,293,800 (38.3% of net sales) for 2005 and $16,890,400 (37.8% of net sales) for 2004. We believe we have been able to maintain a consistent mix of product and price points while implementing focused price increases. This has resulted in an increase in our gross margin for the year ending December 31, 2005 from the year ending December 31, 2004. Our gross margin is a function of the mix of our products sold and our ability to purchase materials from our suppliers in volumes that produce lower costs. Our historical mix has provided us with a gross margin of between 38% and 40%. However, we expect in the future that our larger volume wholesaler businesses will operate at a somewhat lower gross margin. We also anticipate that the operating costs relating to the larger volume customers to be lower due to the reduced handling costs. We expect that we will be able to maintain this margin range as we grow. However, circumstances beyond our control such as the increase in import costs and the competitive pricing environment in which we operate could adversely affect our ability to maintain our gross margin.

Our average selling price per square foot of floor and wall covering in 2005 was $1.32, an increase of $.17 from $1.15 in 2004. This increase was primarily due to a general price increase implemented in the first quarter of 2005 and from improving our mix of products sold.

Quarterly net sales and the percentage changes in net sales by quarter for 2005 versus 2004 were as follows:

	2005	2004	Change
First quarter	$13,587,048	$9,510,972	42.9%
Second quarter	14,317,461	11,572,793	23.7%
Third quarter	13,972,654	10,968,033	27.4%
Fourth quarter	13,712,060	12,628,821	8.6%
Total Year	$55,589,223	$44,680,619	24.4%

The hurricanes that made landfall over the entire gulf coast in the September of 2005 significantly affected our sales growth. The devastation caused by Hurricane Katrina and other storms had a much longer impact on the building industry than the same storm season of 2004. The building industry rebounded much faster in 2004 than it did in 2005. Tesoro’s forth quarter sales were approximately $13,712,100 for the quarter ended December 31, 2005 or 8.6% over the sales of $12,628,800 for the same period ending December 31, 2004. By contrast, the rebound of builder market, to repair the damage caused by the severe weather in the fall of 2004, was more rapid. Sales in the forth quarter of 2004 were 49.3% higher than the sale of $8,457,500 for the quarter ended December 31, 2003.

Operating expenses for 2005 were approximately $22,696,400, (40.8% of net sales) compared to $17,426,900 (39.0% of net sales). The approximate two percent increase is attributable to the unexpected fall off in sales growth in the fourth quarter. We were not able to implement an expense reduction program commensurate with the rapid loss in sales. The Company believes that the building, and, specifically the repair, sector, will recover sufficiently to allow us to regain our growth path. However, we have proposed plans to adjust costs if the recovery takes longer than expected. The start-up costs of TDI also added to the increase in the expense to sales ratio for 2005.

We attribute the increases in warehouse and distribution costs to the additional warehouse facilities we believe is required to support future sales in Texas and California. Sales and marketing costs increased as a percentage of sales in 2005 over 2004. Expanding into new territories and establishing new customers required startup sample packs and display materials. The decrease in the percentage of general and administrative cost to sales in 2005 reflects the economies of scale we have reached.

	For the Years Ended December 31,
	2005		2004		Change
Warehouse and distribution	8,175,607	14.7%	5,489,263	12.3%	2,686,344	48.9%

Sales and marketing	7,534,823	13.6%	5,829,982	13.0%	1,704,841	29.2%

General and administrative	6,985,928	12.6%	6,107,673	13.7%	878,255	14.4%

	$22,696,358	40.8%	$17,426,918	39.0%	$5,269,440

The loss from operations for 2005 was approximately $1,402,600 (-2.5% of net sales) compared to the loss from operations for 2004 of $536,500 (-1.2% of net sales). The percentage increase in the loss from operations was attributable to the start up costs incurred by TDI and the unexpected decline in IWT sales in the fourth quarter of 2005. Because of the net operating loss and the continued growth rate, the Company currently has a working capital deficit. Management has implemented a plan to reduce projected operating costs by approximately $3.6 million. The reductions include sales & marketing and administrative overhead. In February 2006, International Wholesale Tile, Inc. implemented a 3.5% price increase and began selling products to two additional national home center companies.

Interest expense for 2005 was approximately $2,090,800 compared to $627,400 in 2004. The increase in interest expense was attributable to our continuing use of debt to finance our growth, expansion plans and the general increase in interest rates. In August of 2005, we issued a $5,000,000 subordinate convertible note to an institutional investor at a higher rate (1%) than our commercial revolving credit line. The Company issued a warrant and option to purchase shares of the Company’s common stock, as more fully described in Note 6 to the consolidated financial statement. Amortization of discounts for the warrant and option were charged to interest expense totaling $555,552 during the year ended December 31, 2005. The issuance of this note resulted in the recording of a derivative liability as further described in Note 6 to the consolidated financial statement. The excess of the fair value of the derivative liabilities over the principal amount of the notes of $860,486 was recorded as an expense in the period of issuance and the remaining fair value of $5,000,000 was recorded as a discount to the convertible debt to be amortized into expense over the three-year terms of the notes.

Changes in Financial Position

The current assets for 2005 were approximately $43.8 million compared to $30.6 million in 2004. The increase is primarily attributable to an increase in the accounts receivable, which increased from approximately $7.9 million at the beginning of 2005 to $9.9 million at December 31, 2005 and inventories, which increased from approximately $21.6 million at the beginning of 2005 to $32.2 million at December 31, 2005. The increases were primarily attributable to our expansion efforts into new territories and opening two new warehouse facilities.

Current liabilities for 2005 were approximately $44.4 million compared to $16.4 million in 2004. The increase is primarily attributable to an increase in the accounts payable, which increased from approximately $15.3 million at the beginning of 2005 to $20.2 million at December 31, 2005 and the revolving line of credits reclassification from long term debt to short term debt and the increase from approximately $15.9 million at the beginning of 2005 to $22.6 million at December 31, 2005. The reclassification is attributable to the maturity date of September 10th, 2006, as more fully described in Note 5 of the consolidated financial statements.

Long term liabilities for 2005 were approximately $6.7 million compared to $16.5 million in 2004. The decrease is primarily attributable to the revolving line of credits reclassification from long term debt to short term debt and the increase from approximately $15.9 million at the beginning of 2005 to $22.6 million at December 31, 2005. The reclassification is attributable to the maturity date of September 10th, 2006, as more fully described in Note 5 of the consolidated financial statements. The change in long term liabilities is also attributable to the new convertible debt, warrant and options and associated embedded derivative liability, as more fully described in Note 6 of the consolidated financial statements.

Year Ended December 31, 2004, as compared to December 31, 2003

Net sales for the year ended December 31, 2004 were approximately $44,680,600, reflecting an increase of $12,076,100, or approximately 37.0%, over the $32,604,500 reported for the year ended December 31, 2003. This growth follows a 28.4% increase for the year ended December 31, 2003 from the year ended December 31, 2002. The Company expects to be able to maintain its strong growth rate for the foreseeable future.

In 2004, we continued to expand our wholesale customer base business. We anticipated that sales to this wholesaler business would operate at a somewhat lower gross margin resulting in a decrease in our gross margin to 37.8% for the year ending December 31, 2004 from 39.2% for the year ending December 31, 2003. The initial products related to the dealer business were at a lower price point and gross margin; however the margin for these sales increased slightly, as existing markets mature and new products are introduced.

Our gross margin is a function of the mix of our products sold and our ability to purchase materials from our suppliers in volumes that produce lower costs. We distribute products that have a wide range of both price point and margin. Our historical mix has provided the Company with a gross margin of between 38% and 40%. We expect that we will be able to maintain this margin range as we grow. However, circumstances beyond our control such as the increase in import costs and the competitive pricing environment in which we operate could adversely affect our ability to maintain our gross margin.

The average selling price per square foot in 2004 was $1.15, down $.04 from $1.19 in 2003. This decrease was primarily due to volume variance in our mix of products.

Quarterly net sales and the percentage changes by quarter for 2004 versus 2003 were as follows:

	2004	2003	Change
First quarter	$9,510,972	$6,713,810	41.7%
Second quarter	11,572,793	8,477,575	36.5%
Third quarter	10,968,033	8,955,693	22.5%
Fourth quarter	12,628,821	8,457,468	49.3%
Total Year	$44,680,619	$32,604,546	37.0%

Sales growth in the third quarter of 2004 was impacted by several hurricanes that made landfall over the entire state of Florida, impacting dealer and builder sales markets. During the fourth quarter of 2004, our sales returned to expected levels.

Gross profit was approximately $16,890,400 (37.8% of net sales) for 2004 and $12,790,000 (39.2% of net sales) for 2003. The reduction in percentage was primarily attributable to the increase in transportation and import costs.

Operating expenses for 2004 were approximately $17,426,900, (39.0% of net sales) compared to $13,562,600 (41.6% of net sales). Our ability to decrease its current percentage rate of operating expenses was due to ongoing efforts to increase efficiency while expanding into new markets and new product lines. The increases in warehouse costs are attributable to the additional warehouse facilities required to support the increase in sales. The increase in distribution and sales costs directly related to the increase in sales. The increases in marketing costs related to our effort to expand into three new distribution channels.

	For the Years Ended December 31,
	2004		2003		Change

Warehouse and distribution	5,489,263	12.3%	3,807,845	11.7%	1,681,418	44.2%

Sales and marketing	5,829,982	13.0%	4,311,558	13.2%	1,518,424	35.2%

General and administrative	6,107,673	13.7%	5,443,190	16.7%	664,483	12.2%

	$17,426,918	39.0%	$13,562,593	41.6%	$3,864,325

The operating loss for 2004 was approximately $536,500 (-1.2% of net sales) compared to the operating loss for 2003 of $772,561 (-2.4% of net sales). The percentage decrease in operating losses was attributable to the Company’s ability to increase efficiency while expanding info three new distribution channels.

Interest expense for 2004 was approximately $627,400 compared to $480,100 in 2003. The increase in interest expense was attributable to the Company’s expansion efforts and increasing interest rates.

Results of Operations for the three months ended June 30, 2006, 2005 and 2004.

The following discussion and analysis should be read in conjunction with the financial statements and notes thereto that appear elsewhere in this document. The table below sets forth certain operating data for the periods indicated. Percentages are relative to total revenue for the periods indicated.

	Quarter ending June 30,
	June 30,	June 30,	June 30,
	2006	2005	2004

Revenues	$16,940,815	$14,317,461	$11,585,016
Cost of Goods Sold	10,748,471	8,602,396	7,144,406
Gross Margin	6,192,344	5,715,065	4,440,610
Gross Margin Percentage	36.55%	39.92%	38.33%
Operating Expenses	$6,576,878	$5,257,277	$4,392,108
	38.8%	36.7%	37.9%

Quarter ended June 30, 2006 Compared to Quarter June 30, 2005

Net sales for the three months ended June 30, 2006 increased $2,623,354 or approximately 18.3% over the reported net sales for the three months ended June 30, 2005. This growth follows a 23.6% increase in net sales for the three months ended June 30, 2005 over the three months ended June 30, 2004. Management believes that the lower growth for the three months ended June 30, 2006 was due to a general softening in the new home construction and remodeling activity in the United States. A trend the Company expected. Standard and Poor’s July 6, 2006 survey of the home building industry reports that “Data through April 2006 suggests that new home sales, though still close to record levels, have begun to trend downward”. However, the report goes on to say “We do not view the United States home building industry as operating with a bubble that is now expected to burst”. The Company is continuing to increase its market share of the $2.86 billion wholesale hard surfaces market by expanding geographical operations and expects to maintain a strong growth rate.

Gross profit for the three months ended June 30, 2006 was $6,192,344 (36.6% of net sales) compared to $5,715,065 (39.9% of net sales) for the three months ended June 30, 2005. Gross profit was impacted by higher than expected cost of goods sold relating to the start up of the Company’s agency based subsidiary, Tesoro Direct, Inc., f/k/a Import Flooring Group Inc. and a larger volume of truckload sales. The Company has restructured the operations of TDI and expects to return to an approximate 38 % gross profit sales ratio.

Our operating expenses for the three months ended June 30, 2006 were $6,576,878 (38.8% of net sales) compared to $5,257,277 (36.7% of net sales) for the three months ended June 30, 2005. Operating expenses before the restructuring charges of $585,680 were $5,991,198 or 35.4% of net sales. The decrease in operating expenses as a percentage of net sales before the restructuring charges is due to the realization of results from the Company’s expense improvement programs and increases in sales. Management anticipates future declines in the operating expense ratio.

Results of Operations for the Six Months ended June 30, 2006, 2005 and 2004

The following discussion and analysis should be read in conjunction with the financial statements and notes thereto that appear elsewhere in this document. The table below sets forth certain operating data for the periods indicated. Percentages are relative to total revenue for the periods indicated.

	June 30,	June 30,	June 30,
	2006	2005	2004
Revenues	$32,972,034	$27,904,510	$21,119,648
Cost of Goods Sold	20,966,261	17,165,389	12,954,820
Gross Margin	12,005,773	10,739,121	8,164,828
Gross Margin Percentage	36.41%	38.49%	38.66%
Operating Expenses	$12,451,610	$10,067,253	$8,641,017
Income (loss) from operations	$(445,837)	$671,868	$(476,189)

Six Months ended June 30, 2006 Compared to Six Months ended June 20, 2005

Net sales for the six months ended June 30, 2006 increased $5,067,524 or 18.2% over net sales for the six months ended June 30, 2005. This growth follows a 32.1% increase for the same period ended in 2005 compared with 2004. The Company’s growth rate continues to exceed industry growth rates. Management believes that in addition to the general slow down in construction of new homes in the United States, the aftermath of the severe weather experienced by the southeastern and gulf coast areas in the later part of 2005 carried over into the beginning months of 2006. We expect that we will continue to exceed industry growth rates as a result of our continued expansion into national markets.

Gross margin for the six months ended June 30, 2006 decrease to 36.4% of net sales compared to 38.5% of net sales for the six months ended June 30, 2005. Gross profit was impacted by higher than expected cost of goods sold relating to the start up of the Company’s agency based subsidiary, TDI and a larger percentage of truckload sales. The Company has restructured the operations of TDI and expects to return to an approximate 38 % gross profit sales ratio.

Our operating expenses for the six months ended June 30, 2006 were $12,451,610 (37.8% of net sales) compared to $10,067,253 (36.1% of net sales) for the six months ended June 30, 2005. Operating expenses before the restructuring charges of $585,680 were $11,865,930 or 36.0% of net sales. The decrease in operating expenses as a percentage of net sales before the restructuring charges is due to the realization of results from the Company’s expense improvement programs and increases in sales. Management anticipates future declines in the operating expense ratio.

Loss from operations for the six months ended June 30, 2006 were ($445,837) or (1.3%) of sales compared to income of $671,868 or 2.4% of sales for the six months ended June 30, 2005. The 3.7% decrease is attributed primarily to the start up costs of our agency based subsidiary, TDI and its subsequent restructuring costs. Management anticipates future declines in the operating expense ratio.

Changes in Financial Position for the six months ended June 30, 2006 from the year ended December 31, 2005

Current assets at June 30, 2006 are approximately $43.4 million compared to $43.8 million at December 31, 2005, a decrease of approximately $0.4 million. The decrease is attributable primarily to the restructure of our subsidiary, TDI and our continued efforts to improve our inventory turnover rate. Our receivables have increased approximately $1.7 million at June 30, 2006 which is primarily due to our continued sales growth. Inventory decreased $1.4 million at June 30, 2006 from the year ended December 31, 2005. The decrease in inventory relates primarily to our efforts to improve our inventory turnover rate and the restructure of our subsidiary.

Current liabilities remained unchanged at approximately $44.5 million at June 30, 2006 compared to December 31, 2005.

Long term liabilities at June 30, 2006 are approximately $3.3 million compared to $6.7 million at December 31, 2005, a decrease of approximately $3.4 million. The decrease is due to a change in the fair value of the embedded derivative liability relating to a convertible secured note of approximately $4.3 million and an increase in convertible debt, net of discounts of approximately $1.0 million, as more fully described in Note 6 of the consolidated financial statements. The decrease in the embedded derivative liability is primarily attributable to decrease in the instruments fair market value which is driven by the trading price of the Company’s common stock.

Liquidity and Capital Resources

We had cash balances of approximately $310,800 at June 30, 2006 and $552,000 at December 31, 2005.  We have financed our growth with new subordinated debt and increased borrowings from our commercial lender.

The cash used in operations during the six months ended June 30, 2006 were approximately $4.3 million which is primarily due to the net effect of the increase in accounts receivable, decrease in inventory and decrease in accounts payable. This compares to the $5.4 million used in the six months ended June 30, 2005 which was primarily due to the increase in accounts receivable and inventory.

Net cash used in investing activities during the six months ended June 30, 2006 was approximately $406,400 compared to $107,600 for the six months ended June 30, 2005. Capital expenditures consisted of tile finishing equipment to enhance our breadth of products offered.

Net cash provided by financing activities during the six months ended June 30, 2006 was approximately $4.5 million, provided through the issuance of convertible debt of $2.0 million and the issuance of term debt of $2.0. This compared to $5.6 million during the six months ended June 30, 2005. The decrease is primarily attributable to a slightly slower growth rate. The cash provided by these financing activities was used to fund our continued sales growth and our geographical expansion.

During the six months ended June 30, 2006, we issued a $2,000,000 convertible term note to an institutional investor as more fully described in Note 7 to the consolidated financial statements and a $2,000,000 term note to an institutional investor as more fully described in Note 8 to the consolidated financial statements. The notes are subordinate to a revolving credit line with our commercial lender. The combination of these notes and our revolving credit facilities provides us with up to $34 million of working capital. We expect that this debt will be sufficient to support our normal growth in accounts receivable and inventory through 2006. However, our growth through geographical expansion and acquisition is expected to continue to require us to seek additional outside capital to supplement earnings and to strengthen our balance sheet. We expect to raise additional equity through both the public and private debt and equity markets during 2006. However, we cannot assure anyone that we will be able to obtain outside capital, or if we do, that it will be on terms beneficial to us.

The balance due at June 30, 2006 for our subordinated debt was $9 million. The balance due at June 30, 2006 to our commercial lender for the use of the revolving line of credit was approximately $23.2 million. The loan and security agreement contains certain covenants, which include financial covenants that require us to maintain a certain leverage ratio, limit our unfunded capital expenditures, a required minimum fixed charge coverage ratio, and a certain inventory turnover ratio. At June 30, 2006 the Company was not in compliance with two of these covenants and obtained a waiver from its commercial lender.

Contractual Obligations

For the year ended 2005, our long-term debt obligations consisted of notes payable, capital leases and a line of credit. The future payment requirements for these obligations are as follows:

	Total	2006	2007	2008	2009	2010	Thereafter

Long-term debt	27,733,302	$22,655,145	$30,887	$5,022,171	$19,765	$5,333	$—
Capital leases	196,337	82,423	65,055	32,509	16,350
Operating leases	25,850,000	2,144,000	2,263,000	2,230,000	2,131,000	1,833,000	15,249,000
Purchase commitments	1,872,000	1,872,000	—	—	—	—	—
Total	$55,651,639	$26,753,568	$2,358,942	$7,284,680	$2,167,115	$1,838,333	$15,249,000

The capital leases relate to equipment leases. The long-term debt includes an existing loan and security agreement for a line of credit with our commercial lender a secured revolving convertible note. The line matures on September 10, 2006 at which time the Company plans to renew the debt. However, we cannot assure anyone that we will be able to renew the line of credit, or if we do, that it will be on terms beneficial to us. The secured revolving convertible note in the aggregate amount of $5,000,000 matures on August 25, 2008. The Company entered into an agreement to purchase tile from a vendor, who is also a stockholder of the Company. The agreement is for a term of 18 months expiring in March 2006.

Critical Accounting Policies

In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, we must make decisions, which impact the reported amounts of assets, liabilities, revenues and expenses, and related disclosures. Such decisions include the selection of appropriate accounting principles to be applied and the assumptions on which to base accounting estimates. In reaching such decisions, we apply judgment based on our understanding and analysis of the relevant circumstances and historical experience. Actual amounts could differ from those estimated at the time the consolidated financial statements are prepared.  Since future events and their impact cannot be determined with certainly, what actual results will inevitably differ from our estimates. These differences could be material to the financial statements.

The Company’s significant accounting policies are described in Note 1 to the Consolidated Financial Statements for the year ended December 31,2005 and for the quarter ended June 30, 2006.  Some of those significant accounting policies require the Company to make subjective or complex judgments or estimates. Critical accounting policies are defined as those that are both most important to the portrayal of a Company’s financial condition and results of operations and require management’s most difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

The Company believes the following accounting policies require it to use judgments and estimates in preparing its consolidated financial statements and could represent critical accounting policies.

•                  Accounts receivable and revenues, recognized when shipped and legal title passes to the customer. The Company provides an allowance for expected doubtful accounts based upon historical bad debt and claims experience and periodic evaluation of specific customer accounts and the aging of accounts receivable. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

•                  Inventories, stated at the average landed cost, which matches current costs with current revenues. Inventories on hand are compared against anticipated future usage, which is a function of historical usage and anticipated future selling price, in order to evaluate obsolescence, excessive quantities, and expected sales below cost. Actual results could differ from assumptions used to value obsolete, excessive inventory or inventory sold below cost.

•                  Deferred tax assets and liabilities, recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in earnings (loss) in the period that includes the enactment date. Additionally, taxing jurisdictions could retroactively disagree with the Company’s tax treatment of certain items, and some historical transactions have income tax effects going forward. Accounting rules require these future effects to be evaluated using current laws, rules and regulations, each of which can change at any time and in an unpredictable manner.

Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151 “Inventory Costs” an amendment to Accounting Research Bulletin No. 43, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.”  Additionally this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS No. 151 are effective for fiscal years beginning after June 15, 2005. The adoption of SFAS 151 is not expected to have an impact on our consolidated results of operations, financial position or cash flows.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets” an amendment to Accounting Principles Board Opinion No. 29, “Accounting for Nonmonetary Transactions,” which is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges in which the future cash flows of the entity are not expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges in fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 is not expected to have an impact on our consolidated results of operations, financial position or cash flows.

In March 2005, the FASB issued FIN 47 as an interpretation of FASB Statement 143, Accounting for Asset Retirement Obligations (FASB 143). This interpretation clarifies that the term conditional asset retirement obligation as used in FASB 143 and refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainly exists about the timing and/or method of settlement. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. This interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The Company adopted FIN 47 for the fiscal year ended December 31, 2005, which did not have a material impact on its financial statements.

On June 1, 2005, the FASB issued Statement No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3 (SFAS 154). The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. As of December 31, 2005, we did not have any changes in accounting principles and, accordingly, SFAS 154 had no impact on our financial statements.

On January 1, 2006, we adopted Statement of Financial Accounting Standards SFAS No. 123R, Share-Based Payment, which requires us to recognize compensation expense for stock-based compensation based on the grant date fair value. Stock-based compensation expense is then recognized ratably over the service period related to each grant. We used the modified prospective transition method under which financial statements covering periods prior to adoption have not been restated. We determine the fair value of stock-based compensation using the Black-Scholes option pricing model, which requires us to make assumptions regarding future dividends, expected volatility of our stock, and the expected lives of the options. Under SFAS 123R we also make assumptions regarding the number of options and the number of restricted and performance shares that will ultimately vest. The assumptions and calculations required by SFAS 123R are complex and require a high degree of judgment. Assumptions regarding the vesting of grants are accounting estimates that must be updated as necessary with any resulting change recognized as an increase or decrease in compensation expense at the time the estimate is changed.

In July 2006, the FASB issued Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes. FIN 48 applies to all tax positions related to income taxes subject to SFAS No. 109, Accounting for Income Taxes. This includes tax positions considered to be “routine” as well as those with a high degree of uncertainty. FIN 48 utilizes a two-step approach for evaluating tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Measurement (step two) is only addressed if step one has been satisfied (i.e., the position is more-likely-than-not to be sustained). FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position must meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. Earlier adoption is permitted as of the beginning of an enterprise’s fiscal year, provided the enterprise has not yet issued financial statements, including financial statements for any interim period, for that fiscal year. Management is currently evaluating the requirements of FIN 48 and has not yet determined the impact on the Company’s consolidated financial statements.

We believe that our application of accounting policies, and the estimates what are inherently required by these policies, is reasonable. We believe that significant accounting policies are described in Note 1 to the consolidated financial statements included in the financial statements for the year ended December 31, 2005 and the stock-based compensation expense policy adopted January 1, 2006 may involve a higher degree of judgment and complexity.

Impact of Inflation

Inflation affects the Company’s distribution costs and operating expenses. The tile industry has experienced significant inflation in the prices of fuel-related and import costs beginning in the first quarter of 2004. In the past the tile industry experienced moderate inflation in these costs and has generally passed them along through price increase to its customers.

Seasonality

The Company is a calendar year-end company and its results of operations for the first and fourth quarter tends to be the weakest. The second and third quarters typically produce higher net sales and operating income. These results are primarily due to consumer residential spending patterns for floor covering, which historically have decreased during the last two months of each year and the first two months of each year. Our recent increase in the market share of wholesale dealers that purchase in anticipation of retail customers has weakened the impact of consumer spending trends.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Financial exposures managed as an integral part of the Company’s risk management program, which seeks to reduce the potentially adverse effect that the volatility of the exchange rate and lending markets may have on its operating results. The Company does not regularly engage in speculative transactions, nor does it regularly hold or issue financial instruments for trading purposes. A summary of our market risk exposures is presented below.

Interest Rate Risk

We have a revolving line of credit agreement with interest rates that are a certain percentage over Prime or Libor therefore to the extent that Prime or Libor change we are subject to interest rate risk.

Foreign Currency Risk

We currently purchase our products from foreign manufacturers in U.S. dollars and foreign currencies. Our fund transfers are relatively large. The Office of the Comptroller of the Currency (USOCC) monitors these activities. Should the Euro continue to strengthen against the U.S. dollar, we could see an increase in our cost of product that could, in time, be passed on to our customers and therefore have a detrimental impact on our profitability. The nature of the agreement with our commercial lender would require any hedge or forward purchase transactions be offset against our borrowing base therefore, reducing our access to the funds under our borrowing base. We currently do not hedge against the risk of exchange rate fluctuations and do not intend to in the foreseeable future.

Controls and Procedures.

As of the end of the period covered by this Quarterly Report on Form 10-Q, Tesoro’s management, with participation of the Company’s principal executive officer and principal financial officer, have performed an evaluation of the Company’s disclosure controls and procedures, (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities

Exchange Act of 1934, as amended (“Exchange Act”) to ensure that information required to be disclosed by Tesoro in the reports that Tesoro files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified by the SEC’s rules and forms.

Based on that evaluation, Tesoro’s principal executive officer and principal financial officer have concluded that its disclosure controls and procedures are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified by the SEC’s rules and forms. At this time, management has determined that the Company’s current system of disclosure controls and procedures are sufficient i) to ensure that data errors, control problems, or acts of fraud are detected and ii) to confirm that appropriate corrective action, including process improvements, is undertaken in a timely manner.

We are in the process of implementing the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 which requires our management to assess the effectiveness of our internal control over financial reporting and include an assertion in our 2007 annual report as to the effectiveness of our internal controls over financial reporting. Subsequently, our independent registered public accounting firm, McGladrey & Pullen LLP, will be required to attest to whether our assessment of the effectiveness of our internal controls over financial reporting is fairly stated in all material respects and separately report on whether it believes we maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007. We are in the process of performing the system and process documentation, evaluation and testing required for management to make this assessment and for the registered public accounting firm to provide its attestation report. We have not completed this process or its assessment, and this process will require significant amounts of management time and resources. In the course of evaluation and testing, management may identify deficiencies that would need to be addressed and remediated.

DESCRIPTION OF OUR BUSINESS

Executive Summary

IWT Tesoro Corporation’s (Tesoro) primary business is as a wholesale distributor of building materials, specifically hard floor and wall coverings. We do not sell directly to any end user. Our products consist of ceramic, porcelain and natural stone floor, wall and decorative tile. We import a majority of these products from suppliers and manufacturers in Europe, South America, and the Near and Far East.

Our markets currently include the United States and Canada. We distribute to our customers from four regional warehouses located in Florida, Ohio, Texas and California. Tesoro provides value added services for our customers ranging from maintaining significant inventories to fulfill daily orders for smaller customers to shipping full truckloads of mixed manufacturers’ product to larger distributors to containers of product shipped directly to our customers from the manufacturer. We also offer private label programs for branded retail sales customers, buying groups, large homebuilders and home center store chains.

Our competition comes from the major full line flooring companies such as Mohawk and Shaw Industries. On a regional basis, there are a number of distributors that import competing products and distribute them to smaller dealers. Many of these regional distributors maintain retail operations as well. These larger distributors are becoming Tesoro’s customers for products that are manufactured for us on an exclusive basis, which can ship direct from the factory.

Tesoro’s focus is on bringing value to its customers in the form of broad product assortment, current design and competitive pricing. Some of the key components of this focus are:

•                  Maintaining strong relationships with suppliers that allow us to influence design, buy in large quantity and select the best manufacturers

•                  Locating product close to our customers to control freight costs, including shipping in our own trucks whenever possible

•                  Shipping smaller customer orders the same day they are received

•                  Meeting larger customers’ needs for volume by shipping full truck loads domestically or container volume direct from the foreign factory

•                  Supporting our products with aggressive marketing and merchandising programs

To date, we have financed our growth with revolving debt facilities currently provided by Bank of America and Laurus Funds. We have also used public and private offerings of our common stock. If adequate financing is not available, we will most likely be forced to slow down our growth.

Background

IWT Tesoro Corporation was organized in Nevada on May 3rd, 2000, originally under the name “Ponca Acquisition Corporation”. Effective October 1, 2002, Tesoro acquired all of the outstanding common stock of International Wholesale Tile, Inc. (IWT) from its three shareholders. IWT was organized in Florida and has been in continuous operations since 1994. In exchange for the IWT stock, the IWT shareholders each received 3.0 million Tesoro shares, representing 87% of Tesoro’s then outstanding common stock

Tesoro is the parent company and currently has four wholly-owned subsidiaries and one of its subsidiaries has a wholly-owned subsidiary as follows:

Our principal executive office is located at 191 Post Road West, Suite 10, Westport, CT 06880. Our telephone number is (203) 221-2770. Our web site can be found at http://www.iwttesoro.com. Information contained on our web site is not part of this report.

Tesoro’s Business Strategy

We believe that our corporate strategy to develop or acquire subsidiaries will bring unique expertise and competitive advantages to our targeted markets in the area of building supply distribution. Each of our current subsidiaries meets this criterion. Through our subsidiaries, we can offer a wide range of product at attractive price points, whether our customers want to buy a small amount of product for a specific project or large amount, for inventory and resale. While focused on the same strategy, each subsidiary has slightly different objectives.

International Wholesale Tile, Inc.’s (IWT) Business Objectives

IWT believes that it has built a reputation for dependability and reliability by supplying quality products with superior customer service at competitive prices. As part of our business model, we have established what we consider is a close relationship with flooring dealers throughout the Sunbelt area of the United States. We feel that we currently provide a purchasing and delivery experience for our customers that meets their business needs and capacities.

The following are the critical success factors with respect to our strategy and philosophy:

•                  Supplying quality products;

•                  Providing outstanding customer service;

•                  Offering competitive pricing;

•                  Introducing high quality new products to the marketplace; and

•                  Distributing products only on a wholesale level and not directly to the consumer.

While we ship product in quantities that can range from small cut orders to full pallets to complete truckloads of mixed products. The current core of our business is the cut order. Cut order sales include less than a pallet of mixed floor, wall and decorative tiles specific to a project. This special handling and the reputation we enjoy as, what we feel is a dependable supplier allows us to maintain above average margins. We do not operate any retail outlets. This non-competitive relationship is unique in the ceramic floor and wall tile distribution industry, has been a key factor in our growth and defines us as a “value added reseller” rather than merely a distributor.

Other keys success factors include:

•                  Actively merchandising programs,

•                  Assisting our dealers to meet their customers’ demand, with products presented in attractive easy to visualize environments, and

•                  Acting as the extension of our dealer networks’ stock availability by warehousing levels consistent with the dealers’ delivery requirements.

Other Tesoro Subsidiaries’ Business Strategies

•                  IWT Tesoro International (International) aims to leverage the international purchasing network in order to sustain the expansion of Tesoro’s business. This subsidiary expects to established relationships in the form of partnerships with a number of granite and tile manufacturers from around the world, including Italy, Spain, Turkey, Brazil and China. Based on these partnerships, International hopes to use these advantages to strengthen our market position within the building products industry.

•                  IWT Tesoro Transport (Transport), a federally licensed freight broker (USDOT) that handles inbound and outbound freight operations. Given that this subsidiary has recently begun generating revenue, although de minimus, Tesoro plans to expand from a regional to a national distribution system following the recent efforts to generate sales nationwide.

•                  The Tile Club (TTC) intends to acquire licensing, manufacturing and distribution rights for high-end designer and artistic based decorative tiles and to act as an agent for foreign manufacturers from whom IWT has acquired exclusive distribution rights.

•                  Tesoro Direct, Inc. f/k/a Import Flooring Group, Inc. distributes floor and wall covering materials under exclusive agreements with manufacturers to member customers in the United States, Canada and Mexico. Its primary objective is to build a membership based buying group made up of full line flooring distributors in each service area. Members pay an annual fee to TDI for rights to sell specific products in specific geographies.

Pricing Strategy

We maintain a wide distribution of price points for the products we import. Our pricing strategy provides flexibility to customers allowing them to purchase products in quantities that best fit their sales inventory capacities. The lowest volume product package is the cut order or project specific unit. For the cut order unit, we act as a customer fulfillment center. We pick product from full pallets of different material, reassemble and repackage it for the customer. The next level of unit includes single pallets of uniform material shipped individually to the customers’ location. Above the pallet unit is the full truckload of mixed pallets. We land these to our warehouses and reship to the customer. We carry significant levels of inventory to meet the demand for these units and ship most orders within three days of the customers’ order. Our customers can also by product units directly from the factory. These factory shipped units are full container volumes. The customer can land the product, i.e. pay the freight and duties or purchase the product landed to their location in which case we handle the shipping

Distribution Centers

Our warehousing and distribution centers currently contain over 480,000 square feet of storage space, in which we maintain over 25.0 million square feet of product ready for immediate shipment to our customers. In 2005, our warehouse configuration included 310,000 square feet in Palm City, FL, 120,000 square feet in Dallas, Texas, 9,000 square feet in Canton, Ohio, and 40,000 square feet in Pomona, CA. As we expand, we will likely need additional satellite warehouse locations.

Branded Products

IWT has created Tesoro The Collection®, a branded collection of high quality porcelain floor and wall tiles complemented by coordinated decorative borders and listellos. It supports this collection with an extensive merchandising program including grouted display boards and racks, and institutional marketing and advertising. We prominently display the Tesoro line at all of the national and regional flooring exhibitions in which we participate.

Factors for Tesoro’s Success

In order to meet our corporate goal of building a national building materials distribution company that is a value added reseller, Tesoro must be successful at accomplishing most, if not all the following objectives:

•                                          Augment our client base and market penetration by expanding nationally

•                                          Establishing sub-distribution centers in the West, Midwest and Northeast regions,

•                                          Creating dealer networks in new territories, and

•                                          Expanding value added services;

•                                          Deepen our current customer base penetration by increasing our market share with current dealer customers;

•                                          Maintain our high level of customer service and satisfaction;

•                                          Obtain adequate capital to support the necessary inventory levels required by our customers;

•                                          Continue strengthening our relationships with suppliers to ensure a continuous flow of high quality, competitively priced contemporary designs;

•                                          Ensure a continuous flow of high quality, current design and competitively priced products;

•                                          Increase the number and breadth of products we carry, and

•                                          Strengthen our consolidated balance sheet by reducing our debt to equity ratio .

On a short-term basis, we intend to look to acquire assets of businesses with products and services that complement ours. We further intend to grow by acquiring or merging with existing regional distributors. We also expect to expand our international activities to handle our relationships with foreign manufacturers.

The Floor and Wall Tile Covering Industry

The July 18/25, 2006 edition of Floor Covering Weekly (FCW) reported that U.S. floor covering sales for 2005, the last full year for which data is available, reached $24.2 billion, in wholesale dollars, up 5.9% from 2004. The market for ceramic floor and wall tile products in the United States, Tesoro’s major product line, reached $3.1 billion in 2005 up 7.3% from 2004. Sales of ceramic floor and wall products reached approximately 3.3 billion square feet in 2005. By 2010, the consumption of ceramic floor and wall tile in the US is expected to reach 4.3 billion square feet (source; Tile Magazine (www.tilemagazine.com), with an estimated increase of 6% per year (source: www.ceramicworldweb.it). For 2005 Ceramic tile is the second most widely used floor covering material in the U.S., with a market share, according to FCW, of 12.7% behind carpet and area rugs (62.2%) and ahead of hardwood (10.7%).  Carpet and area rugs continue to lose market share to hard flooring products, with a 3.9% growth from 2004 to 2005 compared to overall growth rate for the category of 5.9% for the same period.

The per square foot wholesale price for the products in the floor covering market varies widely. The average price per square foot in 2005, according to FCW, was $0.86. The price ranges from $2.36 for hardwood to $0.48 for vinyl. Ceramic floor and wall tile’s average price in 2004 was $0.94 down from an average of $1.02 in 1997. By contrast, the price of hardwood flooring has increased to $2.45 from $1.83 in 1997. Other types of flooring materials, including carpet have remained relatively stable.

While increasing interest rates are having an impact on the new home construction industry, studies show that over any length of time the impact is minimal. This is particularly true in the Sunbelt (southern and southwestern United States) where we have our strongest presence. Of course, we cannot assure anyone that these estimates will be achieved or if met, will occur when expected.

The following economic activities positively affect the US floor and wall covering market:

•                  U.S. population growth, requiring new and renovated housing and commercial space,

•                  Housing starts reached 2.04 million units for the twelve months ended October 2005; however, Standard and Poor’s Survey of the Home Building Industry issued on January 5, 2006 expects sales to moderate in 2006

•                  In 2004, the new construction market rebound was driven by a 7.4% surge in the residential sector,

•                  Through the first six months of 2005, the most current data available, permit activity in Florida is 13% ahead of the prior year period.  According to the Standard and Poor’s, study sighted above, both population and job growth will range from 1% to 2% through 2010.

•                  New, one-family home sales rose 9.0% in the South, our primary market;

•                  Increasing average house size (up approximately 12% since 1994), and

(Sources include “US Ceramic Tile Market- 2005 Edition”, published by Market Studies, Inc., a recognized industry market research firm and Standard and Poor’s Home Building Survey, January 5,2006. As new information becomes available, we will update these statistics).

Long acknowledged for its durability and functionality, ceramic tile now means fashion. Consumers can chose from soft hues or primary colors, finishes that resemble stone, wood or fabric, and can incorporate metal and glass accents for flexible design. The high growth rate of ceramic tile relative to other flooring options has led to more full service distributorships, manufacturers, and retailers adding ceramic tile to their lines. With more floor space being devoted to ceramic tile at retail, efforts at product differentiation have intensified. Licensing, a relatively new strategy in the ceramic tile marketplace, is heating up, including the following partnerships: Shaw Industries with Martha Stewart and Kathy Ireland; Witex with Laura Ashley, Armstrong’s Liz Claiborne line in partnership with Carpet One, and Marrazzi Group with Benetton.

Sales in the floor covering industry are influenced by economic and market factors including:

•                  consumer confidence;

•                  spending for durable goods;

•                  interest rates;

•                  turnover in housing, the condition of the residential and commercial construction industries; and

•                  the overall strength of the economy.

“US Ceramic Tile Market- 2005 Edition”, published by Market Studies, pointed to a market growth rate for ceramic tile of 10.0% in 2004

Products

We purchase our products on the world market. We import approximately 50% of our products are from Italy, 30% from Spain and the balance from Brazil, Turkey and China. Each foreign manufacturer has registered agents in the United States that work with us, as well as with other distributors. We believe that we maintain close personal contact with our suppliers, visiting the plants regularly and working with suppliers to influence design, quality and reliability. We do not currently purchase any raw materials, but only finished goods. Our principal suppliers and the countries in which each is located include:

Italy	Spain	Brazil	Turkey	China	United States

Acif	Alfa	Delta Ceramica	Vitra-Eczacibasis	MegaCera USA	America
Ceramicasa	Porcelanico	Incepa	Ege Seramik		Marazzi
Ceramiche	Cermaica	Ceramicos	American
Castelvetro		Lume Cermica
Ricchetti Ceramic
Uda Ceramica
Isla Tiles

We carry over 200 separate product lines. A product line consists of several profiles, sizes (of the same tile design, i.e. six inch by six inch, twelve inch by twelve inch) and matching or coordinating borders. Annually we add and delete lines to keep the selection current with industry and consumer trends.   We estimate that there is a 10% turn over in the lines annually. This translates into approximately 20 new lines added each year replacing a similar number of deleted lines. We believe we have ample time to transition into the product lines as the time to manufacture and ship new lines can exceed nine months. This lead-time, allows us to draw down inventory of deleted lines to a minimum level before being eliminated from stock.

We maintain a wide distribution of price points for our product. We establish basic price levels based on the volume of product purchased. We also add additional charges for handling of material. Within price levels there are variances based on the quality, source and composition of the product. The average wholesale price of ceramic floor and wall tile has continued to decline over the long term, reaching $0.91 per square foot in 2004. The 2004 price is a slight rebound from its low of $0.89 per square foot experienced in 2003. According to the industry magazine, Floor Covering Weekly (July 2004), the market for high- end porcelain tiles and decorative/designer tile has been increasing. The 2004 price seems to bare this out. We emphasize this high-end tile and stone by selectively marketing them to dealers and distributors with customer bases that demand such products

We ship product to our customers in quantities ranging from “cut order” specific to a consumer’s project to full pallets of a single product to full container and truckload packages. These larger quantities allow our customers to stock their own product to service cash and carry consumers.

We import a majority of our products into the Port of Miami. In 2004, we expanded our distribution facilities to Dallas, Texas. Product imported for distribution from our Dallas facility arrives via the Port of Houston. In addition, we also import products into the port of Long Beach, California. Orders that are shipped directly from the manufacturer to our customers may enter through any number of U.S. ports.

Inventory

We are committed to maintaining inventory levels that support the sales of our customer network. We currently maintain over $28.8 million of product in inventory, representing over 2,500 SKU’s (individually numbered product items). We act as the warehouse and fulfillment source for many of our approximately 2,700 dealers and wholesale customers. We target an inventory turn over rate of 1.5 to 2.0. This turn rate is established to minimize out of stock situations and to attain our goal of same day shipping for qualified orders.

Industry trends toward product packages, floor and wall tile combinations and the pre-organized tile, borders, decorative listellos, bull nose and end caps, increases the number of parts we must carry in stock to ensure that our customers can meet the demand of their consumer.

Freight and Transportation Costs

We base our distribution costs on a number of factors including, among others,

•                  factory cost,

•                  freight (international and domestic), and

•                  duties, tariffs, taxes and other regulatory costs.

Ocean freight charges differ from country to country therefore, we base our selling price is based on factors specific to each international manufacturer. We pay most of our international manufacturers in U.S. dollars. The strength of the U.S. dollar relative to a specific country’s currency will have an impact on the price we pay for product. Additionally, we also take into account that title to our products transfers at the port of the originating country. We generally ship between 10 and 20 containers at any one time. We currently estimate that our maximum exposure for loss would be approximately $150,000. Based on maritime loss history, cost of ocean marine insurance and our ultimate ability to subrogate against the freight carrier, we self-insure in the event of loss after title is taken. Our in-bound freight cost, gasoline, fuel and other surcharges have increased our shipping costs of which we have not yet passed on to our customers. As such, our gross margins may be lower because we are currently absorbing these increased costs.

As a result of increasing out-bound freight costs, we organized IWT Tesoro Transportation, Inc., a federally licensed freight carrier. By working with this subsidiary to supply a portion of our shipping needs, we hope to have more control over these costs.

Revenue Source

We generate all our revenue from the U.S. territory and currently have no sales outside the country. Within the United States, the majority of our revenue is derived from the southeastern quadrant of the country. On a per product basis, the sales of hard flooring and wall covering materials generate the largest share of revenue.

Customer Base and Distribution Channels

When IWT first began business in 1994, it started our distribution history focusing on the traditional small and mid-sized floor-covering dealers in the southeastern United States. Later, it expanded its distribution channels over larger regional distributors outside the southeastern United States, home center stores and floor-covering dealers that focus on the builders of new construction units. We maintain separate and coordinated sales forces for each channel of distribution. We sell different product series in each channel to avoid market saturation or channel conflict.

We currently distribute our products through four separate distribution channels.

•                  The independent retail floor-covering dealer and stocking distributor market is our largest channel. This channel currently accounts for about 54% of the sales revenue. These customers, who sell directly to the public, can be either “cut to order” or “stocking” dealers/regional distributors. We currently serve approximately 2,000 customers in this channel through our sales personnel. In addition, we have sub-distributors that handle specific market territories for limited numbers of our Tesoro-The Collection® product packages.

•                  The major home center “buy-it-yourself/do-it-yourself” store market makes up our second distribution channel. These customers typically operate under blanket purchase orders. There are three basic programs for home center stores. The first is a special order program. Consumers place orders from sample boards provided by us to the store. The store representatives forward these orders to us and we ship the product either directly to the consumer or to the store for pick-up by the consumer. The second program is a stocking program, which provides for a home center store to maintain specific product inventories for their cash and carry trade. The third program is “Special Buys”. Under this program the customers purchase large quantities of specific product for special promotions. The home center store channel currently accounts for about 8% of our revenue.

•                  Our third channel, accounting for 16% of our revenues, is made up of national buying groups. These groups support independently owned, branded floor covering outlets with coordinated buying agreements that require us to market directly to each individual retail outlet. This channel also includes large builders, who staff and maintain captive design centers specifically for their own customers.

•                  Our fourth channel is the bulk sale channel. In this channel we service retail buyers that purchase full truckloads or containers of specific product that is manufactured for us specifically for this program. These products can be drop-shipped from our manufacturer directly to the customer. The customer base for this channel is the United States and Canada. This channel makes up the remaining 22% of our sales.

We maintain a separate and coordinated sales force for each of the channels of distribution. The geographic distribution of our sales is predominately in the Southeastern United States, which accounts for 80% of our sales, however we do make sales throughout the United States. We also sell different product series to each channel to avoid market saturation or channel conflict. Currently, we do not sell to any single customer, which aggregates to more than 5% of our sales.

Merchandising

The market for ceramic tiles, once characterized by little or no brand recognition, is beginning to enter into branding agreements with well-known designer names such as Ralph Lauren and Laura Ashley. In May 2002, IWT introduced our proprietary brand Tesoro-The Collection®. Tesoro is a collection of porcelain tiles and decorative inserts, borders, and accents that are marketed throughout the United States. We have invested in specifically designed display racks that communicate the quality and value of our Tesoro brand that we believe assists our dealers in communicating product combinations to the consumer. We are continually updating these displays with new products. We have a fifteen-year manufacturer’s warranty program for Tesoro-The Collection® products that we believe elevate the quality position of our products.

In addition to the display units, we provide our customers with display boards that are smaller and show a single line of product with its accent pieces. These boards are portable so as to allow the dealer to easily show our product or take it to the installation site. Our sales force distributes lose sample packs, usually an assortment of colors for a single product line, whenever a line or dealer needs restocking. We account for the sample packs and display units and sample boards, along with the labor and overhead involved in creating them, as promotional expenses, when they are distributed to the customers. Our promotional expense represents a significant part of our cost of doing business.

Credit and Collection Procedures

•                  We maintain strict criteria for credit approval:

•                  Potential customers must complete our credit application;

•                  Credit must be approved by our credit department; and

•                  We may require a personal guaranty.

Once approved, typically our dealers receive 30-day terms. Our bulk truckload customers may be offered extended terms of payment. We generally provide a 15-day grace period and new orders are held and not shipped once an outstanding invoice is 60 days or older. We have purchased credit insurance for these extended term customers to offset some of the risk inherent in the extending of longer credit terms.

Additionally, to be an IWT customer, a business must, at a minimum:

•                  Have a storefront designed to market tile

•                  Sell to retail customers

•                  Operate at least one forklift

•                  Accept material in bulk

Marketing, Promotion and Sales

Marketing

We currently employ 1 full-time individual to develop our marketing and advertising material. Our public relations and marketing activities focus on supporting our customer’s sales efforts. We use trade magazines articles, specifically designed mailer programs and trade shows as our primary communication devices.

Sales

Our commission based sales force work with dealers to place the products in showrooms, educate the dealers regarding the quality and variety of product available to them and work with our internal customer service staff to facilitate delivery. IWT employs a twenty-three person full time sales force, most of who have been with us for five years after spending many years in various facets of the tile business.

Competition

We compete in the flooring industry with both large national companies that supply both soft and hard materials and with smaller regional distributors that focus specifically on ceramic, porcelain and stone. Vertically integrated companies such as Shaw Industries and Mohawk, the two largest flooring providers, account for over 60% of the hard surface market in the U.S. While maintaining their dominant positions in the carpet market, both companies are moving aggressively into the hard flooring sector. Dal-tile, a subsidiary of Mohawk; manufactures, wholesales and retails tile on a national basis.

Regional competitors such as Master Tile, Florida Tile and Arizona Tile act as both wholesalers and retailers. In their markets, each supplies smaller dealers and distributors and also operates branded retail outlets. We currently only distribute at the wholesale level.

We believe that our competitive strengths include:

•                  Focusing solely on the wholesale segment of the distribution process. We do not own or operate direct to consumer locations. We work exclusively through dealers and stocking distributors or buying groups who service the buying public. As a result, we do not compete with our customers. Our customers can buy specific materials from us to meet a consumer’s need, i.e. “cut orders” or can stock limited amounts of product for cash and carry business by purchasing larger quantities.

•                  Getting involved in designing products. We actively participate in designing and selecting new color, texture and formats for emerging style tends. Our field sales force is constantly working with our customers to identify trends in the market. Feedback from these sources is continuously shared with the manufacturers. Manufacturer’s representatives frequently meet with us and our management travels to the manufacturing sites to communicate the markets needs.

•                  Building our Tesoro-The Collection® brand equity. We are branding our designs and many of our products with our Tesoro Brand. We incorporate products from different manufacturers and different countries into programs that leverage the best of each source to create Tesoro collections. Unlike most other tile and ceramic products, Tesoro products include a 15-year manufacturer’s warranty against wear.

•                  Providing superior merchandising and customer support programs. We maintain an active sampling program to ensure that customers have the latest materials in their showrooms. Our field sales force continually updates, refreshes and replaces sales materials. We distribute literature to consumers referencing our dealer network participants. Our field personnel work with the customer and train them on the appropriate use and care of the product. Our goal is to make the dealers’ job as easy as possible.

•                  Implementing our Distribution Philosophy. We see ourselves as an extension of the dealer warehouse. We aim to be responsive to our customers’ needs by shipping most orders the same day they are received. We also carry stock to back-up our customers in the cash and carry market.

By maintaining these competitive strengths, we currently believe that we can profitably challenge our competitors for a greater share of our targeted market.

Additionally, manufacturers generally extend exclusives through their agents to distributors based geographically. Therefore, we currently believe specific product-to-product competition is rare.

Government Regulations

The Federal Trade Commission regulates our wholesale operations. The Federal Motor Carriers Administration regulates Transport’s freight activities. International is an exempt company subject to Bermudian commercial law. We do not expect to import product into Bermuda and will therefore maintain our exempt status. Both federal and state authorities regulate the distribution and sale of imported products. We have obtained all required federal and state permits, licenses and bonds to operate our businesses. We make no assurances that our operations and profitability will not be subject to more restrictive regulations, oversight, or increased taxation by foreign, federal, state or local agencies.

We currently purchase our products from foreign manufacturers in U.S. dollars. Our fund transfers are relatively large. The Office of the Comptroller of the Currency (USOCC) monitors these activities. Should the Euro continue to strengthen against the US dollar, we could see an increase in our cost of product that we may not be able to pass on to our customers and therefore we could suffer a detrimental impact on our profitability. Our competitors rely as heavily on imported product as we do. Therefore, we do not see any change in the competitive landscape for ceramic tile because of the strength of the Euro.

Acquisitions and other Interests

Tesoro intends to expand its operating activities through internal geographical growth and through acquisition. We have had preliminary discussions with manufacturers, product aggregators and agencies in Spain, Italy and Brazil. In the United States, we plan to expand our geographical position by acquiring the assets of similar, but smaller, distributors. We cannot assure anyone, however, that any of these discussions will result in the intended acquisitions or that any acquisitions, if made, will generate the planned revenue or profits.

Intellectual Property

We incorporate our proprietary brand Tesoro® in connection with a collection of porcelain tiles and decorative inserts, borders, and accents. With respect to this brand, we rely on common law and Lanham act protection. In December 2004, we were granted federal trademark protection for our mark Tesoro The Collection®. We make no assurances that any trademark or other protections will be meaningful. We are not aware of any claims of infringement against us and we have not been involved in any related court proceedings.

We are also in preliminary discussions to create unique artwork and high-end tile designs for national distribution.

Employees

Tesoro and its subsidiaries currently employ 117 people, of which 113 are full-time and 4 are part-time, including 41 warehouse staff and 23 salespeople covering sales in the United States and Canada. None of its employees are members of any union. The remaining 49 employees include customer service, accounting and administrative positions. IWT believes that its relationships with its employees are good. Tesoro currently has three employees, Transport has one employee and TDI has five employees. Neither International nor The Tile Club currently has any employees.

DESCRIPTION OF OUR PROPERTIES

Executive Office Space – Connecticut

Tesoro currently subleases office space in Westport, Connecticut. We pay a monthly base services fee of $2,400 per month and automatically renewed every six months. Tesoro anticipates that it will be securing a more permanent space in the foreseeable future.

Warehouse and Office Space – Florida

In December 2004, IWT signed an agreement to realign its distribution center facility on April 1, 2005. This agreement consolidated under one 15-year operating lease all 310,000 square feet of our Palm City, FL warehouse facilities. Amongst the consolidation was approximately 80,000 square feet of warehouse space in multiple small warehouses. We expanded our warehouse capacity by 70,000 square feet to accommodate expected growth and integrate into two adjacent warehouses. Of the total 310,000 square feet, 10,000 square feet (on two floors) is for office space.

Warehouse Space - Texas

Effective December 1, 2004, IWT entered into an agreement to lease warehouse space in Dallas, Texas.  Over the next 18 months, IWT will use 56,000 square feet and will subsequently take over an additional 64,000 square feet, for a total of approximately 120,000 square feet.  The lease is for 64 months. The average monthly lease amount is approximately $40,000, based on the life of the lease and includes, in addition to the lease space, common area charges, taxes, insurance and management fees. The new warehouse space is our first warehouse facility outside Florida.  IWT expects that it will support its current customers and sales force in Texas and in the Southwest.  This new location is also part of IWT’s strategic plan to increase its sales and customer service throughout the Sunbelt (southern and southwestern United States).

Contract Warehouse Space - California

Effective July 1, 2005 IWT and TDI entered into separate agreements with WSI, a warehouse management company in Pomona, California. The contract provides for flexible storage space based on demand and handling charges.

Office and Show Room Space - California

Effective November 1, 2005 TDI entered into a three-year lease for approximately 4,000 square feet. TDI will use this space for general office space and show room facilities. The cost of these facilities is approximately $11,000 per month.

Contract Warehouse and Office Space – Ohio

Effective February 2006, IWT entered into a two-year lease for approximately 9,000 feet of warehouse and office space.  The cost of the facilities is approximately $6,000 per month.

Tesoro’s operating lease costs

Total estimated costs of our long-term operating leases as of December 31, 2005, are as follows:

2006	$2,207,000
2007	2,335,000
2008	2,236,000
2009	2,131,000
2010	1,833,000
Thereafter (remaining portion of a 15 year lease)	15,249,000
Total payments	$25,991,000

LEGAL PROCEEDINGS

We are not a party to any material pending legal proceedings and, to the best of our knowledge, no such action by or against us are contemplated, threatened or expected.

OUR MANAGEMENT

The names and ages, business experience and year in which each Director was first elected to the Board are shown below.

Name	Age	Principal Occupation and Business Experience	Year First Elected Director
• Insider Directors

Henry J. Boucher, Jr.	58	• Tesoro’s President since December 2001 and Chairman, Director, and Chief Executive Officer since November 2002. • Tesoro’s subsidiaries: IWT Tesoro International (International) Director since 2003, IWT Tesoro Transport President and Director since 2003, President and Director of The Tile Club since 2004, and President and Director of TDI since 2005. • Principal, Mentus Consulting LLC, a consulting firm since January 2001.	2001

Forrest P. Jordan	59	• Tesoro’s Senior Vice President and Director since 2002 and Chief Financial Officer since 2003. • Tesoro’s subsidiaries: International Wholesale Tile’s Vice-President, Secretary, Treasurer, Director and Sales Manager since April 1994, International Director since 2003, Transport Director since 2003, The Tile Club Director since 2004 and TDI Director since 2004	2002

Paul F. Boucher	48	• Tesoro’s Senior Vice President and Director since 2002. • Tesoro’s subsidiaries: President and Director of IWT since 1994, International Director since 2003, The Tile Club Director since 2004.	2002

Grey Perna	50	• Tesoro’s Senior Vice President and Director since 2002. • Tesoro’s subsidiaries: Vice President and Director of IWT since 1997, President and Director of International since 2003, Director of The Tile Club since 2004.	2002

• Outside Directors

James R. Edwards	55

•  Senior Vice President, General Counsel and Secretary of Wireless Facilities, Inc. (NASDAQ: WFII), a telecommunications services and engineering company, April 2004 to present.

•  Senior Legal Counsel, Qualcomm Incorporated, a telecommunications company, from May 2003 to April 2004 • Vice President, General Counsel and Secretary of Wireless Knowledge, Inc., a telecommunications company from March 2002 to May 2003

•  Vice President, General Counsel, Secretary and Vice President of Finance & Administration for Vapotronics, a medical device company from April 2000 to March 2002.

•  Tesoro – Board Member; Chairman, Compensation Committee, Member, Nominating Committee, and Chairman of the Independent Directors Committee.

			2002

Carl G. Anderson, Jr.	61	• Chairman of the Board, Chief Executive Officer and President of Arrow International, Inc. (NMS:ARRO) a $450 million critical care medical device company since 2002, Audit	2002

Committee Member and Board Member of Carpenter Technology (NYSE: CRS) since August 2003.

•  President and CEO of ABC School Supply between 1997 and 2002.

•  Tesoro – Board Member, Audit Committee Member and Chairman of Nominating and Governance Committee.

Joseph A. Equale	61	• Managing Partner of Equale & Cirone, LLP, a Connecticut CPA firm founded in 1999. • Audit Committee Chair and Board Member and Compensation Committee Member of Startech Environmental Corporation (OTCBB:STHK), which provides waste management services. Tesoro – Board Member and Chairman of Audit Committee	2004

Robert B. Rogers	70	• Chairman Emeritus of Ewing Marion Kauffman Foundation since March 1999. Tesoro- Board Member and Committee Member of the Audit Committee	2003

Allen G. Rosenberg	59	• Executive Vice President of Market Communications, a direct response agency which he co-founded, since November 2004 and from 1979 to January 2004, and January 2005 to the present. • Vice President of Marketing for Panolanm Industries, a laminate manufacturing company, between February and October 2004. • Tesoro – Board Member and member of the Compensation Committee.	2002

Paul Boucher and Henry J. Boucher, Jr. are brothers.

Corporate Governance

Code of Ethics

In November 2002, Tesoro’s Board of Directors adopted a Code of Ethics for its executive officers, including its CEO and CFO and other persons performing similar functions. The Code of Ethics are written standards that are designed to deter wrongdoing and promote

•                  honest and ethical conduct, including the ethical handling of actual and apparent conflicts of interest between personal and professional relationships;

•                  full, fair, accurate, timely, and understandable disclosure in reports and documents that a registrant files with, or submits to, the Commission and in other publics made by us;

•                  our complying with applicable governmental laws, rules and regulations;

•                  our prompt internal reporting of violations of the code to appropriate persons; and

•                  accountability for adhering to the code.

In January 2005, the Code of Ethics was also incorporated into IWT’s Employee Handbook, which was distributed to all employees. All new employees receive the Employee Handbook upon being hired.

In March 2003, our Board has also adopted “Principles of Corporate Governance,” the full text of which can be found on our website at www.iwttesoro.com. These principles include the standards for our Board and management, which, include other things:

•     Requires an ethical Board, Chief Executive Officer and management;

•     Sets forth our Directors’ and committee members’ qualification standards and responsibilities;

•     Describes our management’s responsibilities to new Board members;

•     Enumerates the guidelines for our Board’s compensation;

•     Provide for access to our management and independent advisors; and

•     Address succession planning for senior management.

Board Committees

Standing Committees

In 2002, our Board formed an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. In January 2003, upon the recommendation of each of the Committees, our Board adopted separate charters for our Audit Committee, our Compensation Committee and our Nominating and Governance Committee. Copies of each of the standing committee charters are available on our website at www.iwttesoro.com. All members of our standing committees are “independent”, as we described above.

-Audit Committee

Our current Audit Committee members are Joe Equale, Chair, Carl Anderson, and Bob Rogers. During fiscal 2005, the Audit Committee held ten meetings.

Each of the members of the Audit Committee possess the required level of financial literacy and currently, each member of the Committee meets the current standards of requisite financial management expertise required by applicable rules and regulations. The Audit Committee was established according to the definition of “audit committee” as described in the Exchange Act. None of the members of the Audit Committee have any relationship to Tesoro or any of its subsidiaries or affiliates that may interfere with the exercise of their independence from management and the Company.

The Committee’s Chair, Joe Equale, Managing Partner of the CPA firm of Equale & Cirone, LLP, and Past President and member of the Board of Governors of the Connecticut Society of CPAs, meets the current standards of the “audit committee financial expert” required by applicable rules and regulations.

The Committee assists the Board of Directors in fulfilling its oversight responsibility relating to (i) the integrity of Tesoro’s financial statements, the financial reporting process, and the systems of internal accounting and financial controls; (ii) the performance of Tesoro’s internal audit function; (iii) the appointment, engagement and performance of the Independent Public Accountants and the evaluation of their qualifications and independence; and (iv) Tesoro’s compliance with ethics and confidential information, policies and legal and regulatory requirements, including Tesoro’s disclosure controls and procedures. Additionally, the Committee, consistent with the Sarbanes-Oxley Act of 2002 and the related rules, as amended, meets with management and the auditors prior to the filing of the Officers’ certification with the SEC to receive information concerning, among other things, significant deficiencies in the design or operation of internal controls. The Independent Public Accountants report directly to the Audit Committee.

The Audit Committee acts in accordance with a written charter adopted by the Board of Directors. The Committee reviews this charter annually. Its Report for 2005 follows the descriptions of Tesoro’s committees.

-Compensation Committee

The current Compensation Committee members are Jim Edwards, Chairman, and Allen Rosenberg.  .

The purpose of the Committee is discharge the Board’s responsibilities relating to (1) compensating our executives, (2) approving and evaluating our equity-based compensation plans, including our Stock Incentive Plan, and (3) making arrangements with executives Officers relating to their employment relationships.

The Committee is also responsible for producing an annual report on executive compensation, as well as assisting in the preparation of certain information to be included in other periodic reports filed with the SEC.

The Compensation Committee has overall responsibility for approving and evaluating our executive officer compensation plans, policies and programs. In addition, the Committee oversees, views and approves all of our ERISA and other employee plans.

-Nominating and Governance Committee

The current members of our Nominating and Governance Committee include Carl Anderson, Chairman and Jim Edwards.

The Committee is charged with reviewing the appropriate skills and characteristics required of Directors in the context of the then current make-up of the Board. Its assessment generally includes issues of judgment, diversity, age and skills (such as understanding of relevant technologies, business background, etc.) in the context of an assessment of the perceived needs of the Board at that time. The Committee makes an annual report of its findings to our Board. It also develops and recommends to the Board a set of Corporate Governance guidelines.

The Committee is responsible for selecting individuals who stand for election to our Board of Directors and to consider all reasonable comments from our stockholders regarding proposed nominees for Directors, as well as nominations for Board members recommended by Stockholders.

The Board has adopted the following series of minimum qualifications and specific qualities and skills for the Company’s directors, which will serve as the basis upon which potential director the Nominating Committee evaluates candidates:

•                  Integrity;

•                  Commitment to devoting necessary time and attention to his or her duties to the Corporation;

•                  Independence;

•                  Business experience;

•                  Specialized skills or experience;

•                  Diversity of background and experience (including race, ethnicity, international, gender and age);

•                  Possible conflicts of interest; and

•                  Other criteria appropriate to the character of the expertise or other director characteristic needed on the Board in any specific situation.

This Committee considers recommendations for Board candidates submitted by stockholders using the same criteria it applies to recommendations from directors and members of management. Subject to limitations our Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws and applicable law, stockholders may submit recommendations by writing to this Committee in care of IWT Tesoro Corporation, to the attention of the Corporate Secretary at 191 Post Road West, Suite 10, Westport, CT 06880.

EXECUTIVE COMPENSATION

Summary Compensation Table

						Long-Term Compensation
						Awards			Payouts
		Annual Compensation				Restricted	Securities
				Other Annual		Stock	Underlying		LTP
			Bonus	Compensation		Awards	Options/		Payouts	All Other
Name and Principal Position	Year	Salary	($)	($)		($)	SARs(A)		($)	Compensation

Henry J. Boucher, Jr.,	2005	$240,000	-0-	$18,450	(1)		-0-
Chairman, Director, President	2004	$240,000	-0-	$18,292	(2)	—	33,334	(13)	0
Chief Executive Officer, Tesoro	2003	$240,000	$25,000	$18,000	(3)	—	66,667	(14)	0	0

Paul F. Boucher,	2005	$263,066	-0-	$37,033	(4)		-0-
Director, Senior Vice President, Tesoro	2004	$263,066	-0-	$37,719	(5)	—	33,334	(13)	0
President, Director IWT	2003	$263,066	$25,000	$40,150	(6)	—	66,667	(14)	0	—

Forrest Jordan,	2005	$253,067	-0-	$43,995	(7)		-0-
Director, Senior Vice President, Tesoro	2004	$253,067	-0-	$43,407	(8)	—	33,334	(13)	0
Director, Senior Vice President, IWT	2003	$253,067	$25,000	$42,374	(9)	—	66,667	(14)	0	—

Grey Perna	2005	$253,067	-0-	$45,108	(10)		-0-
Director, Senior Vice President, Tesoro	2004	$253,097	-0-	$46,258	(11)	—	33,334	(13)	0
Director, Senior Vice President, IWT	2003	$253,067	$25,000	$49,558	(12)	—	66,667	(14)	0	—

(1)	Includes an automobile allowance of $18,000 and automobile fringe benefit of $450.00

(2)	Includes an automobile allowance of $18,000 and an automobile fringe benefit of $292.

(3)	Includes an automobile allowance of $18,000.

(4)	Includes an automobile allowance of $9,105, an automobile fringe benefit of $2,611 and payment of $25,317 for an executive life insurance policy with his spouse as beneficiary.

(5)	Includes an automobile allowance of $10,372, an automobile fringe benefit of $2,030 and payment of $25,317 for an executive life insurance policy with his spouse as beneficiary.

(6)	Includes an automobile allowance of $12,914, an automobile fringe benefit of $1,919 and payment of $25,317 for an executive life insurance policy with his spouse as beneficiary.

(7)	Includes an automobile allowance of $7,412, an automobile fringe benefit of $2,972 and payment of $33,610 for an executive life insurance policy with his spouse as beneficiary.

(8)	Includes an automobile allowance of $7,415, automobile fringe benefits of $2,382 and payment of $33,610 for an executive life insurance policy with his spouse as beneficiary.

(9)	Includes an automobile allowance of $7,413, automobile fringe benefits of $1,351 and payment of $33,610 for an executive life insurance policy with his spouse as beneficiary.

(10)	Includes an automobile allowance of $15,051 and payment of $30,056 for an executive life insurance policy with his spouse as beneficiary.

(11)	Includes an automobile allowance of $9,552, an automobile fringe benefit of $6,650 and payment of $30,056 for an executive life insurance policy with his spouse as beneficiary.

(12)	Includes an automobile allowance of $9,551, an automobile fringe benefit of $9,949 and payment of $30,058 for an executive life insurance policy with his spouse as beneficiary.

(13)

These represent incentive stock options grated on December 18th, 2004 pursuant to our Stock Incentive Plan. The options are for five years and have an exercise price of $2.48 per share. Twenty percent of the options will vest on the first anniversary of the grant date and an additional 20% will vest thereafter on each anniversary date thereafter, subject to forfeiture in the event that Tesoro no longer employs the executive.

(14)	These represent incentive stock options granted as of November 23, 2002 pursuant to our Stock Incentive Plan. The options are for five years and have an exercise price of $3.00 per share.

Option/SAR Grants in Last Fiscal Year

No options were granted to any of the four named executives.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

No options were exercised in 2005 by any person, including any of the four named executives, each of whom hold options to acquire up to 100,000 shares ranging from $3.00 per share to $2.48 per share. None of the options were in-the-money at December 31, 2005.

	Shares		Number of Securities Underlying Unexercised Options/SARs at Fiscal year end	Value of Unexercised In-the-money Options/SARs at Fiscal year end (1)
Name	Acquired on Exercise	Value Realized	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Henry J. Boucher, Jr.	-0-	-0-	73,333/26,667	0/0
Paul F. Boucher	-0-	-0-	73,333/26,667	0/0
Forrest Jordan	-0-	-0-	73,333/26,667	0/0
Grey Perna	-0-	-0-	73,333/26,667	0/0

(1)           At December 31, 2005, none of the options held by the Named Executive Officers were in-the-money.

The Company sponsors a 401(k) plan known as the International Wholesale Tile 401(k) Profit Sharing Plan & Trust. The Profit Sharing Plan provides tax deferred salary deductions for eligible employees. Employees may contribute from 1% to 12% of their annual compensation to the Plan, limited to an annual maximum amount as set periodically by the Internal Revenue Service. The Company provides matching contributions equal to 100% of the employee’s contributions up to a maximum of 3% of eligible pay. The contribution expense related to the Plan amounted to $168,901 and $120,492 for the years ended December 31, 2005 and 2004, respectively.

Tesoro Stock Incentive Plan.

In 2001, the then Director and Stockholder recommended and adopted the 2001 Tesoro Stock Incentive Plan (the “Plan”). Below is a summary of the Plan:

Under the Plan, we may grant “non-qualified” and incentive stock options to purchase, as well as restricted stock (Awards). The aggregate maximum number of shares for which Awards may be issued under the Plan is 4.0 million shares.

Our Compensation Committee currently controls and manages the Plan’s operation and administration. The Committee has discretion to:

•                  Determine the types, terms and conditions of all Awards, including exercise price or purchase price (if any), performance goals, and other earn-out and/or vesting contingencies and acceleration provisions,

•                  Adopt, alter or repeal administrative rules, guidelines and practices (including special guidelines for non-U.S. employees),

•                  Delegate administrative responsibilities,

•                  Construe and interpret the Plan’s terms and any agreements evidencing Awards granted.

Our Board has authority to grant stock options to Non-Employee Directors according to the Plan. All awards are subject to the terms of a written agreement between the participant and us.

In January 2004, all the shares underlying the Plan were registered and those shares already issued were registered for resale, pursuant to a Form S-8.

Through December 31, 2005, 1,876,192 options were granted, of which 145,133 have expired or been forfeited and 409,883 were vested. These options have exercise prices ranging from $2.55 to $6.00 per share and are exercisable for periods between five to ten years. Additionally, 184,900 restricted shares were issued under the Plan.

Tesoro’s 2006 Employee Stock Purchase Plan

General

On June 17, 2006, the Tesoro stockholders approved adopting The 2006 Employee Stock Purchase Plan.  This Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. The 2006 Employee Stock Purchase Plan provides that it will be administered by a committee (the “Committee”) comprised of two (2) or more members of the Board who are both non-employee, disinterested directors, as these terms are used in Rule 16b-3 of the Exchange Act. The Committee has the authority to (i) establish or change the duration of any offering period; (ii) limit or increase the frequency and/or number of changes in the amounts withheld during an offering period; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of common stock for each Participant properly correspond with amounts withheld from the Participant’s compensation; (iv) delegate all or any portion of its responsibilities or powers under the 2006 Employee Stock Purchase Plan to persons selected by it; (v) establish new terms with respect to the shares under the 2006 Employee Stock Purchase Plan; and (vi) establish other limitations or procedures as it determines that are consistent with the administration of the 2006 Employee Stock Purchase Plan.

The maximum number of shares subject to the 2006 Employee Stock Purchase Plan include (i) 2,000,000 (two million) shares that are reserved for the issuance and purchase under the 2006 Employee Stock Purchase Plan and (ii) the shares currently authorized but unissued, or currently held or, to the extent permitted by applicable law, subsequently acquired by Tesoro as treasury shares, including shares purchased in the open market or in private transactions.

Employees may elect to participate in the 2006 Employee Stock Purchase Plan for a six month period commencing July 1, 2006 (the “Offering Period”) by submitting an enrollment form to Tesoro by a specified date. This form will specify the percentage of compensation the Participant desires to have withheld to be used to purchase Tesoro common stock. Each Participant’s payroll deduction will be credited to a payroll deduction account. These amounts are assets of Tesoro and may be used by for any corporate purpose. No interest shall accrue or be paid on amounts credited to a payroll deduction account. On the last day of the offering period, each Participant shall be deemed to have exercised rights under the 2006 Employee Stock Purchase Plan to purchase shares of Tesoro’s common stock. The number of shares each Participant is deemed to have purchased is determined by dividing the current balance of the Participant’s payroll deduction account by the purchase price as determined by the method establish by the Committee prior to the being of the Offering Period. The Committee may establish the purchase price using any of the following standards:

•      the fair market value on the grant date;

•      the fair market value on the investment date;

•      the lower of the fair market value on the grant date or the investment date; or

•      a pre-established percentage of any of the foregoing dates (but in no event less than eighty-five percent (85%) of the fair market value on such date).

Unless modified by the Committee, the purchase price shall be ninety five percent (95%) of the fair market value on the investment date.

The following additional limits apply to the shares purchased under the 2006 Employee Stock Purchase Plan:

•      for shares that are listed on any recognized national securities exchange, the Board may require either (i) that the a registration statement under the Securities Act of 1933, with respect to such shares, to be effective; or (ii) that the Participant represents at the time of purchase that the Participant’s intention to purchase the shares is for investment only and not for resale or distribution; and

•      fractional shares will not be distributed if the Participant requests the shares be certificated and distributed.

Unless otherwise provided by the Committee, in the event of a change to the capitalization or the stock of Tesoro, the number and kind of securities underling each Participant’s right to purchase shares under the 2006 Employee Stock Purchase Plan will automatically be adjusted to reflect such event. Such adjustment will not change the total price for the Participant’s option to purchase the shares, but will include an adjustment in the price of the shares, to the extent consistent with Section 424 of the Code.

Eligibility

Each employee is eligible to participate in the 2006 Employee Stock Purchase Plan beginning on January 1 of each year, unless modified by the Committee, (the “Plan Year”) following the date on which the employee has been employed. The Committee may change the eligibility criteria for any Plan Year, in advance of such Plan Year, provided that such criterion is permissible under Code Section 423.

Amendment and Termination

The Board may at any time amend the 2006 Employee Stock Purchase Plan, provided that no amendment may retroactively impair or otherwise adversely affect any Participant’s rights to accrued benefits under the 2006 Employee Stock Purchase Plan.

The Board may also terminate the 2006 Employee Stock Purchase Plan at any time. If not terminated by the Board, the Employee Stock Purchase Plan will terminate on the earlier of: (i) the date on which there are no additional shares reserved under the Employee Stock Purchase Plan for issuance to Participants; or (ii) December 31, 2015. Upon termination, Tesoro will refund each Participant any payroll deductions credited to their payroll deduction account.

Federal Income Tax Consequences

The following is a summary of the U. S. federal income tax consequences that generally will arise with respect to purchases made under the 2006 Employee Stock Purchase Plan and with respect to the sale of common stock acquired under the 2006 Employee Stock Purchase Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

In general, a participant will not recognize taxable income upon enrolling in the 2006 Employee Stock Purchase Plan or upon purchasing shares of Tesoro common stock at the end of an offering period. If the participant disposes of shares purchased pursuant to the 2006 Employee Stock Purchase Plan more than two (2) years from the entry date (as defined in the 2006 Employee Stock Purchase Plan) and more than one (1) year from the date on which the shares were purchased, then the participant will recognize taxable income in an amount equal to the lesser of (i) excess of the fair market value of the stock on the date of sale over the price at which the participant purchased the common stock, or (ii) the excess of the fair market value of the stock at the time the option was granted over the purchase price.

Any gain on the disposition in excess of the amount treated as ordinary income will be capital gain. Tesoro is not entitled to take a deduction for the amount of the discount in circumstances indicated above.

If the participant disposes of shares purchased pursuant to the 2006 Employee Stock Purchase Plan within two years after the Entry Date or within one year after the purchase date, the employee will recognize ordinary income on the excess, if any, of the fair market value of the stock on the purchase date over the purchase price. Any difference between the sale price of the shares and the fair market value on the purchase date will be capital gain or loss. Tesoro is entitled to a deduction from income equal to the amount the employee is required to report as ordinary compensation income.

The preceding discussion is based on U.S. tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. income tax aspects of the 2006 Employee Stock Purchase Plan.  A Participant may also be subject to state and local taxes in connection with the grant of awards under the 2006 Employee Stock Purchase Plan.  Tesoro suggests that Participants consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.

Directors’ Compensation

Currently, Outside Board Members receive the following:

•                  10,000 shares upon accepting the Board appointment;

•                  A stipend of $1,000 per Director per meeting attended;

•                  A stipend of $1,000 per Director per committee meeting attended (with the exception of the Chair of the Audit Committee, who will receive a stipend of $1,500 per meeting);

•                  A stipend of $500 per Director per committee meeting attended telephonically.

•                  Reimbursement of out of pocket expenses incurred by each Director in order to attend a meeting (spouse costs included for annual stockholder/ Board meeting only); and

•                  10,000 options to acquire shares of common stock at the fair market value per each full calendar year of service, of which 50% vest on the grant date and the remaining 50% vest on the anniversary of the grant date, providing that the Director is still serving in that capacity.

Inside Directors do not receive any compensation for their services as such.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has ever been an executive officer or employee of Tesoro or any of its subsidiaries. None of our executive officers currently serve, or has served during the last completed fiscal year, on any Standing Committee or as board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Employment and Consulting Agreements

Henry J. Boucher, Jr.  On December 29, 2001, Tesoro entered into an employment agreement with Mr. Boucher to serve as Tesoro’s President. In consideration for his services, and under the terms of his employment agreement, Mr. Boucher’s current annual salary is $240,000.  He also receives a monthly car allowance of $1,500. Mr. Boucher’s employment may be terminated for cause at any time and within 30 days without cause. He is subject to non-disclosure and non-compete provisions.

Forrest Jordan.  Effective October 2, 2002, IWT entered into an employment agreement with Mr. Jordan for one year, renewed automatically unless terminated by IWT not less than ninety days prior to the expiration of the term. In consideration for his services, Forrest Jordan receives a salary of $253,067 per year. He also receives a monthly car allowance of $1,500. Forrest Jordan also receives a life insurance policy whose beneficiary is his family and such other compensation as determined by the Compensation Committee. He is subject to non-disclosure and non-compete provisions.

Paul F. Boucher.  Paul Boucher’s employment agreement is substantially the same as that of Forrest Jordan’s, with the exception that he receives an annual salary of $263,000.

Grey Perna.  Grey Perna’s employment agreement is substantially the same as that of Forrest Jordan’s.

OUR PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of September 25, 2006, for:

•              Each person who we know beneficially owns more than 5% of our common stock;

•              Each of our Directors;

•              Each of the named Executive Directors; and

•              All of our Directors and Executive Officers as a group.

“Beneficial Ownership” is a technical term broadly defined by the Securities and Exchange Commission to mean more than ownership in the usual sense. For example, you “beneficially” own Common Stock not only if you hold it directly, but also if you hold it indirectly (though a relationship, a position as a director or trustee, or a contract or understanding), or have (or share the power to vote the stock or sell it) the right to acquire it within 60 days. Except as disclosed in the footnotes below, each of the Executive Officers and Directors listed have sole voting and investment power over his or its shares.  As of September 25, 2006, there were 11,928,600 shares of Company Stock issued and outstanding (no shares of Preferred Stock were issued and outstanding) and approximately 300 holders of record.  The information below does not include 6,000 shares of common stock purchased by Tesoro through September 25, 2006 at fair market value to be used in connection with its 2006 Employee Stock Purchase Plan, which commenced July 1, 2006.

						Percent of Class
		Shares Beneficially Held				Before	After
Name(1)	Current Title	Before Offering		After Offering		Offering(14)	Offering(15)
Henry J. Boucher, Jr.	• Tesoro: Chairman, President, Chief Executive Officer,
	• IWT Tesoro International Ltd.: Director
	• IWT Tesoro Transport, Inc.: President and Director
	• The Tile Club, Inc., President, Director, Secretary	855,584	(2)(3)	855,584	(2)(3)	7.0%	5.5%

James R. Edwards(4)(5)	Tesoro: Director	70,000	(6)	70,000	(7)	*	*

Joseph A. Equale (8)	Tesoro: Director	15,000	(9)	15,000	(9)	*	*

Carl G. Anderson, Jr.(6)(8)	Tesoro: Director	95,000	(10)	95,000	(10)	*	*

Robert B. Rogers(8)	Tesoro: Director	42,000	(11)	42,000	(11)	*	*

Allen G. Rosenberg(5)	Tesoro: Director	45,000	(6)	45,000	(6)	*	*

Paul F. Boucher	• Tesoro: Director, Senior Vice President, Assistant Secretary
	• IWT: President, Director
	• IWT Tesoro International Ltd.: Director
	• IWT Tesoro Transport: Director
	• The Tile Club, Inc.: Director	3,124,444	(2)(12)(13)	3,124,444	(2)(12)(13)	25.9%	19.82%

Forrest P. Jordan	• Tesoro: Senior Vice President, Chief Financial Officer, Director
	• IWT: Senior Vice President, Treasurer, Secretary, Director
	• IWT Tesoro International Ltd.: Director

	• The Tile Club, Inc.: Director	3,073,334	(2)(12)	3,073,334	(2)(12)	25.6%	19.5%
Grey Perna	• Tesoro: Director, Senior Vice President, Assistant Secretary
	• IWT: Senior Vice President, Director
	• IWT Tesoro International Ltd.: Director
	• The Tile Club: Director	3,073,334	(3)(12)	3,073,334	(2)(12)	25.6%	19.5%

All Current Officers, Directors as a Group (nine persons)		10,393,696		10,393,696		8.3.9%	65.8%

*Less than 1%.

(1)	The address for each of Tesoro’s Directors, and Executive Officers is 191 Post Road West, Suite 10, Westport, CT 06880.

(2)	Includes vested options to purchase up to 73,334 shares at $3.00 per share.

(3)	Includes 21,900 shares held in IWT’s 401(k) Plan and 266,100 shares held as joint tenancy with his wife.

(4)	Member of the Compensation Committee.

(5)	Member of the Nominating and Governing Committee.

(6)

Includes 35,000 incentive stock options, of which (a) 10,000 are vested and which are exercisable at $3.00 per share through December 31, 2012, (b) 10,000 options are vested and exercisable at $6.00 per share through January 10, 2014, (c) 10,000 are vested and which are exercisable at $2.55 per share through January 11, 2015, and (d) 5,000 are vested and which are exercisable at $2.50 per share through January 6, 2016.

(7)	Also includes (i) warrants to purchase up to 7,500 shares at $5.25 per share through January 7, 2008 and (ii) 17,500 shares of which Mr. Edwards is trustee.

(8)	Member of the Audit Committee.

(9)

Includes 15,000 incentive options, of which (a) 10,000 are vested and which are exercisable at $2.55 per share through January 11, 2015, and (b) 5,000 are vested and which are exercisable at $2.50 per share through January 6, 2016.

(10)	Includes warrants to purchase up to 10,000 shares at $5.25 per share through March 10, 2008. Also includes 40,000 shares held jointly with his spouse.

(11)

Includes 25,000 incentive stock options, of which (a) 10,000 options are vested and exercisable at $6.00 per share through January 10, 2014, (b) 10,000 are vested and which are exercisable at $2.55 per share through January 11, 2015, and (c) 5,000 are vested and which are exercisable at $2.50 per share through January 6, 2016. Also includes warrants to purchase up to 3,500 shares at $7.00 per share.

(12)

IWT’s institutional lender requires that during the term of its loan, Paul Boucher, Grey Perna and Forrest P. Jordan will not allow their aggregate beneficially ownership interest in Tesoro to be less than 51%.

(13)	Includes 30,000 shares held by Mr. Boucher’s minor children. Also includes 5,500 shares held in IWT’s 401(k) Plan.

(14)	Does not include the shares issuable upon conversion or exercise of the Laurus shares.

(15)

Includes shares of our common stock issuable to Laurus upon (i) conversion by Laurus of the $2.0 million note into 921,659 shares of Tesoro common stock; and exercise by Laurus of (A) warrants to purchase up to an aggregate of 1,306,045 shares of Tesoro common stock and (B) options to purchase up to 1,170,110 shares of Tesoro common stock.

SELLING SECURITYHOLDERS

Laurus may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock listed below, subject to the limitation that Laurus cannot hold in excess of 4.99% of our outstanding shares.   When we refer to “Laurus” in this prospectus, we mean Laurus Master Fund, Ltd., as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of Laurus’ interests. In the event that Laurus enters into a transaction with a pledgee, donee, assignee, transferee or successor, we will amend or supplement this prospectus to specifically name such individual as a “Selling Securityholder”.

We have agreed to file a registration statement, of which this prospectus is a part, to register the shares of Laurus set forth in the table below in order to permit Laurus to sell these shares from time to time as described in “Plan of Distribution”.

We cannot determine the actual number of shares of our common stock that we will issue, because of the variables discussed in this prospectus. Shares of our common stock issued or sold to Laurus will not be freely tradable by Laurus until they are registered under applicable securities laws or an exemption from such registration is available. However, we are required to register for sale all shares of our common stock issued or issuable to Laurus in connection with the Agreements.

Laurus does not own any shares or rights in our common stock other than as previously disclosed in this prospectus.   As of September 25, 2006, Laurus has not had a material relationship with us within the past three years other than as a result of the ownership of our shares of common stock or other securities as described in this prospectus, and other then in connection with providing the notes discussed in this prospectus.   Laurus may offer the shares offered by this prospectus from time to time.  Laurus may have acquired, sold or transferred, in transactions exempt from registration requirements of the Securities Act of 1933, as amended, some or all of their common stock since September 25, 2006.  We are not making any representation that any shares covered by this prospectus will or will not be offered for resale. Laurus reserves the right to accept or reject, in whole or in part, any proposed sale of shares.

Information about Laurus may change over time. Any changed information will be set forth in prospectus supplements. From time to time, additional information concerning ownership of our common stock may rest with certain holders thereof not named in the table below and of whom we are unaware.

Name	Common Stock Owned Prior to Offering		Common Stock Registered		Common Stock Owned After Offering	Percentage of Stock Following Offering

Laurus Master Fund, Ltd(2).	595,238	(1)	3,619,012	(1)	—%	—

(1)           Consists of 3,619,012 shares, of which 3,397,814 shares of common stock are issuable upon ( a ) the conversion of the principal amount owing under the $2,000,000 Secured Convertible Term Note issued by Tesoro to Laurus on February 10, 2006 and (b) (i) 511,883 shares of common stock are issuable upon exercise of warrants with an exercise price of $3.15 per share, (ii) 460,829 shares issuable upon exercise of warrants with an exercise price of $2.39 per share, (iii) 333,333 shares issuable upon exercise of warrants at $1.12 per share, and (iv) 1,170,110 shares issuable upon exercise of options at $.001 per share. The 595,238 shares of common stock shown as being beneficially owned by Laurus prior to the offering represent 4.99% of the Company’s outstanding common stock on September 25, 2006, as Laurus may not exercise the warrants or options, or convert the note into shares if such exercise or conversion would cause Laurus to beneficially own more than 4.99% of the Company’s common stock. Laurus Master Fund, Ltd. is managed by Laurus Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and share sole voting and investment power over the shares owned by Laurus Master Fund, Ltd.

(2)                                  Laurus has not informed us of its current plans with respect to the disposition of shares of our common stock which are covered by this prospectus.

DESCRIPTION OF OUR SECURITIES

We are authorized to issue 100 million shares of common stock, par value $.001 per share, and 25 million shares of preferred stock, $.001 per share. As of September 25, 2006, 11,928,600  shares of our common stock were issued and outstanding and no shares of preferred stock issued or outstanding.  Additionally, options to purchase up to 1,779,589 options have been granted.  Finally, warrants to purchase up to 1,505,545 shares of our Common Stock are also outstanding.

The following descriptions constitute brief summaries of the material provisions of our Articles of Incorporation and Bylaws, copies of which have been filed with the SEC. Common Stock The holders of our common stock are entitled to dividends, if any are declared, and are entitled to a pro rata portion of our assets if we liquidate or dissolve our business, if our assets are not first distributed to our creditors or preferred stockholders.

Common Stock

Each share of common stock entitles the holders to one vote. Holders of common stock do not have cumulative voting rights, which mean that the holders of more than 50% of shares voting for the election of Directors can elect all of the Directors if they choose to do so, and in such event, the holders of the remaining shares will not be able to elect any Directors. Our bylaws require that only a majority of the issued and outstanding shares of our common stock is required to transact business at a stockholders’ meeting. The common stock has no preemptive, subscription or conversion rights nor may we redeem it.

The number of shares of common stock outstanding does not include up to 921,659 shares issuable upon Laurus converting the February 10, 2006 $2.0 million term note, based upon a conversion price of $2.17 per share.  However, the number of shares to be obtained upon exercise of the conversion rights, warrants or options cannot exceed the number of shares that, when combined with all other shares of common stock and securities then owned by Laurus, would result in Laurus owning more than 4.99% of our outstanding common stock at any given point of time.

Preferred Stock

Our Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion rights, redemption rights, and sinking fund provisions. The issuance of any such preferred stock could adversely affect the rights of the holders of our common stock and, therefore, reduce the value of the common stock. The ability of the Board of Directors to issue preferred stock could discourage, delay, or prevent a takeover of Tesoro.  Currently, no shares of preferred stock have been issued or designated.

Options

We have issued a total of 1,779,589 options, 1,170,110 of which have been have granted to Laurus at an exercise price of $.001 per share.

The remaining 609,749 options have been granted pursuant to our Stock Incentive Plan and are for five years from the date of grant. Of these options, 458,883 have vested.  All options granted pursuant to the Plan are priced at not less than fair market value from the date these options were granted.  A summary of the options granted through the date of this prospectus is as follows:

Number of Options Granted/Year ended		Number Vested		Number Not Yet Vested	Number Not Terminated because of Requirement ts Not Met		Exercise Price
400,000	2002	266,667	(a)	-0-	133,333		$3.00
40,000	2002	40,000	(a)	-0-	-0-		3.00
50,000	2002	45,000	(a)	-0-	5,000		6.00
27,750(a)	2004	5,550		22,200	3,000	(a)	3.00
133,332(a)	2004	26,666		106,664	-0-		3.00
50,000(a)	2005	50,000		-0-	-0-		2.55
50,000(a)	1/06	25,000		25,000	-0-		2.50

(a)           Included in the 609,749 options outstanding.

Warrants

Currently, warrants to purchase up to 1,505,545 shares are outstanding.  Of these warrants, 199,500 were granted to various parties and are exercisable at $5.50 per share for five years (between October 2007 and March 2008).  The remaining warrants to purchase 1,306,045 shares were granted to Laurus, all of which are vested and expire as follows:

•              511,883 shares at $3.15 per share that expire August 25, 2010;

•              460,829 shares at $2.39 per share that expire February 10, 2013; and

•              333,333 shares at $1.12 per share that expire May 3, 2013.

The exercise price of each of the warrants were no less than the fair market value of the average trading price of Tesoro’s shares for the previous 10 days prior to the grant.

Transfer Agent

Our transfer agent for the shares is Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, Florida 33321.

Additional Information Describing Securities

For additional information regarding our securities, you may view our Articles of Incorporation and bylaws which are available for inspection at our offices or which can be viewed through the EDGAR database at http://www.sec.gov as exhibits to the registration statement on Form S-1. You may also choose to review applicable statutes of the state of Texas for a description concerning statutory rights and liabilities of stockholders. Reports to Stockholders We will furnish to holders of our securities annual reports containing financial statements examined and reported upon, and with an opinion expressed by, an independent certified public accountant. We may issue other unaudited interim reports to our stockholders as we see as appropriate.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF NEVADA LAW
AND OUR GOVERNING DOCUMENTS

Our articles of incorporation and bylaws and Nevada law contain provisions that could delay or prevent a change in control and could also limit the market price of our stock. Our articles of incorporation and bylaws contain provisions that could delay or prevent a change in control. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Some of these provisions provide us with the right to:

•                  Authorize the issuance of preferred stock that can be created and issued by the Board of Directors without prior stockholder approval (but subject to any rights granted in any articles of designations), commonly referred to as “blank check” preferred stock, with rights senior to those of common stock; and

•                  Establish advance notice requirements for submitting nominations for election to the Board of Directors and for proposing matters that can be acted upon by stockholders at a meeting.

•                  Further, certain provisions of Nevada law make it more difficult for a third party to acquire us. Some of these provisions permit us to:

•                  Establish a supermajority stockholder voting requirement to approve an acquisition by a third party of a controlling interest; and

•                  Impose time restrictions or require additional approvals for an acquisition of us by an interested stockholder.

PLAN OF DISTRIBUTION

Laurus and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. Laurus may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  broker-dealers may agree with Laurus to sell a specified number of such shares at a stipulated price per share;

•                  a combination of any such methods of sale;

•                  through the writing or settlement of options or other hedging

•                  transactions, whether through an options exchange or otherwise; or

•                  any other method permitted pursuant to applicable law.

Laurus may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by Laurus may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from Laurus (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Laurus does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, Laurus may enter into hedging transactions with broker-dealers or other financial institutions. Laurus may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Laurus and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Laurus has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock.

We have agreed to indemnify Laurus against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Laurus may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus, which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Laurus has advised us that it has not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by Laurus.

We agreed to keep this prospectus effective until the earlier of (i) the date on which all the shares have been sold or (ii) the date on which the shares may be sold immediately without registration under the Securities Act and without volume restrictions pursuant to Rule 144(k), as determined by our counsel. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, Laurus will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by Laurus or any other person. We will make copies of this prospectus available to Laurus and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

We will pay all expenses associated with filing and maintaining the effectiveness of this registration statement. With the exception of any brokerage fees and commission which are the obligation of Laurus, we are responsible for the fees, costs and expenses of this offering which are estimated to be $75,000, inclusive of our legal and accounting fees, printing costs, “blue sky,” filing and other miscellaneous fees and expenses.

DISCLOSURE OF THE SEC’S POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide that our Officers and Directors will be indemnified to the full extent allowed by law against all expenses and liabilities of any claim or suit, including securities violations, unless a finding of willful misfeasance or malfeasance in the performance of those persons duties is found by a court of law. Additionally, we have entered into separate Indemnity Agreements with each of our Executive Officers and Directors to provide for additional protection. Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, Officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

Only a very limited public market for our common stock has existed and no market for any of our other securities exists.  Future sales of substantial amounts of common stock in the public market, or the availability of shares for sale, could adversely affect our stock’s prevailing market price and our ability to raise capital by another offering of equity securities. Of the 11,928,600 shares outstanding as of September 25, 2006:

•                  250,000 shares were registered on our registration statement effective June 17, 2003,

•                  159,400 shares have been issued pursuant to resales of stock relating to our Stock Incentive Plan, which 4,000,000 underlying shares were registered for resale in January 2004 pursuant to registration Statement on Form S-8,

•                  10,053,500 shares were registered for resale on our October 19, 2004 registration statement (not including warrants to purchase up to an additional 299,500 shares, which underlying shares are also being registered for resale),

•                  1,243,502 shares were registered for resale on our June 17, 2003 registration statement,

•                  221,198 shares are being registered pursuant to the registration statement of which this prospectus is a part,

•                  1,000 shares are subject to Rule 144.

Under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner except an affiliate, would be generally entitled to sell (within any three month period) a number of shares that does not exceed the greater of (i) 1% of the number of then outstanding shares of the common stock or (ii) the average weekly trading volume of the common stock in the public market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about Tesoro. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of IWT Tesoro at any time during the three months preceding a sale, and who has beneficially owned shares for at least two years (including any period of ownership of preceding nonaffiliated holders), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner-of-sale provisions, public information requirements or notice requirements.

The availability for sale of substantial amounts of common stock subsequent to this offering could adversely affect the prevailing market price of the common stock and could impair our ability to raise additional capital through the sale of its equity securities. Prospective investors should be aware that the possibility of such sales might, in the future, have a depressive effect on the price of our common stock in any market that may develop and, therefore, the ability of any investor to market his shares may be dependent directly upon the number of shares that are offered and sold. Affiliates of Tesoro may sell their shares during a favorable movement in the market price of our common stock, which may have a depressive effect on its price per share. See “Description of Securities”, “Principal Stockholders”, “Concurrent Offering” and “Important Risk Factors”.

The foregoing summary of Rule 144 is not a complete description.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

• Resignation of Kantor, Sewell & Oppenheimer, PA. (KSO) in September 2004.

Effective September 13, 2004, Kantor, Sewell & Oppenheimer, PA resigned as our independent public accountant.  The decision to accept KSO’s resignation was made by Tesoro’s audit committee.  KSO’s resignation followed filing of our quarterly report on Form 10-Q for the quarter ended June 30, 2004.  Effective December 1, 2003, our then independent accountants, Sewell and Company, PA, of Hollywood, Florida was replaced by KSO, the successor firm to Sewell and Company, which was recommended and approved by our Audit Committee.  Their decision was based upon KSO becoming the successor firm pursuant to the merger of Sewell with Kantor and Oppenheimer.

KSO maintains the same facilities as Sewell and Company and is a Florida SEC qualified accounting firm.  Sewell reported on and audited the financial statements prepared by the Registrant for the period commencing September 20, 2000 through September 30, 2003.  The recommendation by Tesoro’s Audit Committee was based upon KSO becoming the successor firm pursuant to the merger of Sewell with Kantor and Oppenheimer.

• Appointment of McGladrey & Pullen, LLP (McGladrey) in September 2004.

We appointed McGladrey & Pullen, LLP as our independent registered public accounting firm on September 10, 2004.  Tesoro’s audit committee approved retaining McGladrey as Tesoro’s new independent public accountants.

During the fiscal year ended December 31, 2004 and the subsequent interim period prior to McGladrey’s engagement, Tesoro has not engaged McGladrey as either the principal accountant to audit Tesoro’s financial statements, or as an independent public accountant to audit any of Tesoro’s significant subsidiaries and on whom McGladrey is expected to express reliance in its report.  Additionally, neither Tesoro nor someone on its behalf consulted with McGladrey regarding (i) either: the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit option that might be rendered on Tesoro’s financial statements, or (ii) any matter that was either the subject of a disagreement or a reportable item during Tesoro’s two most recent fiscal years or any subsequent interim period.

LEGAL MATTERS

Rader and Coleman, P.L., Boca Raton, Florida will pass upon the validity of issuing the stock we are offering. Ms. Coleman, a partner in the firm, owns or controls 42,500 shares of our common stock, of which she is custodian for her minor daughter, who owns 1,500 shares.  Stuart Rader, a partner with the firm, owns or controls 2,500 shares of our common stock, individually.

EXPERTS

The consolidated financial statements and schedules for the years ended December 31, 2005 and 2004 appearing in this Prospectus and Registration Statement have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such Firm as experts in accounting and auditing.

Additionally, the consolidated financial statements and schedules for the years ended December 31, 2003, 2002, and 2001 have been audited by Kantor, Sewell & Oppenheimer, P.A., independent public accountants, as indicated in their respective reports dated February 25, 2005 and January 23, 2005, respectively, and are incorporated in reliance upon the authority of this firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement filed on Form S-1 with the SEC. This prospectus does not contain all the information set forth in the registration statement and the exhibits thereto, as permitted by SEC rules and regulations. For further information, please refer to the exhibits filed with this Registration Statement or that were previously filed with the SEC. Similarly, we furnish our stockholders with our annual reports, which will include financial statements audited by our independent accountants, and such other periodic reports as we may determine to furnish or as may be required by law, including sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended. All our filings and exhibits may be inspected without charge at the offices of the Commission and copies of all or any part thereof may be obtained from the

SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may also obtain information by calling the SEC at 1-800-SEC-0330. Electronic reports and other information filed through the Electronic Data Gathering, Analysis, and Retrieval System (EDGAR) are publicly available through the SEC’s website (http://www.sec.gov.).

Additional risks and uncertainties not currently known or that is not currently deemed material may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties that we may face in the future may have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

IWT Tesoro Corporation

Westport, Connecticut

We have audited the accompanying consolidated balance sheets of IWT Tesoro Corporation and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2005.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IWT Tesoro Corporation and Subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2005 in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and at December 31, 2005, the Company has a working capital deficit and its total liabilities exceed its total assets.  This raises substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/McGLADREY & PULLEN, LLP

New Haven, Connecticut
March 1, 2006, except for Note 16,
as to which the date is May 12, 2006

McGladrey & Pullen, LLP is a member firm of RSM International,

an affiliation of separate and independent legal entities.

Kantor, Geisler & Oppenheimer, PA

Certified Public Accountants & Associates

7705 Davie Road Extension

Hollywood, Florida  33024

(954) 432-3100   (305) 620-0616   (954) 436-6898 Fax

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

IWT Tesoro Corporation and Subsidiaries

Westport, CT

We have audited the accompanying consolidated balance sheet of IWT Tesoro Corporation and Subsidiaries as of December 31, 2003, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IWT Tesoro Corporation and Subsidiaries as of December 31, 2003, and the results of its operations, and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ KANTOR, GEISLER & OPPENHEIMER, P.A.

Hollywood, Florida
August 30, 2005

Member of the American Institute of Certified Public Accountants

Member of the Center for Public Company Audit Firms

Member of the Florida Institute of Certified Public Accountants

IWT TESORO CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2005 AND 2004

	2005	2004
ASSETS
Current Assets:
Cash	$552,042	$507,677
Accounts receivable, net of allowance for doubtful accounts and returns of $292,662 and $270,013, respectively	9,910,551	7,883,756
Inventories	32,212,007	21,628,492
Deposit on purchases of inventories	860,614	409,375
Prepaid expenses	293,047	205,798
Total current assets	43,828,261	30,635,098

Property and Equipment, net	2,120,422	1,762,065

Other Assets	1,013,886	710,318
Total assets	$46,962,569	$33,107,481

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$20,165,306	$15,291,207
Accrued expenses and other liabilities	1,561,119	1,040,893
Current portion of capital lease obligations	71,770	80,943
Current portion of notes payable, other	29,645	18,218
Note payable, revolving line of credit	22,625,500	—
Total current liabilities	44,453,340	16,431,261

Long-Term Debt:
Note payable, revolving line of credit	—	15,973,591
Note payable, convertible debt (net of discounts of $4,444,448)	555,552	—
Embedded derivative liability, at fair value	5,954,462	—
Capital lease obligations, net of current portion	97,860	170,425
Subordinated notes payable, stockholders	—	338,662
Notes payable other, net of current portion	78,157	37,487
Total long-term debt	6,686,031	16,520,165
Total liabilities	51,139,371	32,951,426

Stockholders’ Equity:
Preferred stock, $0.001 par value, 25,000,000 authorized; none issued	—	—
Common stock, $0.001 par value, 100 million shares authorized; 11,701,102 and 11,697,102 issued and outstanding	11,701	11,697
Additional paid in capital	4,189,396	4,178,800
Accumulated deficit	(8,377,899)	(4,034,442)
Total stockholders’ (deficit) equity	(4,176,802)	156,055
	$46,962,569	$33,107,481

See Notes to Consolidated Financial Statements

IWT TESORO CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003

Net Sales	$55,589,223	$44,680,619	$32,604,546
Cost of Goods Sold	34,295,418	27,790,173	19,814,514
Gross Profit	21,293,805	16,890,446	12,790,032
Operating Expenses:
Warehouse and distribution	8,175,607	5,489,263	3,807,845
Sales and marketing	7,534,823	5,829,982	4,311,558
General and administrative	6,985,928	6,107,673	5,443,190
	22,696,358	17,426,918	13,562,593
Loss from Operations	(1,402,553)	(536,472)	(772,561)
Other Income (Expenses):
Interest expense	(2,090,765)	(627,439)	(480,139)
Change in fair value of derivative	(954,462)	—	—
Other	150,005	(45,485)	(15,421)
	(2,895,222)	(672,924)	(495,560)
Loss Before Income Taxes	(4,297,775)	(1,209,396)	(1,268,121)

Income Tax Expense	(45,682)	—	(597,196)
Net Loss	$(4,343,457)	$(1,209,396)	$(1,865,317)
Loss Per Share:
Basic and Diluted	$(0.37)	$(0.10)	$(0.17)
Weighted Average Common Shares Outstanding:
Basic and Diluted	11,699,425	11,679,028	11,197,655

See Notes to Consolidated Financial Statements

IWT TESORO CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	Common Stock		Additional Paid in	Accumulated Earnings
	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2002	10,587,834	$10,588	$—	$(1,362,532)	$(1,351,944)
Year Ended December 31, 2003:
Cancellation of stock repurchase agreement	450,000	450	669,907	402,803	1,073,160
Issuance of shares - private offerings	236,668	237	959,764	—	960,001
Exercise of warrants	80,000	80	239,920	—	240,000
Issuance of shares to employees and directors for services rendered (SIP)	18,200	18	55,441	—	55,459
Issuance of shares - public offering	250,000	250	1,292,250	—	1,292,500
Issuance of shares - officer’s performance-based stock options	—	—	666,667	—	666,667
Net loss	—	—	—	(1,865,317)	(1,865,317)
Balance, December 31, 2003	11,622,702	11,623	3,883,949	(2,825,046)	1,070,526
Year Ended December 31, 2004:
Exercise of warrants	45,500	45	147,830	—	147,875
Issuance of shares to consultant for services rendered	17,000	17	98,333	—	98,350
Issuance of shares to employees and directors for services rendered (SIP)	10,400	10	44,065	—	44,075
Issuance of shares to customers	1,500	2	4,623	—	4,625
Net loss	—	—	—	(1,209,396)	(1,209,396)
Balance, December 31, 2004	11,697,102	$11,697	$4,178,800	$(4,034,442)	$156,055

Issuance of shares to employees	4,000	4	10,596	—	10,600

Net loss	—	—	—	(4,343,457)	(4,343,457)

Balance, December 31, 2005	11,701,102	$11,701	$4,189,396	$(8,377,899)	$(4,176,802)

See Notes to Consolidated Financial Statements

IWT TESORO CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003

Cash flows from operating activities:
Net loss	$(4,343,457)	$(1,209,396)	$(1,865,317)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	443,030	297,324	341,073
Amortization of loan discount	555,552	—	—
Change in fair value of embedded derivatives	954,462	—	—
Deferred income taxes	—	—	597,196
Common stock issued for services and compensation	10,600	147,050	722,128
Provision for doubtful accounts and allowance for returns	22,649	226,089	259,581
(Gain) loss on disposal of property and equipment	8,691	(21,532)	18,757
Changes in operating assets and liabilities:
(Increase) Decrease in:
Accounts receivable	(2,049,444)	(3,257,140)	(2,236,753)
Inventories	(10,583,515)	(8,569,653)	(7,010,963)
Deposit on purchase of inventories	(361,222)	(409,375)	—
Prepaid expenses and other assets	(239,468)	210,670	(513,560)
Increase in:
Accounts payable	4,874,099	5,432,046	4,455,345
Accrued expenses and other liabilities	520,226	503,930	182,120
Net cash used in operating activities	(10,187,797)	(6,649,987)	(5,050,393)

Cash flows from investing activities:
Acquisitions of property and equipment	(621,654)	(656,464)	(1,029,310)
Proceeds from sale of equipment	10,500	25,000	20,000
Net cash used in investing activities	(611,154)	(631,464)	(1,009,310)

Cash flows from financing activities:
Proceeds from revolving line of credit	65,641,124	48,766,998	42,239,607
Payments on revolving line of credit	(58,989,215)	(42,392,747)	(37,662,341)
Collection on notes receivable arising from sale of stock	—	550,000	—
Proceeds from issuance of stock	—	147,875	1,942,500
Payments of long-term debt and capital lease obligations	(126,796)	(126,860)	(128,994)
Loan financing costs	(76,135)	(23,499)	(85,000)
Proceed from issuance of convertible debt, options and warrants	5,000,000	—	157,296
Debt issuance costs	(267,000)	—	—
Repayment of notes payable, subordinated debt	(338,662)	—	(110,050)
Net cash provided by financing activities	10,843,316	6,921,767	6,353,018

Net Increase (Decrease) in Cash	44,365	(359,684)	293,315

Cash, Beginning	507,677	867,361	574,046
Cash, Ending	$552,042	$507,677	$867,361
Cash Paid (Received) During the Period for:
Interest	$1,430,004	$627,439	$473,056
Income tax	$45,682	$(359,400)	$—
Non-Cash Operating Activities:
Inventory acquired through deposit with vendor	$82,350	$93,318	$—
Non-Cash Investing and Financing Activities:
Acquisition of property and equipment financed through long-term debt	$97,155	$136,319	$172,667
Reclassification of note payable to embedded derivative liability	$5,000,000	$—	$—

See Notes to Consolidated Financial Statements

NOTE 1.                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations

The consolidated financial statements include IWT Tesoro Corporation and its wholly owned subsidiaries (collectively the “Company”).

IWT Tesoro Corporation was incorporated in the state of Nevada on May 3, 2000 as Ponca Acquisition Corporation. On September 23, 2002, the Company changed the name from Ponca Acquisition Corporation to IWT Tesoro Corporation. On October 1, 2002, IWT Tesoro Corporation (an inactive publicly held company) acquired 100% of the outstanding stock of International Wholesale Tile, Inc. (IWT) in exchange for 83% of its outstanding common stock in a transaction accounted for as a recapitalization of IWT. A total of 9,000,000 shares of common stock were issued for the acquisition. For accounting purposes, the acquisition has been treated as a capital transaction and as a recapitalization of International Wholesale Tile, Inc. The financial statements became those of International Wholesale Tile, Inc., with adjustments to reflect the changes in equity structure.

International Wholesale Tile, Inc. is principally a value added reseller of ceramic floor and wall covering products (primarily ceramic, porcelain and stone tile) to the new construction and remodeling industries for commercial and residential marketplaces. In addition to IWT, Tesoro’s primary operating subsidiary, Tesoro, has three additional wholly owned subsidiaries. These include IWT Tesoro Transport, a USDOT licensed common carrier, organized to act as our freight carrier outside of Florida and to back haul non household goods to Florida; IWT Tesoro International, LTD., a Bermuda corporation to act as a holding company for activities and assets such as agency agreements and investments in foreign operations; The Tile Club, Inc., formed in 2004, organized to acquire licensing, manufacturing and distribution rights for high-end designer and artistic based decorative tiles and to also act as an agent for foreign manufacturers from whom IWT has acquired excusive distribution rights. Import Flooring Group, Inc., a wholly owned subsidiary of The Tile Club was formed in June 2005 to develop an agency business to broker in the floor covering market.

Principles of Consolidation

The consolidated financial statements include IWT Tesoro Corporation and its wholly owned subsidiaries International Wholesale Tile, Inc., IWT Tesoro International, Ltd, IWT Tesoro Transport, Inc. and The Tile Club, Inc and The Tile Club, Inc.’s wholly owned subsidiary Import Flooring Group, Inc. All significant inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

Cash equivalents include short-term, highly liquid investments that are readily convertible to known amounts of cash and are of an original maturity of three months or less.

Accounts Receivable

Accounts receivable are carried at the amount billed to a customer, net of the allowance for     doubtful receivables and an allowance for returns. The allowance for doubtful accounts is an estimate for credit losses based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. The allowance for returns is an estimate for material returns based on a review of all credits issued on a monthly basis. Management determines the allowance for returns by regularly evaluating merchandise returns and their corresponding reason.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash and accounts receivable.

Cash

At various times during the year, the Company had deposits in financial institutions in excess of the federally insured limits. At December 31, 2005, the Company had deposits in excess of federally insured limits of approximately $622,000. The Company maintains its cash with high quality financial institutions which the Company believes limits these risks. The Company has not sustained any losses as a result of this concentration.

Accounts Receivable

The Company does business and extends credit based on an evaluation of the customers’ financial condition, generally without requiring collateral. Exposure to losses on receivables is expected to vary by customer due to the financial condition of each customer. The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances. Additionally, the Company maintains credit insurance for certain customer accounts, which mitigates the credit risk. Allowance for doubtful accounts and returns on accounts receivable balances were approximately $293,000 and $270,000 as of December 31, 2005 and 2004, respectively.

Inventories

Inventories are valued at the lower of cost or market, with cost determined on the first in, first out (FIFO) method and include freight in, duty and handling costs. Inventories consist of finished goods and merchandise in transit from overseas factories. The Company performs periodic assessments to determine the existence of obsolete, slow-moving and non-salable inventories, and records necessary provisions to reduce such inventories to net realizable value.

Property and Equipment

Property and equipment are stated at cost. Equipment under capital leases is stated at the present value of minimum lease payments at the date of acquisition. Depreciation is calculated on a straight-line basis over the assets’ estimated remaining useful lives, which range from 3 to 10 years. Leasehold improvements are capitalized and amortized on the straight-line method over the shorter of the lease term or the life of the improvement. Betterments and large renewals, which extend the life of the asset, are capitalized, whereas maintenance and repairs and small renewals are expensed as incurred.

Income Taxes

The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Revenue Recognition

Merchandise

Revenue is recognized when goods are shipped. Allowances for product returns are recorded as a reduction of sales at the time revenue is recognized based on historical data. These allowances are adjusted to reflect actual returns.

Membership Fees

Revenues are derived from annual membership contracts sold to our customers and are recognized over the terms of the contracts. The membership provides product exclusivity within a territory.

Agency Fees

Revenues are derived from annual sales agreements sold to our vendors and are recognized over the term of the contract. The agency agreement provides the vendor with a portion of our showroom to display select merchandise and participation rights to the annual convention. Commission revenue is generated on merchandise purchased from the vendor and are recognized as earned.

Impairment of Long-Lived Assets

The Company reviews the recoverability of our long-lived assets to determine whether events or changes in circumstances occurred that indicate the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected future cash flows of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between the estimated fair value and carrying value. The measurement of impairment requires management to make estimates of these cash flows related to long-lived assets, as well as other fair value determinations.

Shipping and Handling Costs

Shipping and handling costs, included in warehouse and distribution expense in the consolidated statements of operations, were approximately $3,097,000, $2,357,000 and $1,775,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

Advertising and Promotion

Advertising and promotion expenses are charged to expense during the period in which they are incurred. Promotional merchandise, which includes boards and sample packs, are held in other inventories until they are shipped to the customer at which point they are expensed. Advertising and promotion expenses, included in sales and marketing expenses in the consolidated statement of operations, was approximately $2,462,000, $1,990,000 and $1,429,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

Stock-Based Compensation

The Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB No. 25), and related interpretations, in accounting for its employee and board of director stock options rather than the alternative fair value accounting allowed by SFAS No. 123, “Accounting for Stock-Based Compensation”. As amended by SFAS 148 “Accounting for Stock-Based Compensation Transition and Disclosure” APB No. 25 provides that the compensation expense relative to the Company’s employee and director stock options is measured based on the intrinsic value of the stock option.

SFAS No. 123 requires companies that continue to follow APB No. 25 to provide pro forma disclosure of the impact of applying the fair value method of SFAS No. 123. The Company follows SFAS No. 123 in accounting for stock options issued to non-employees. Pro forma information regarding net loss and loss per share is required by SFAS No. 123, “Accounting for Stock-Based Compensation,” and has been determined as if the Company had accounted for its stock options under the fair value method of that Statement. The fair value for these options was estimated at the grant date using the Black-Scholes option-pricing model using the following weighted average assumptions for 2005 and 2004, respectively: risk-free interest rates of 4.29%, and 3.47%, dividend yields of 0% and 0%, volatility factors of the expected market price of the Company’s common stock of 75.60% and 57.46% and a weighted average expected life of the options of 10 years. There were no stock options issued during 2003.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting periods.

No stock option-based employee compensation cost is reflected in net loss for the years ended December 31, 2005 and 2004, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of the grant. The net loss for the year ended December 31, 2003 includes $666,667 of stock option-based compensation cost because of performance-based vesting criteria that were met during 2003 when the market price of the underlying stock was greater than the exercise price of the options.

The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, to stock option-based employee compensation.

	Years Ended December 31,
	2005	2004	2003

Net loss	$(4,343,457)	$(1,209,396)	$(1,865,317)

Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(67,444)	(6,334)	(2,281)

Pro forma net loss	$(4,410,901)	$(1,215,730)	$(1,867,598)

Loss per share - Basic and Diluted:
As reported	$(0.37)	$(0.10)	$(0.17)
Pro forma	$(0.38)	$(0.10)	$(0.17)

Earnings (Loss) Per Share

The Company has adopted SFAS Statement No. 128, “Earnings per Share”. The statement establishes standards for computing and presenting earnings per share (EPS). It requires dual presentation of basic and diluted EPS on the face of the income statement. There is no presentation of diluted loss per share in 2005, 2004 or 2003 as the effect of common stock options and warrants amounts were antidilutive.

Note 12 discusses the warrants issued in connection with equity transactions.

Note 13 discusses options issued through the Company’s stock option plans.

Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value due to short-term maturities of these instruments. The carrying value of the Company’s line of credit approximates fair value because the interest rate used with this instrument fluctuates with the market rate. The fair values of subordinated long-term debt are estimated based on current rates offered to the Company for debt with comparable maturities and similar collateral requirements (see Note 8). The fair value of all other long-term debt approximates their carrying value. The fair value of the embedded derivative liability is determined using the Black-Scholes option valuation model.

Derivative Financial Instruments

The Company occasionally enters into a financial instrument that contains a derivative instrument that is embedded in the financial instrument. Upon entering into the instrument, the Company assesses whether the economic characteristics of the embedded derivative are clearly and closely related to the economic characteristics of the remaining component of the financial instrument (i.e. the host contract) and whether a separate instrument with the same terms as the embedded instrument would meet the definition of a derivative instrument. When it is determined that (1) the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract, and (2) a separate instrument with the same terms would qualify as a derivative instrument, the embedded derivative is separated from the host contract and carried at fair value. In cases where (1) host contract is measured at fair value, with changes in fair value reported in current earnings or (2) the Company is unable to reliably identify and measure an embedded derivative for separation from the host contract, the entire contract is carried on the balance sheet at fair value. The fair value is determined using the Black-Scholes option valuation model using the weighted-average assumptions as described in Note 6.

Segment Information

The Company has adopted SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. The Company’s operating segments offer similar products to the same type of customers using similar distribution methods. The Company’s management reviews results, allocates resources and makes decisions as a single operating entity.

Recent Accounting Pronouncements

In November, 2004, the FASB issued SFAS No. 151 “Inventory Costs” an   amendment to Accounting Research         Bulletin No. 43, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.”  Additionally this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS No. 151 are effective for fiscal years beginning after June 15, 2005. The adoption of SFAS 151 is not expected to have an impact on our consolidated results of operations, financial position or cash flows.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets” an amendment to Accounting Principles Board Opinion No. 29, “Accounting for Nonmonetary Transactions,” which is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges in which the future cash flows of the entity are not expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges in fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 is not expected to have an impact on our consolidated results of operations, financial position or cash flows.

In December 2004, the FASB issued SFAS No. 123 (revised 2004)(“SFAS No. 123R”), “Share-Based Payment,” which requires that the compensation cost relating to share-based payment transactions be recognized in the financial statements. SFAS No. 123R replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Share-based compensation arrangements include share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. SFAS No. 123R requires all share-based payments to employees be valued using a fair value method on the date of grant and expensed based on that fair value generally over the applicable vesting period. SFAS No. 123R also amends SFAS No. 95 “statement of Cash Flows,” requiring the benefits of tax deductions in excess of recognized compensation cost be reported as financing cash inflow rather than as a reduction of taxes paid. In March 2005, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 107, (“SAB No. 107”) which expresses the SEC’s views regarding the interaction between SFAS No. 123R and certain SEC rules and regulations and, accordingly, provides guidance related to share-based payment transactions for public companies. The Company will be required to apply SFAS No. 123R as of January 1, 2006. The Company’s estimated compensation expense upon adoption of SFAS No. 123R will be approximately $39,000. The financial impact of any stock options granted in the future will be determined using an appropriate option-pricing model.

In March 2005, the FASB issued FIN 47 as an interpretation of FASB Statement 143, Accounting for Asset Retirement Obligations (FASB 143). This interpretation clarifies that the term conditional asset retirement obligation as used in FASB 143 and refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainly exists about the timing and/or method of settlement. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. This interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The Company adopted FIN 47 for the fiscal year ended December 31, 2005, which did not have a material impact on its financial statements.

On June 1, 2005, the FASB issued Statement No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3 (SFAS 154). The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. As of December 31, 2005, we did not have any changes in accounting principles and, accordingly, SFAS 154 had no impact on our financial statements.

Reclassifications

Certain amounts in the 2004 and 2003 financial statements have been reclassified for comparative purposes to conform to the 2005 presentation.

NOTE 2.       LIQUIDITY AND PROFITABILITY CONSIDERATIONS

The Company has suffered net losses of approximately $4,344,000, $1,209,000 and $1,865,000 for the years ended December 31, 2005, 2004 and 2003, respectively. As reflected in the consolidated balance sheet as of December 31, 2005, the Company had a working capital deficit of approximately $625,000 and its total liabilities exceed its total assets.

Management’s plans with regard to these matters encompass the following actions:

Profitability

In January 2006 management reduced projected operating costs by approximately $3.6 million. These reductions included sales and marketing and administrative overhead. In February 2006 International Wholesale Tile, Inc. implemented a 3.5% price increase. As part of the Company’s plan to increase sales the Company opened a small warehouse in Ohio in February 2006 to service existing and new customers from Chicago to Philadelphia (see Note 16). As a result of opening this warehouse to support the Midwest customer base, the Company began selling products to two additional home center companies.

Liquidity

In February 2006, as more fully described in Note 16 herein, the Company obtained $2.0 million through the issuance of a three year subordinated term note. These funds will generally be used for the Company’s working capital requirements.

The Company hired a consultant to review purchasing and inventory management procedures. The goal of the study is to determine the optimum inventory necessary to maintain the high levels of customer satisfaction while improving working capital. Management expanded its business model to include more direct shipments of product from the manufacturer. This expansion will reduce the amount of inventory the Company needs to carry to support sales and to improve the use of its working capital.

In December 2005 the Company signed an agreement with a company to provide market capitalization support services. Additionally, in February 2006 the Company signed an agreement with an investment banking firm to provide general financial advisory services to develop and implement a plan to restructure the Company’s financial structure and raise new debt and /or equity capital.

Summary

Management believes the implementation of the plans described above will provide adequate improvements in the Company’s profitability, cash flow and liquidity to ensure its viability and to sustain its operations. Management also believes that the additional working capital provided by financial institutions coupled with improved financial performance, will allow the Company to continue its growth and expansion plans.

NOTE 3.                INVENTORIES

Inventories consisted of the following:

	December 31, 2005	December 31, 2004

Tiles	$28,858,620	$17,034,540
Inventory in transit	3,353,387	4,593,952
Total inventories	$32,212,007	$21,628,492

Inventory in transit consists of merchandise purchased overseas, which has not yet been received in the warehouse. The Company obtains legal title at the shipping point.

NOTE 4.                PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31, 2005	December 31, 2004

Furniture and fixtures	$423,806	$295,920
Machinery and equipment	859,996	658,292
Vehicles	307,195	258,273
Office and computer equipment	676,304	526,703
Leasehold improvements	676,094	719,560
	2,943,395	2,458,748
Less accumulated depreciation	822,973	696,683
	$2,120,422	$1,762,065

Depreciation expense for the years ended December 31, 2005, 2004 and 2003 was approximately $341,000, $264,000 and $267,000, respectively.

NOTE 5.                NOTE PAYABLE, REVOLVING LINE OF CREDIT

On December 31, 2004, the Company amended and restated the existing revolving line of credit agreement providing up to $25,000,000 with interest rates of either (1) LIBOR plus 3.00% or (2) the base rate plus 0.50% (interest rates ranging from 6.85% to 7.45% at December 31, 2005) payable monthly. The line of credit is limited by a borrowing base which is comprised of a percentage of eligible accounts receivable and eligible inventories, as defined, and is collateralized by substantially all the assets of the Company. The balance due at December 31, 2005 and 2004 was $22,625,500 and $15,973,591, respectively. The line matures September 10, 2006 and contains certain covenants requiring the Company to maintain a certain leverage ratio, a required minimum fixed charge coverage ratio, and certain inventory turnover ratio.

At December 31, 2005 the Company was not in compliance with the leverage, fixed charge coverage or the inventory turnover ratio requirements. See Note 16.

For the years ended December 31, 2005, 2004 and 2003, interest expense related to the revolving line of credit amounted to $1,344,000, $578,000  and $413,000 respectively.

NOTE 6                 NOTE PAYABLE – CONVERTIBLE DEBT

On August 25, 2005, the Company issued a secured revolving note in the aggregate amount of $5,000,000 resulting in net proceeds of $4,733,000 after debt issuance costs of $267,000. Interest accrues on the principal balance of the note at an annual interest rate equal to prime plus 1.5%. On December 31, 2005, the interest rate was 8.75%. The note matures on August 25, 2008. The note is convertible into common stock of the Company at an initial conversion rate of $2.74 per share. Because the agreement contains certain non-standard anti-dilution provisions and requirements to settle any conversion option with registered shares, the Company is required to account for the conversion option as an embedded derivative requiring separate accounting treatment in accordance with SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities. Based upon the closing price per share of the Company’s common stock on the date of issuance, the Company estimated the fair value of the embedded conversion option and classified $2,068,317 as a derivative liability that is adjusted to fair value at each reporting date with changes in fair value reported in earnings. In connection with the convertible notes, the Company issued to the holder of the note a five-year warrant to purchase 511,883 shares of the Company’s common stock at an exercise price of $3.15 per share and an option to purchase 1,170,110 shares of the Company’s common stock at an exercise price of $0.001 per share. Based upon the closing price per share of the Company’s common stock on the date of issuance, the Company estimated the fair value of the warrant and option and classified $3,099,835 and $692,334, respectively, as a derivative liabilities that are adjusted to fair value at each reporting date with changes in fair value reflected in operations. The fair values of the options, warrants, and embedded conversion option was estimated at the date of issuance using the Black-Scholes option-pricing model using the following weighted average assumptions: risk-free rate of 4.06%, dividend yields of 0%, and volatility factors of the expected market price of the Company’s common stock of 60.79%.

The excess of the fair value of the derivative liabilities over the principal amount of the notes of $860,486 was recorded as an expense in the period of issuance and the remaining fair value of $5,000,000 was recorded as a discount to the convertible debt to be amortized into expense over the three-year terms of the notes.

The balance of the note, net of unamortized discounts and the embedded derivative as of December 31, 2005 is as follows:

Derivative liability at date of issuance	$5,000,000
Change in fair value	954,462
Derivative liability as of December 31, 2005	$5,954,462

Principal amount of notes	$5,000,000
Fair value - Conversion feature	(1,764,629)
Fair value - Warrants and options	(3,235,371)
Accretion of discount to interest expense	555,552
Balance as of December 31, 2005, net of unamortized discounts	$555,552

The Company expects the debt to be held to maturity.

Interest expense related to the note amounted to $148,576 during the period of August 25, 2005 to December 31, 2005.

Amortization of discounts for the warrant and option resulted in charges to interest expense totaling $555,552 during the year ended December 31, 2005.

The increase in the fair value of the embedded conversion option resulted in charges to expense totaling $954,462 during the year ended December 31, 2005

The note is secured by a lien on substantially all the assets of the Company, subject to a first priority lien of the Company’s primary financial lender.

The holder of the note has agreed that it will not convert the note, or exercise any warrant or option, into common stock in amounts that would cause the holder’s aggregate beneficial ownership of the Company’s common stock to exceed 4.99%, without 120 days prior notice, or 19.199%, without stockholder approval.

NOTE 7.                CAPITAL LEASE OBLIGATIONS

The Company leases certain machinery and equipment under capital leases which expire at various dates through 2009. The future minimum lease payments required are as follows:

2006	$82,423
2007	65,055
2008	32,509
2009	16,350
196,337
Less amount representing interest	26,707
Present value of minimum lease payments	169,630
Less current portion	71,770
$97,860

Assets acquired under capital leases are presented in property and equipment in the accompanying balance sheet. Balances of assets under capital leases at December 31, 2005 and 2004 were as follows:

	2005	2004

Property and equipment	$437,716	$437,716
Less accumulated depreciation	148,989	98,639
	$288,726	$339,077

NOTE 8.                SUBORDINATED NOTES PAYABLE, STOCKHOLDERS

The fair value of the Company’s Subordinated long-term debt is based on the available market information and management’s estimate of current market conditions of similar instruments.

	Carrying Amount		Fair Value
	2005	2004	2005	2004

Subordinated Notes Payable - Stockholders	$—	$338,662	$—	$519,589

Interest expense related to the subordinated notes payable was approximately $23,000 for the year ended December 31, 2005, and approximately $34,000 for the years ended December 31, 2004 and 2003.

NOTE 9.                NOTES PAYABLE, OTHER
	2005	2004
Various equipment notes, payable in monthly installments ranging from $521 to $889; maturing at various dates through July 2010.	$107,802	$55,705

Less current portion	29,645	18,218
	$78,157	$37,487

Year ending December 31:
2006	$29,645
2007	30,888
2008	22,171
2009	19,765
2010	5,333
$107,802

NOTE 10.              COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases office and warehouse facilities in various locations under operating leases expiring through March 31, 2020.

Future minimum lease payments under non-cancelable operating leases are estimated as follows:

2006	$2,144,000
2007	2,263,000
2008	2,230,000
2009	2,131,000
2010	1,833,000
Thereafter	15,249,000
Total payments	$25,850,000

Rent expense was approximately $2,308,000, $1,435,000 and $1,032,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

Purchase Commitments

On December 29, 2003, the Company entered into an agreement to purchase tile from a vendor, who is also a stockholder of the Company and paid a deposit of $550,000 on this purchase commitment during 2004, which is reduced by 20% of each purchase throughout the term of the agreement. The agreement is for a term of 18 months from the date of the initial delivery and commits the Company to purchase a total of $2,750,000 of tile. As of December 31, 2005, the Company had a remaining purchase commitment under the agreement of approximately $1,872,000 and the remaining balance of deposits on future purchases is approximately $374,000 which is included in the deposits on purchases of inventories on the accompanying consolidated balance sheet. This commitment previously due to expire March 2006 has been extended until the entire deposit is utilized.

401K Employee Benefit Plan

The Company sponsors a 401(k) plan known as the International Wholesale Tile, Inc. 401(k) Profit Sharing Plan & Trust (the “401K Plan”). The 401K Plan provides tax deferred salary reductions for eligible employees. Employees become eligible sixty days after the date hired, as defined in the 401K Plan. The Company provides matching contributions equal to 100% of the employee’s contributions up to a maximum of 3% of eligible pay. The contribution expense related to the 401K Plan was approximately $169,000, $121,000 and $76,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

NOTE 11.              STOCKHOLDERS’ EQUITY

Public Offering

On April 11, 2003, the Company filed a registration statement with the Securities and Exchange Commission that was declared effective on June 17, 2003. Two offerings were included in the registration statement. The first was the offer and sale of 250,000 units at $5.50 per unit. Each unit consisted of one share of the Company’s common stock and a warrant to purchase one common share at $7 per share through June 17, 2006. These units were offered initially to then current stockholders of the Company. The second offering was to register on behalf of certain of the Company’s stockholders, an aggregate of 1,243,502 shares for resale. Of this total, 443,500 were not subject to any lock-up period, 699,002 shares were subject to a six-month lock-up period commencing as of the effective date of the registration statement, and the remaining 101,000 shares were subject to a 12 month lock-up period through June 17, 2004. All contractual lockup periods have expired.

Under this offering, the Company raised $1,292,500, net of offering costs of $82,500.

Private Offering

During March 2003, the Company completed a private placement of its securities, which was initiated in 2002. The offering resulted in the Company issuing an aggregate of 220,002 shares of common stock at $3 per share or $660,000. Under the offering, the Company issued 83,334 shares for $250,000 during 2002 and 136,668 shares for $410,000 during 2003.

Additionally, as part of this offering, the Company issued 330,000 warrants at an initial price of $3 per share. The price of the warrants will increase by $.25 per share each at the beginning of each calendar quarter. These warrants expire 5 years from the date of issuance. During the years ended December 31, 2003 and 2002, 80,000 and 5,000 shares of common stock were issued pursuant to warrants exercised, respectively.

Note Receivable Arising from Sale of Stock

In December 2003, the Company completed a private placement of securities and signed an agreement with an investor to purchase 100,000 units at $5.50 per unit. Each unit consisted of one share of common stock and one warrant to purchase one additional share at $7 per share. In addition, the investor signed a stock pledge agreement and a promissory note for $550,000, at 3% interest per year, with a maturity date of March 31, 2004. In March 2004, the Company received full payment for the promissory note.

Common Stock

During the year ended December 31, 2004, the Company issued 45,500 shares of common stock pursuant to warrants exercised at $3.25 per share, for a total of $147,875.

During the year ended December 31, 2004, the Company issued 17,000 shares of common stock to consultants for services rendered, based on the trading price at the date of issuance, for a total of $98,350, resulting in an equivalent charge to operations.

On May 26, 2004, the Company issued 10,000 shares of common stock to a director under the Stock Incentive Plan for services rendered, based on the contemporaneous trading price, for a total of $42,500, resulting in an equivalent charge to operations.

On April 15th, 2004, the Company cancelled 100 shares of common stock issued to an employee, based on the trading price at the date of issuance, for a total of $550, resulting in an equivalent reduction in charge to operations.

On July 20th, 2004, the Company issued 500 shares of common stock to an employee under the original terms of an employment agreement, based on the trading price at the date of issuance, resulting in an equivalent charge to operations of $2,125.

During the year ended December 31, 2004, the Company issued 1,500 shares of common stock to existing customers as a promotional project, based on the trading price at the dates of issuance for a total of $4,625, resulting in an equivalent charge to operations.

On June 2nd, 2005, the Company issued 4,000 shares of common stock to employees, based on the trading price at the date of issuance for a total of $10,600, resulting in an equivalent charge to operations.

NOTE 12.              COMMON STOCK WARRANTS

A summary of warrants issued and outstanding in connection with equity transactions as discussed above is presented below. Upon exercise, warrants are convertible into an equal number of the Company’s common stock. The warrants are exercisable immediately.

	Year Ended December 31,
	2005		2004		2003
		Weighted Average Exercise		Weighted Average Exercise		Weighted Average Exercise
	Warrants	Price	Warrants	Price	Warrants	Price

Outstanding at the beginning of the year	549,500	$5.91	595,000	$5.35	120,000	$3.00

Granted	511,883	$3.15	—	$—	555,000	$5.52

Exercised	—	$—	(45,500)	$3.25	(80,000)	$3.00

Outstanding at the end of the year	1,061,383	$4.77	549,500	$5.91	595,000	$5.35

Warrants exercisable at year-end	1,061,383	$4.77	549,500	$5.91	595,000	$5.35

The following tables summarize information for warrants outstanding at December 31, 2005 and 2004:

	Warrants Outstanding at December 31, 2005
Range of Exercise Prices	Number Outstanding at 12/31/05	Weighted Average Remaining Years	Weighted Average Exercise Price

$3.15 - 5.00	711,383	3.9	$3.67
$7.00	350,000	0.9	$7.00
	1,061,383

	Warrants Outstanding at December 31, 2004
Range of Exercise Prices	Number Outstanding at 12/31/04	Weighted Average Remaining Years	Weighted Average Exercise Price

$4.00	199,500	3.0	$4.00
$7.00	350,000	1.9	$7.00
	549,500

NOTE 13.              COMMON STOCK OPTIONS

Stock Option Plan

The Company entered into a Stock Incentive Plan on December 27, 2001. The plan provides that eligible employees, consultants, and affiliates may be granted shares of common stock. Under the plan, the options granted are non-qualified stock options, incentive stock options and restricted stock. The aggregate total common stock that may be issued under the plan is 4,000,000 shares. The shares issued to employees were recorded at the fair value on the grant date.

Under the Plan, a total of 4,000, 28,900 and 18,200 restricted shares were issued to employees, directors and consultants for services rendered for the years ended December 31, 2005, 2004 and 2003, respectively and these shares were recorded at fair value at the date of issuance.

A summary of the Company’s stock option plan is presented below:

	Year Ended December 31,
	2005		2004		2003
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding at the beginning of the period	517,749	$3.14	306,667	$3.00	440,000	$3.00

Granted at fair value	50,000	$2.55	216,082	$3.42	—	$—

Forfeited	—	$—	(5,000)	$6.00	(133,333)	$3.00

Outstanding at the end of the period	567,749	$3.21	517,749	$3.14	306,667	$3.00

	Year Ended December 31,
	2005		2004		2003
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Options Exercisable at the end of the period	409,883	$3.31	331,667	$3.03	306,667	$3.00

Weighted average fair value of options granted		$1.66		$1.01		$—

The following table summarizes information for stock options outstanding at December 31, 2005:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/05	Weighted Average Remaining Years	Weighted Average Exercise Price	Number Exercisable at 12/31/05	Weighted Average Exercise Price

2.55 - 3.00	517,749	3.88	$2.95	363,883	$2.97
6.00	50,000	8.04	$6.00	46,000	$6.00
	567,749			409,883

The following table summarizes information for stock options outstanding at December 31, 2004:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/05	Weighted Average Remaining Years	Weighted Average Exercise Price	Number Exercisable at 12/31/04	Weighted Average Exercise Price

2.55 - 3.00	467,749	4.33	$2.84	306,667	$3.00
6.00	50,000	9.04	$6.00	25,000	$6.00
	517,749			331,667

Common Stock Options

During August 2005, the Company granted a five-year option to purchase up to 1,170,110 shares of common stock at an exercise price of $0.001 per share in connection with the secured convertible revolving note (see Note 6).

NOTE 14.              INCOME TAXES

The following is a reconciliation of income tax computed at the Federal Statutory rate to the provision for income taxes:

	2005		2004		2003
	Amount	%	Amount	%	Amount	%

Income tax (benefit) at statutory rate	$(1,461,244)	(34.0)	$(411,193)	(34.0)	$(431,162)	(34.0)

Permanent items	14,588	(0.3)	29,925	2.5	34,981	2.8

Change in valuation allowance	1,436,385	33.4	421,974	34.9	1,035,675	81.7

State taxes, net of federal benefit	(108,771)	(2.5)	(40,706)	(3.4)	(42,298)	(3.3)

Changes in deferred items	164,724	3.9	—	—	—	—

Income tax provision	$45,682	0.3	$—	—	$597,196	47.2

Deferred tax assets and liabilities are determined based on the estimated future tax effects of temporary differences between the financial statement and tax bases of assets and liabilities, as measured by the current enacted tax rates. Deferred tax expense (benefit) is the result of changes in the deferred tax asset and liability. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets if there is uncertainty regarding their realization.

Significant components of the provision for income taxes are as follows:

	Year Ended December 31,
	2005	2004	2003

Income Tax Provision
Current	$45,682	$—	$—
Deferred	—	—	$597,196
Total	$45,682	$—	$597,196

The tax effects of temporary differences that give rise to significant components of deferred tax assets and deferred tax liabilities at December 31, 2005 and 2004 are presented below:

	December 31, 2005	December 31, 2004

Deferred tax asset:
Net operating loss carry forward	$1,302,015	$571,649
Accounts receivable	52,630	56,450
Accrued expense	25,355	72,956
Deferred compensation - stock options	250,867	250,867
Property and Equipment	822,168	499,195
Return Reserve	57,499	0
Derivative liability	359,164	0
Other	24,336	6,532
	2,894,034	1,457,649
Less: Valuation allowance	(2,894,034)	(1,457,649)
	$—	$—

The following table summarizes the classification of the deferred tax asset as of December 31, 2005 and 2004.

	2005	2004

Current	$140,998	$129,406
Non-current	2,753,036	1,328,243
Total	2,894,034	1,457,649
Valuation allowance	(2,894,034)	(1,457,649)
Net deferred tax asset	$—	$—

At December 31, 2005, the Company had net operating loss carryforwards for federal income tax purposes of approximately $3,264,000, which are available to offset future federal taxable income through 2025.

NOTE 15.                                          QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

	Quarter Ended
	March 31	June 30	September 30	December 31
2005
Net sales	$13,587,048	$14,317,461	$13,972,654	$13,712,060
Gross profit	5,024,055	5,715,065	5,605,380	4,949,305
Net income (loss)	$51,481	$164,312	$(1,561,233)	$(2,998,017)

Basic and diluted earnings (loss) per share:	$0.00	$0.01	$(0.13)	$(0.26)

	Quarter Ended
	March 31	June 30	September 30	December 31
2004
Net sales	$9,510,972	$11,572,793	$10,968,033	$12,628,821
Gross profit	3,710,601	4,365,910	4,235,649	4,578,287
Net loss	$(640,504)	$(66,786)	$(453,125)	$(48,981)

Basic and diluted loss per share:	$(0.06)	$(0.01)	$(0.04)	$(0.00)

	Quarter Ended
	March 31	June 30	September 30	December 31
2003
Net sales	$6,713,810	$8,477,575	$8,955,693	$8,457,468
Gross profit	2,634,202	3,465,576	3,582,445	3,107,809
Net income (loss)	$(51,988)	$337,512	$(108,921)	$(2,041,920)

Basic and diluted earnings (loss) per share	$(0.00)	$0.03	$(0.01)	$(0.18)

NOTE 16.              SUBSEQUENT EVENT

Financing

On February 10th, 2006, the Company issued a $2,000,000 secured convertible term note payable. This note, which matures on February 10th, 2009, is convertible into common stock at $2.17 per share, subject to the same conversion limitation as described in Note 6. As a part of the financing arrangement the Company issued the Purchaser a three-year warrant to purchase up to 460,829 shares of the Company’s Common Stock at $2.39 per share and issued 221,198 shares of Common Stock to the Purchaser at closing. Interest accrues on the principal balance of the note at an annual interest rate equal to prime plus 2.0%, payable monthly, commencing on March 1st, 2006. Amortizing payments of $66,666 plus accrued interest commence on August 1, 2006, payable on the first business day of each succeeding month through and including the Maturity Date.

At December 31, 2005, the Company was not in compliance with the leverage, fixed coverage or the inventory turnover ratio requirements. On March 29th, 2006 the Company obtained a waiver of these covenants from its commercial lender.

On March 31st, 2006, the Company issued Amendment #2 to the Security Agreement and the Convertible Minimum Borrowing Note with Laurus Master Fund, LTD, as more fully described in Note 6 to the consolidated financial statements. As a result of the Amendment, the Company is no longer required to make any modifications to the fixed conversion price, or issue any additional securities in the event the Company issues common stock at a price less than $2.74 per share.

On May 3rd, 2006, the Company issued a $2,000,000 secured term note with Laurus Master Fund, LTD which matures on May 3rd, 2007. As a part of the financing arrangement, the Company issued the Purchaser a ten-year warrant to purchase up to 333,333 shares of the Company’s Common Stock at $.001 per share. Interest accrues on the principal balance of the note at an annual interest rate equal to 15.0% per annum, payable monthly, commencing on June 1st, 2006.

At March 31, 2006, the Company was not in compliance with the leverage and fixed charge coverage ratio requirements. On May 12, 2006, the Company obtained a waiver of these covenants from its commercial lender.

Operations

On February 17th, 2006, the Company purchased from JPMorgan Chase Bank, NA substantially all the assets from their debtor Versatile/Master Tile of Canton, Ohio. Consideration was given in the amount of $279,365 to purchase the debtors inventory and receivables.

IWT TESORO CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(Unaudited)

June 30,
2006
ASSETS
Current Assets:
Cash	$310,785
Accounts receivable, net of allowance for doubtful accounts and returns of $390,232	11,581,543
Inventories	30,822,150
Deposit on purchase of inventories	387,177
Prepaid expenses	339,914
Total current assets	43,441,569

Property and equipment, net	2,057,674

Other assets	1,126,670
$46,625,913
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$16,806,914
Accrued expenses and other liabilities	1,799,396
Accrued restructuring charges	11,451
Current portion of capital lease obligations	63,310
Current portion of notes payable, other	30,199
Note payable, other (net of discounts of $185,675)	1,814,325
Current portion of convertible debt	800,007
Note payable, revolving line of credit	23,170,771
Total current liabilities	44,496,373

Long-Term Debt:
Note payable, convertible debt (net of discounts of $4,764,095	1,435,898
Embedded derivative liability, at fair value	1,607,229
Capital lease obligations, net of current portion	65,799
Notes payable other, net of current portion	63,550
Total long-term debt	3,172,476
Total liabilities	47,668,849

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, $0.001 par value, 25,000,000 authorized; none issued	—
Common stock, $0.001 par value, 100 million shares authorized; 11,928,600 issued and outstanding	11,929
Additional paid in capital	5,981,093
Accumulated deficit	(7,035,958)
Total stockholders’ deficit	(1,042,936)
$46,625,913

See notes to the consolidated interim financial statements.

IWT TESORO CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	The six months ended
	June 30,
	2006	2005

Net Sales	$32,972,034	$27,904,510
Cost of Goods Sold	20,966,261	17,165,389
Gross Profit	12,005,773	10,739,121
Operating Expenses:
Warehouse and distribution	4,992,852	3,611,386
Sales and marketing	2,957,999	3,227,631
General and administrative	3,915,079	3,228,236
Restructuring charge	585,680	—
	12,451,610	10,067,253
Income (Loss) from Operations	(445,837)	671,868
Other Expenses:
Interest expense	(2,418,047)	(604,760)
Change in fair value of derivative	4,347,233	—
Other	(141,408)	148,685
	1,787,778	(456,075)
Income Before Income Taxes	1,341,941	215,793

Income Tax Benefit (Expense)	—	—
Net Income	$1,341,941	$215,793
Earnings Per Share:
Basic	$0.11	$0.02
Diluted	$0.10	$0.02

Weighted Average Common Shares Outstanding:

Basic	11,788,211	11,697,721
Diluted	12,958,321	12,160,469

See notes to the consolidated interim financial statements.

IWT TESORO CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(Unaudited)

			Additional	Accumulated
	Common Stock		Paid in	Earnings
	Shares	Amount	Capital	Deficit	Total

Balance, December 31, 2004	11,697,102	$11,697	$4,178,800	$(4,034,442)	$156,055

Issuance of shares to employees	4,000	4	10,596	—	10,600

Net income, six months ended June 30, 2006	—	—	—	215,793	215,793

Balance, June 30, 2005	11,701,102	11,701	$4,189,396	$(3,818,649)	$382,448

			Additional	Accumulated
	Common Stock		Paid in	Earnings
	Shares	Amount	Capital	Deficit	Total

Balance, December 31, 2005	11,701,102	$11,701	$4,189,396	$(8,377,899)	$(4,176,802)

Issuance of shares to employees and directors for services rendered	6,300	7	12,785	—	12,792

Stock option compensation expense	—	—	60,152	—	60,152

Issuance of shares as prepaid interest on subordinated debt	221,198	221	486,415	—	486,636

Discount on convertible debt	—	—	1,232,345	—	1,232,345

Net income, six months ended June 30, 2006	—	—	—	1,341,941	1,341,941

Balance, June 30, 2006	11,928,600	11,929	$5,981,093	$(7,035,958)	$(1,042,936)

See notes to the consolidated interim financial statements.

IWT TESORO CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	June 30,	June 30,
	2006	2005
Cash flows from operating activities:
Net income	1,341,941	215,793
Adjustments to reconcile net income to net cash used in operating activities:
Non-cash restructuring charge	478,794	—
Depreciation and amortization	353,630	188,619
Amortization of loan discount	1,213,659	—
Change in fair value of embedded derivative	(4,347,233)	—
Common stock issued for services and compensation	12,792	10,600
Stock option compensation expense	60,152	—
Provision for doubtful accounts and reserve for returns	97,570	18,896
Loss on disposal of property and equipment	80,156	16,900
Changes in operating assets and liabilities:
(Increase) Decrease in:
Accounts receivable	(2,443,955)	(1,190,792)
Inventories	876,157	(4,952,291)
Deposit on purchase of inventories	359,509	—
Prepaid expenses and other assets	(174,047)	(96,293)
Increase (Decrease) in:
Accounts payable	(2,317,848)	248,033
Accrued expenses and other liabilities	101,653	182,945
Accrued restructuring charges	11,451	—
Net cash used in operating activities	(4,295,619)	(5,357,590)

Cash flows from investing activities:
Acquisitions of property and equipment	(423,700)	(107,562)
Proceeds from sale of equipment	17,300	—
Net cash used in investing activities	(406,400)	(107,562)

Cash flows from financing activities:
Proceeds from revolving line of credit	34,968,529	32,783,331
Payments on revolving line of credit	(34,297,193)	(27,079,010)
Proceeds from issuance of convertible debt and warrant	4,000,000	—
Debt issuance costs	(156,000)	—
Payments of long-term debt and capital lease obligations	(54,574)	(74,271)
Loan financing costs	—	(35,654)
Net cash provided by financing activities	4,460,762	5,594,396

Net Increase (Decrease) in Cash	(241,257)	129,244
Cash, Beginning	552,042	507,677
Cash, Ending	310,785	636,921
Cash Paid During the Period for:
Interest expense	$1,078,327	$604,760
Income tax	$—	$8,000
Non-Cash Operating Activities:
Inventory acquired through deposit with vendor	$147,237	$73,625
Non-Cash Investing and Financing Activities:
Acquisition of property and equipment financed through long-term debt	$—	$53,331

See notes to the consolidated interim financial statements.

IWT TESORO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)
SIX MONTHS ENDED JUNE 30, 2006

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include IWT Tesoro Corporation and its wholly owned subsidiaries International Wholesale Tile, Inc., IWT Tesoro International, Ltd, IWT Tesoro Transport, Inc. and The Tile Club, Inc and The Tile Club, Inc.’s wholly owned subsidiary Import Flooring Group, Inc. All significant inter-company balances and transactions have been eliminated in consolidation.

Basis of Presentation

The interim financial information included herein is unaudited; however, such information reflects all adjustments, which are, in the opinion of management, necessary for a fair presentation of the Company’s financial position, results of operations, changes in stockholders’ equity and cash flows for the interim periods. All such adjustments are of a normal, recurring nature. The results of operations for the first six months of the year are not necessarily indicative of the results of operations which might be expected for the entire year.

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and with the instructions to Form 10-Q and Rule 10-10 of Regulation S-X of the Securities and Exchange Commission. Accordingly certain information and footnote disclosure required by accounting principles generally accepted in the United States of America for complete financial statements have been omitted. These condensed financial statements should be read in conjunction with the Company’s financial statements and notes thereto included in the Company’s audited financial statements on Form 10-K, for the fiscal year ended December 31, 2005.

Earnings per Share

Basic earnings per share (“EPS”) excludes dilution and is calculated by dividing net income (loss) available to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted EPS is computed in a manner similar to that of basic EPS except that the weighted-average number of common shares outstanding is increased to include the number of incremental common shares (computed using the treasury stock method) that would have been outstanding if all potentially dilutive common shares (such as stock options) were issued during the period. Diluted EPS is not presented if the effect of the incremental shares is antidilutive.

The following table reflects the calculation of basic and diluted earnings per share:

	The six months ended
	June 30,
	2006	2005
Earnings (loss) per share — basic
Earnings (loss) available to common shareholders	$1,341,941	$215,793
Weighted average shares outstanding	11,788,211	11,697,721
Earnings (loss) per share — basic	$0.11	$0.02
Earnings (loss) per share — diluted
Earnings (loss) available to common shareholders	$1,341,941	$215,793
Weighted average shares outstanding	11,788,211	11,697,721
Dilutive impact of options outstanding	1,170,110	462,748
Weighted average shares and potential dilutive shares outstanding	12,958,321	12,160,469
Earnings (loss) per share — diluted	$0.10	$0.02

As of June 30, 2006 and 2005, the following securities, which could potentially dilute earnings per share in the future, were not included in the computation of earnings per share, because to do so would have been antidilutive:

	The six months ended
	June 30,
	2006	2005
Stock Options	609,749	567,749
Warrants	1,855,545	549,500
	2,465,294	1,117,249

Income Taxes

The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Segment Information

The Company has adopted SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. The Company’s revenues are all from floor covering products and services sold throughout the United States with no single customer accounting for more than 10% of net sales. There fore the Company operates in one segment for management reporting purposes.

Reclassifications

Certain amounts in the 2005 financial statements have been reclassified for comparative purposes to conform to the 2006 presentation. These reclassifications had no effect on net income.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004) (“SFAS No. 123R”), “Share-Based Payment,” which requires that the compensation cost relating to share-based payment transactions be recognized in the financial statements. SFAS No. 123R replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Share-based compensation arrangements include share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. SFAS No. 123R requires all share-based payments to employees be valued using a fair value method on the date of grant and expensed based on that fair value generally over the applicable vesting period. SFAS No. 123R also amends SFAS No. 95 “Statement of Cash Flows,” requiring the benefits of tax deductions in excess of recognized compensation cost be reported as financing cash inflow rather than as a reduction of taxes paid. In March 2005, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 107, (“SAB No. 107”) which expresses the SEC’s views regarding the interaction between SFAS No. 123R and certain SEC rules and regulations and, accordingly, provides guidance related to share-based payment transactions for public companies. The Company adopted SFAS 123R on January 1, 2006 and its adoption did not have a material effect on our consolidated results of operations, financial position or cash flows. The Company’s compensation expense for the three and six months ended June 30, 2006 was approximately $30,400 and $60,100, respectively, as further described in Note 11. The financial impact of any stock options granted is determined using the Black-Scholes option-pricing model with the following assumptions: option price, dividend yield, expected volatility, risk free interest rate and the expected life.

In July 2006, the FASB issued Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes. FIN 48 applies to all tax positions related to income taxes subject to SFAS No. 109, Accounting for Income Taxes. This includes tax positions considered to be “routine” as well as those with a high degree of uncertainty. FIN 48 utilizes a two-step approach for evaluating tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Measurement (step two) is only addressed if step one has been satisfied (i.e., the position is more-likely-than-not to be sustained). FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position must meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. Earlier adoption is permitted as of the beginning of an enterprise’s fiscal year, provided the enterprise has not yet issued financial statements, including financial statements for any interim period, for that fiscal year. Management is currently evaluating the requirements of FIN 48 and has not yet determined the impact on the Company’s consolidated financial statements.

NOTE 2   LIQUIDITY AND PROFITABILITY CONSIDERATIONS

The Company’s net earnings for the six months ended June 30, 2006 are approximately $1,342,000, of which approximately $4,300,000 relates to the change in the fair value of the derivative liability, as more fully described in Note 7. This follows net losses of approximately $4,344,000, $1,209,000 and $1,865,000 for the years ended December 31, 2005, 2004 and 2003, respectively. As reflected in the consolidated balance sheet as of June 30, 2006, the Company a had working capital deficit of approximately $1,055,000, a deterioration of approximately $430,000 from December 31, 2005 at which time we had a working capital deficit of approximately $625,000. The deterioration in working capital is primarily due to the decline in current assets of approximately $400,000.

Profitability

In January 2006 management implemented a plan to improve profitability by reducing projected operating costs in sales and marketing and administrative overhead. The Company improved their operations by increasing sales and controlling operating expenses. For the six months ended June 30, 2006 operating expenses as a percent of sales was 36%, an improvement of 4.8 basis points from the year ended December 31, 2005, for which operating expenses as a percent of sales was 40.8%. The Company expanded its plan to reduce operating cost and in June 2006 restructured the operations of its subsidiary Import Flooring Group, Inc., as more fully described in Note 3. The Company implemented a 3.5% price increase in February 2006, opened a small warehouse in Ohio to service existing and new customers in the Midwest and began selling products to two additional home center companies.

Liquidity

In February 2006, as more fully described in Note 7 herein, the Company obtained $2.0 million through the issuance of a three year subordinated convertible term note. In May 2006, as more fully described in Note 8 herein, the Company obtained $2.0 million through the issuance of a one year subordinated term note. These funds will generally be used for the Company’s working capital requirements.

The Company is currently negotiating the terms of the renewal of its revolving line of credit which matures September 10, 2006 with its commercial lender.

The Company hired a consultant to review purchasing and inventory management procedures. The goal of the study is to determine the optimum inventory necessary to maintain the high levels of customer satisfaction while improving working capital. The Company continues to work with the consultant to ascertain the optimum inventory levels and has improved inventory turnover and reduced inventory levels 4.3% from December 31, 2005 to June 30, 2006.

In December 2005 the Company signed an agreement with a company to provide market capitalization support services. Additionally, in February 2006 the Company signed an agreement with an investment banking firm to provide general financial advisory services to develop and implement a plan to raise new debt and / or equity capital. The Company continues to work with both of these companies to improve the Company’s financial structure and raise new debt and / or equity capital.

Summary

Management believes the results of the plan described above will provide improvements in the Company’s profitability, cash flow and liquidity and to ensure its viability and to sustain its operations.

NOTE 3   RESTRUCTURING

IWT Tesoro Corporation has restructured the operations of its subsidiary Import Flooring Group, Inc. (TDI). Import Flooring Group, Inc. although similar to its sister Company, International Wholesale Tile, Inc.(IWT), in that both company’s major source of revenue is generated through the wholesale, distribution and brokering of floor coverings throughout the United States. TDI generated revenue from other sources by offering fee based services such as “showroom fees”, charged to vendors for allocating a portion of the California Office/Showroom to display the vendor’s products, “convention fees”, for participating in the annual TDI Floor Covering Convention and “membership fees” charged to customers for participating in exclusivity agreements. The fee based revenue was anticipated to generate a greater percentage of the total overall revenue. However, only 2.7% of the total revenue from July 1, 2005 through June 30, 2006 was a result of this fee based revenue source. IWT Tesoro Corporation determined that the cost to provide these fee based services exceeded the revenue. Therefore, the Company restructured its operations eliminating these services and the associated costs. These costs included the office/showroom space located in San Clemente, California and the office and sales staff based out of this office. As a part of this restructuring the Company entered into an agreement with a former TDI sales person to acquire a portion of the assets and liabilities of TDI related to the fee based revenue activities. TDI retained a portion of the assets and liabilities related to product sales and continue to sell products throughout the United States

In connection with this restructuring plan TDI incurred the following costs:

1.               One-Time Termination Benefits of $30,400 as severance pay to satisfy the employment contract of a former TDI sales person.

2.               Contract Termination Costs of $62,272 to terminate the San Clemente office/showroom lease agreement, vendor agency agreements and showroom contracts and customer contracts and customer membership agreements.

3.               Other Associated Costs of approximately $493,000, of which $357,035 is the difference between the value of the assets and liabilities surrendered in the agreement with the former TDI salesperson to purchase certain assets and liabilities of Import Flooring Group, Inc. The Company also incurred attorney’s fees of approximately $22,000 and $113,000 related to the write off on a non-refundable deposit for inventory.

The Company accounted for restructuring costs pursuant to Statement of Financial Accounting Standards (SFAS” No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, as opposed to when there is a commitment to a restructuring plan. Through the second quarter of 2006, the Company recorded a restructuring charge in the amount of approximately $585,700 in connection with the restructuring activities which includes the recognition of a liability of $11,450 for other associated costs incurred, however unpaid as of June 30, 2006. The Company does not anticipate incurring any additional costs with respect to this restructure. Restructuring charges are reflected in a separate line item in the accompanying consolidated statements of operations.

NOTE 4   INVENTORIES

Inventories consisted of the following:

June 30,
2006
Tiles	$29,200,390
Inventory in transit	1,621,760
$30,822,150

Inventory in transit consists of merchandise purchased overseas, which is not yet received in the warehouse. The Company obtains legal title at the shipping point.

NOTE 5   PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

June 30,
2006
Furniture and fixtures	$319,707
Machinery and equipment	1,050,127
Vehicles	321,572
Office and computer equipment	704,188
Leasehold improvements	627,229
3,022,823
Less accumulated depreciation	965,149
$2,057,674

Depreciation expense for the three months ended June 30, 2006 and 2005 was approximately $56,800 and $79,200, respectively. Depreciation expense for the six months ended June 30, 2006 and 2005 was approximately $142,200 and $157,300, respectively.

NOTE 6   NOTES PAYABLE, REVOLVING LINE OF CREDIT

On December 31, 2004, the Company amended and restated the existing revolving line of credit agreement providing up to $25,000,000 of available borrowings with interest rates of either (1) LIBOR plus 3.00% or (2) the base rate plus 0.50% (interest rates ranging from 7.97% to 8.75% at June 30, 2006) payable monthly. The line of credit is limited by a borrowing base which is comprised of a percentage of eligible accounts receivable and eligible inventories, as defined, and is collateralized by substantially all the assets of the Company. The balance due at June 30, 2006 and December 31, 2005 was $23,170,771 and $22,625,500, respectively. The line matures September 10, 2006 and contains certain covenants requiring the Company to maintain a certain leverage ratio, a required minimum fixed charge coverage ratio, and certain inventory turnover ratio. At June 30, 2006 the Company was not in compliance with the leverage and fixed charge coverage ratio requirement. The Company was granted a waiver of these covenants from its commercial lender.

For the three months ended June 30, 2006 and 2005, interest expense related to the credit line amounted to $475,990 and $320,676 respectively. For the six months ended June 30, 2006 and 2005, interest expense related to the credit line amounted to $912,063 and $576,301 respectively.

NOTE 7   NOTES PAYABLE — CONVERTIBLE DEBT

On February 10, 2006, the Company issued a secured convertible term note in the amount of $2,000,000 resulting in net proceeds of $1,919,500. Interest accrues on the principal balance of the note at an annual interest rate equal to prime plus 2.0%, payable monthly in arrears commencing on March 1, 2006. On June 30, 2006, the interest rate was 10.25%. The note requires monthly principal payments of $66,667 commencing on August 1, 2006 and continuing until maturity. The note matures on February 10, 2009. The note is convertible into common stock of the Company at a fixed conversion rate of $2.17 per share. Based upon the closing price per share of the Company’s common stock on the date of issuance, there was a beneficial conversion feature with an estimated intrinsic value of $553,593, which is presented as a discount on the note to be amortized into expense over the three year term of the loan using the effective interest method. In connection with the convertible note, the Company issued to the holder of the note a seven-year warrant to purchase 460,829 shares of the Company’s common stock at an exercise price of $2.39 per share. The Company estimated the fair value of the warrant and allocated $455,943 of the proceeds of the debt to the warrant which is presented as a discount on the note to be amortized into interest expense over the three-year term of the note using the effective interest method. The aggregate discount allocated to the beneficial conversion feature and the options and warrants was recorded as additional paid in capital at June 30, 2006. The fair value of the warrant was estimated at the date of issuance using the Black-Scholes option-pricing model using the following assumptions: risk-free rate of 4.59%, dividend yields of 0%, and a volatility factor of the expected market price of the Company’s common stock of 58.2%. The Company also issued to the holder, 221,198 shares of the Company’s common stock as prepayment of interest in the amount of $486,636, which was calculated based upon the closing price per share of the Company’s common stock on the date of issuance of $2.20 per share. The prepaid interest is presented as a discount on the note to be amortized into interest expense over the three year term using the effective interest method.

On August 25, 2005, the Company issued a secured convertible revolving note in the aggregate amount of $5,000,000 resulting in net proceeds of $4,733,000 after debt issuance costs of $267,000. Interest accrues on the principal balance of the note at an annual interest rate equal to prime plus 1.5%. On June 30, 2006, the interest rate was 9.75%. The note matures on August 25, 2008. The note is convertible into common stock of the Company at an initial conversion rate of $2.74 per share. Because the agreement contains certain non-standard anti-dilution provisions and requirements to settle any conversion option with registered shares, the Company is required to account for the conversion option as an embedded derivative requiring separate accounting treatment in accordance with SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities. Based upon the closing price per share of the Company’s common stock on the date of issuance, the Company estimated the fair value of the embedded conversion option and classified $2,068,317 as a derivative liability that is adjusted to fair value at each reporting date with changes in fair value reported in earnings. In connection with the convertible notes, the Company issued to the holder of the note a five-year warrant to purchase 511,883 shares of the Company’s common stock at an exercise price of $3.15 per share and an option to purchase 1,170,110 shares of the Company’s common stock at an exercise price of $0.001 per share. Based upon the closing price per share of the Company’s common stock on the date of issuance, the Company estimated the fair value of the warrant and option and classified $3,099,835 and $692,334, respectively, as derivative liabilities that are adjusted to fair value at each reporting date with changes in fair value reflected in operations. The estimated fair value of the derivative liabilities as of June 30, 2006 is $1,607,229. This is a decrease in fair value of $4,347,233 from the value as of December 31, 2005. This decrease is primarily due to the decrease in the Company’s closing stock prices as of June 30, 2006 compared to the closing stock price as of December 31, 2005. The Company has recognized this change in fair value as other income in the Consolidated Statement of Operations for the six months ended June 30, 2006. The fair values of the options, warrants, and embedded conversion option was estimated at the date of issuance using the Black-Scholes option-pricing model using the following weighted average assumptions: risk-free rate of 4.06%, dividend yields of 0%, and volatility factors of the expected market price of the Company’s common stock of 60.79%.

On March 31, 2006, the Company issued Amendment #2 to the Security Agreement, dated August 25, 2005 and the Convertible Minimum Borrowing Note, dated August 25, 2005. As a result of the Amendment, the Company is no longer required to make any modifications to the fixed conversion price, or issue additional securities in the event the Company issues common stock at a price less than $2.74 per share.

The balance of the notes, net of unamortized discounts and the embedded derivative as of June 30, 2006 is as follows:

Derivative liability at December 31, 2005	$5,954,462
Change in fair value	(4,347,233)
Derivative liability as of June 30, 2006	$1,607,229

Principal amount of notes	$7,000,000
Fair value - Conversion feature	(2,318,222)
Fair value - Warrants and options	(4,177,950)
Accretion of discount to interest expense	1,732,077
Balance as of June 30, 2006, net of unamortized discounts	$2,235,905
Current	800,007
Non-current	1,435,898
$2,235,905

Interest expense related to the notes amounted to $251,886 for the three months ended June 30, 2006 and $389,893 for the six months ended June 30, 2006.

Amortization of discounts for the conversion features and warrant and option resulted in charges to interest expense totaling $229,152 for the three months ended June 30, 2006 and $421,313 for the six months ended June 30, 2006.

Amortization of discounts for the detachable warrants and options resulted to charges to interest expense totaling $374,366 for the six months ended June 30, 2006 and $681,133.

The note is secured by a lien on substantially all the assets of the Company, subject to a first priority lien of the Company’s primary financial lender.

The holder of the note has agreed that it will not convert the note, or exercise any warrant or option, into common stock in amounts that would cause the holder’s aggregate beneficial ownership of the Company’s common stock to exceed 4.99%, without 120 days prior notice, or 19.199%, without stockholder approval.

NOTE 8   NOTES PAYABLE – OTHER

On May 3, 2006, the Company issued a secured term note in the amount of $2,000,000 resulting in net proceeds of $1,924,500. Interest accrues on the principal balance of the note at an annual interest rate equal to 15%, payable monthly in arrears commencing on June 1, 2006. The note matures on May 3, 2007. In connection with the term note, the company issued to the holder of the note a seven-year warrant to purchase 333,333 shares of the Company’s common stock at an exercise price of $1.12 per share. The company estimated the fair value of the warrant and allocated $222,809 of the proceeds of the debt to the warrant, which is presented as a discount on the note to be amortized into expense over the one-year term of the note. The fair value of the warrant was estimated at the date of issuance using the Black-Scholes option-pricing model using the following assumptions: risk-free rate of 5.06%, dividend yields of 0%, and a volatility factor of the expected market price of the Company’s common stock of 59.18%.

The balance of the note as of June 30, 2006, net of unamortized discounts is a follows:

Principal amount of notes	$2,000,000
Fair value — Warrants	(222,809)
Accretion of discount into interest expense	37,134
Balance as of June 30, 2006, net of unamortized discounts	$1,814,325

NOTE 9   STOCKHOLDERS’ EQUITY

Common Stock

During the six months ended June 30, 2006, the Company issued 6,300 shares of common stock to several employees under the Stock Incentive Plan for services rendered, based on the closing stock price at the date of issuance, for a total of $12,792, resulting in an equivalent charge to operations.

On February 10, 2006, the Company issued 221,198 shares of common stock to the holder of a secured term note as prepayment of interest in the amount of $486,636, which was calculated based upon the closing price per share of the Company’s common stock on the date of issuance.

NOTE 10   INCOME TAXES

Income tax benefit for the three month period ended June 30, 2006 was $-0- as the benefit for income taxes, computed by applying the Federal statutory rate to loss before income taxes, was reduced by the increase in the deferred tax valuation allowance during the period, to adjust deferred taxes to the amount considered by management more likely than not to be realized.

Income tax benefit for the six month period ended June 30, 2006 was $-0- as the provision for income taxes computed by applying the Federal statutory rate to income before income taxes, was reduced by the decrease in the deferred tax valuation allowance during the period, resulting from the utilization of a portion of the Company’s net operating loss carryforward.

Income tax expense for the three and six month period ended June 30, 2005 was $-0- as the benefit for income taxes, computed by applying the Federal statutory rate to loss before income taxes, was reduced by the increase in the deferred tax valuation allowance during the period, to adjust deferred taxes to the amount considered by management more likely than not to be realized.

The significant components of deferred tax assets and deferred tax liabilities at June 30, 2006 are presented below:

June 30,
2006
Deferred tax asset:
Net operating loss carry forward	$2,398,290
Accounts receivable	83,965
Accrued expense	30,540
Deferred compensation — stock options	273,502
Accumulated depreciation	752,945
Return Reserve	62,880
Derivative liability	(1,276,700)
Beneficial conversion amortization	(160,448)
Other	7,124
2,172,098
Less: Valuation allowance	(2,172,098)
$—

The following table summarizes the classification of the deferred tax asset (liability) as of June 30, 2006 and December 31, 2005.

June 30,
2006

Current	$164,334
Non-current	2,007,764
Total	2,172,098
Valuation allowance	(2,172,098)
Net deferred tax asset (liability)	$—

At June 30, 2006, the Company had net operating loss carryforwards for federal income tax purposes of approximately $6,416,000, which are available to offset future federal taxable income through 2026. Of the $721,936 change in the valuation allowance, approximately $208,000 was recorded as a reduction to the deferred tax effect of the beneficial conversion feature recorded in additional paid in capital.

NOTE 11   STOCK-BASED COMPENSATION

The Company entered into a Stock Incentive Plan on December 27, 2001. Under the plan, non-qualified stock options, incentive stock options and restricted stock may be granted to eligible employees, consultants and affiliates. On June 26, 2006, the Company’s board of directors authorized a stock repurchase program to purchase up to 150,000 shares of IWT Tesoro’s stock.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R using the modified-prospective-transition method. Prior to the adoption of SFAS No. 123R stock option grants were accounted for in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB No. 25), and related interpretations, and accordingly the Company recognized no compensation expense for stock option grants.

Under the modified-prospective-transition method, SFAS No. 123R applies to new awards and to awards that were outstanding on January 1, 2006 that are subsequently modified, repurchased or cancelled. Under the modified-prospective-transition method compensation cost recognized in the three-month period ended June 30, 2006, includes compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of Statement 123, and compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R. Prior periods were not restated to reflect the impact of adopting the new standard.

As a result of adopting SFAS No. 123R on January 1, 2006, during the three and six month periods ended June 30, 2006, the Company recognized additional compensation costs of $30,437 and $29,715, respectively. The adoption of SFAS No. 123R had no impact on basic and diluted earnings per share for the six months ended June 30, 2006.

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of Statement 123(R) to options granted under the Company’s stock option plan for the three and six month period ended June 30, 2005. For purposes of this proforma disclosure, the value of the options is estimated using the Black-Scholes option-pricing model and amortized to expense over the options’ vesting periods.

For the Six Months Ended June 30, 2005

Net income as reported	$215,793
Deduct: Stock-based employee compensation expense determined under the fair value based method for all options	(37,902)

Pro forma net income	$177,891

Earnings per share — As reported
Basic	$0.02
Diluted	$0.02

Earnings per share — Proforma
Basic	$0.02
Diluted	$0.01

The following assumptions were utilized in the Black-Scholes option pricing model used to estimate the fair value of stock-based awards.

	Six Months Ended June 30
	2006	2005

Dividend yield	0%	0%
Expected volatility	58.8%	75.6%
Risk-free interest rate	4.4%	4.3%
Expected life of options (in years)	5.5	5.5
Weighted-average grant-date fair value	$1.42	$1.70

The assumptions above are based on multiple factors, including historical exercise patterns of employees in relative homogeneous groups with respect to exercise and post-vesting employment termination behaviors, expected future exercising patterns for these same homogenous groups and the implied volatility of our stock price.

At June 30, 2006, there was $210,430 of unrecognized compensation cost related to share-based payments which is expected to be recognized over a weighted-average period of 1.59 years.

The following table represents employee based stock option activity for the three months ended June 30, 2006:

	Number of	Weighted- Average	Weighted- Average Remaining Contract
	Shares	Exercise Price	Life in Years

Outstanding options at beginning of period	609,749	$3.14
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding options at end of period	609,749	$3.14	4.42

Options exercisable at end of period	458,883	$3.22	4.42

The following table represents employee based stock option activity for the six months ended June 30, 2006:

	Number of	Weighted- Average	Weighted- Average Remaining Contract
	Shares	Exercise Price	Life in Years

Outstanding options at beginning of period	567,749	$3.21
Granted	50,000	2.50
Exercised	—
Forfeited	(8,000)	4.80

Outstanding options at end of period	609,749	$3.14	4.42

Options exercisable at end of period	458,883	$3.22	4.42

Shares available for future stock option grants to employees and directors under the existing plan were 3,243,918 and 3,293,918, respectively, at June 30, 2006 and 2005. At June 30, 2006 the aggregate intrinsic value of shares outstanding was $1,109,625, and the aggregate intrinsic value of options exercisable was 863,005. Total intrinsic value of options exercised was $0 for the six months ended June 30, 2006.

The following table summarizes our nonvested employee based stock option activity for the three months ended June 30, 2006:

		Weighted- Average
	Number of Shares	Grant Date Fair Value

Nonvested stock options at beginning of period	150,866	$—
Granted	—
Vested	—
Forfeited	—

Nonvested stock options at end of period	150,866	$1.63

The following table summarizes our nonvested employee based stock option activity for the six months ended June 30, 2006:

		Weighted- Average
	Number of Shares	Grant Date Fair Value

Nonvested stock options at beginning of period	158,866	$—
Granted	50,000	1.42
Vested	(50,000)	1.56
Forfeited	(8,000)	0.95

Nonvested stock options at end of period	150,866	$1.63

NOTE 12   SUBSEQUENT EVENT

On July 28, 2006 Import Flooring Group, Inc. filed an amendment with the State of Delaware to change the name of the corporation to Tesoro Direct, Inc.

On August 1, 2006, the Company entered into an agreement to lease an additional 3,900 square feet of warehouse space for a term of 14 years and two months. This space combined with an existing 9,750 square feet of warehouse space under an existing lease for a total of 13,650 square feet will be used house the bull nose machine and facilitate the production of bull nose and trim pieces.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Expenses	Dollar Amount
SEC Registration Fees	$580
Auditing Fees and Expenses	$45,000
Legal Fees and Expenses	$25,000
Other Expenses, including financial printing	$4,420
TOTAL	$75,000

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our bylaws provide that our Officers and Directors will be indemnified to the full extent allowed by law against all expenses and liabilities of any claim or suit, including securities violations, unless a finding of willful misfeasance or malfeasance in the performance of that persons duties is found by a court of law. Nevada’s General Corporation Law also provides that “to the extent that a Director, Officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense.”

Additionally, we have entered into Indemnity Agreements with each of our Directors and Executive Officers. The Indemnity Agreement provisions are similar to those set forth in our Bylaws. These agreements provide, among other things, that so long as

•                  an indemnified party’s actions are not in violation of Section 16(b) of the Exchange Act,

•                  an indemnified party is not judged to have been knowingly fraudulent, dishonest or whose misconduct was willful, or

•                  if law prohibits the indemnification.

then an indemnified party is indemnified against all expenses, costs and penalties, so long as the party is acting in his or her fiduciary capacity for or on behalf of Tesoro in good faith.

Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers and controlling persons pursuant to the foregoing or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Insurance

We carry policies of insurance that cover individual directors and officers for legal liability and that would pay on our behalf for expenses of indemnification of directors and officers in accordance with our articles of incorporation and each Indemnity Agreement.

RECENT SALES OF UNREGISTERED SECURITIES

The sale of the securities described below were deemed to be exempt from registration under the Securities act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereafter, as transactions by an issuer not involving a public offering.  The sales of the securities described below were deemed to be exempt.  The recipient of securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising.

Each of the recipients were accredited investors and all recipients had adequate access, through their relationship with the Registrant, to information, including financial, about the Registrant.  None of these transactions involved any underwriters, underwriting discounts or commissions.

In December 2003, we completed a private offering of unregistered securities and signed a subscription agreement with an accredited investor to purchase 100,000 units at $5.50 per Unit for gross proceeds of $550,000. Each unit consisted of 100,000 shares of common stock and warrants to purchase 100,000 shares at $7.00 per share at $5.50 per unit. In addition, the investor signed a stock pledge agreement and a promissory note for the $550,000, plus 3.0% interest per year that matures on June 30, 2004, which was paid in full on a timely basis. The proceeds were used for inventory and working capital purposes.

On February 17, 2004, Tesoro issued 15,000 shares of common stock valued at $5.99 per share, based on the trading price of the shares on the date issued, for a total of $89,850 to a consultant.  The consulting services provided by the consultant included  assisting us and our investor relations department with and working with us to help communicate with existing and prospective shareholders to build our stockholder base.

During the nine months ended June 20, 2004, Tesoro issued 45,500 shares of common stock in connection with warrants exercised at $3.25 per share for a total of $147,875.

On May 26, 2004, Tesoro issued 10,000 shares of common stock to a new outside member of our Board of Directors at a price of $4.25 per share, which was the then fair market value, for a total of $42,500. On the same date, we also issued 2,000 shares of common stock to a consultant at a price of $4.25 per share for a total of $8,500. Both the shares issued to the outside director and the consultant was pursuant to Tesoro’s Stock Incentive Plan.

In August 2004, we issued a total of 500 shares to one accredited investor who is an IWT customer, based on a fair market value of $3.75 per share, in consideration for past loyalty. In September these shares were included in Tesoro’s selling stockholders’ registration statement on Form S-1 effective October 19, 2004. In September 2004, we issued an additional 1,000 shares to two accredited investors (500 shares each) who are IWT customers, based on a fair market value of $2.75 per share on the date of issuance, in consideration for past loyalty.  The aggregate dollar value of the consideration  was $2,750.

In August 2005, the registrant entered into a credit facility with Laurus Master Fund, L.P., as amended on July 21, 2006.  As part of the closing of a $5.0 million financing with Laurus Master Fund, Ltd., Laurus provided us with a secured revolving note with a maximum availability of $5.0 million, issued warrants to purchase up 511,883 shares of our common stock at $3.15 per share through August 25, 2010, and options to purchase 1,170,110 shares of our common stock at $.001 per share through August 25, 2010.  Of the $5.0 million in proceeds received, $45,000 was paid to Laurus’ counsel for legal fees and $2,000 for escrow fees.  We also paid $195,000 to Laurus Capital Management, LLC for management fees in connection with the transaction through closing and $25,000 to Laurus for due diligence fees.  These offering expenses paid on behalf of Laurus totaled $267,000 and were paid in cash.  After these expenses, we received net proceeds of approximately $4,733,000.  Of the net proceeds, we extinguished debts totaling $338.662 to three Tesoro executive officers and directors.

In February 2006, the registrant entered into a credit facility with Laurus under which the registrant issued to Laurus a convertible term note in the principal amount of $2.0 million, warrants to purchase 460,839 shares of registrant’s common stock for a seven-year period at an exercise price of $2.39 per share, and, for no additional consideration, 221,198 shares of the registrant’s common stock. The note is convertible into shares of the registrant’s common stock at $2.17 per share.

On May 3, 2006, issued Laurus a term note in the principal amount of $2.0 million and warrants to purchase 333,333 shares at $1.12 per share through May 3, 2013.

ITEM 16.

(a)Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation (filed as an Exhibit to the Company’s Form 10-SB, filed with the Securities and Exchange Commission on August 7, 2000)
3.1.1

Articles of Amendment to Articles of Incorporation dated September 23, 2002 (filed as an Exhibit to the Company’s Report on Form 8-K, filed with the Securities and Exchange Commission on October 1, 2002)

3.2.2	Amended and Restated Bylaws (filed as an Exhibit to the Company’s Report on Form 8-K, filed with the Securities and Exchange Commission on February 4, 2003)
3.3.2	Audit Committee Charter (filed as an Exhibit to the Company’s Report on Form 8-K, filed with the Securities and Exchange Commission on February 4, 2003)
3.3.3	Compensation Committee Charter (filed as an Exhibit to the Company’s Report on Form 8-K, filed with the
Securities and Exchange Commission on February 4, 2003)
3.3.4	Nominating And Governing Committee Charter (filed as an Exhibit to the Company’s Report on Form 8-K, filed with the Securities and Exchange Commission on February 4, 2003)
3.4.1	Code of Ethics for Senior Financial Officers (filed as an Exhibit to the Company’s Registration Statement, filed with the Securities and Exchange Commission on April 11, 2003)
4.1.1	Form of Warrant Agreement (filed as an Exhibit to the Company’s Registration Statement, filed with the Securities and Exchange Commission on April 11, 2003)
4.1.2	Form of Stock Certificate (filed as an Exhibit to the Company’s Registration Statement, filed with the Securities and Exchange Commission on April 11, 2003)
5.1	Opinion re: Legality by Rader and Coleman, P.L.*
10.3	2001 Ponca Acquisition Corporation Stock Incentive Plan. (filed as an Exhibit to the Company’s Report on Form 8-K, filed with the Securities and Exchange Commission on September 11, 2002)
10.4

Employment Agreement Between Ponca Acquisition Corporation And Henry Jr. Boucher, Jr. Dated As Of December 29, 2002 (filed as an Exhibit to the Company’s Report on Form 8-K, filed with the Securities and Exchange Commission on September 11, 2002)

10.5

Memorandum Of Understanding Between Ponca Acquisition Corporation And The Stockholders Of International Wholesale Tile, Inc. (filed as an Exhibit to the Company’s Report on Form 8-K, filed with the Securities and Exchange Commission on September 11, 2002)

10.6

Stock Purchase Agreement Among The Stockholders Of International Wholesale Tile, Inc., and Ponca Acquisition Corporation effective October 1, 2002 (filed as an Exhibit on Form 8-K, filed with the Securities and Exhibit Commission on October 15, 2002).

10.9	Form of Indemnity Agreement (filed as an Exhibit to the Company’s Registration Statement, filed with the Securities and Exchange Commission on April 11, 2003)
10.10

Employment Agreement between International Wholesale Tile, Inc. and Forrest Jordan (exhibits omitted) (filed as an Exhibit to the Company’s Registration Statement, filed with the Securities and Exchange Commission on May 21, 2003)

10.11

Employment Agreement between International Wholesale Tile, Inc. and Paul F. Boucher (this document is omitted as it is substantially similar to Forrest Jordan’s Employment Agreement with the exception of the employee’s name and address)

10.12

Employment Agreement between International Wholesale Tile, Inc. and Grey Perna (this document is omitted as it is substantially similar to Forrest Jordan’s Employment Agreement with the exception of the employee’s name and address)

10.13

Subordination Agreement between Congress Financial Corporation (Florida). and Forrest Jordan (filed as an Exhibit to the Company’s Registration Statement, filed with the Securities and Exchange Commission on May 21, 2003)

10.14

Subordination Agreement between Congress Financial Corporation (Florida). and Paul F. Boucher (this document is omitted as it is substantially similar to Forrest Jordan’s Subordination Agreement with the exception of the employee’s name and address)

10.15

Subordination Agreement between Congress Financial Corporation (Florida). and Grey Perna (this document is omitted as it is substantially similar to Forrest Jordan’s Subordination Agreement with the exception of the employee’s name and address)

10.16

Amended and Restated Loan and Security Agreement between by and between Fleet Capital Corporation, IWT Tesoro Corporation and International Wholesale Tile, Inc. effective December 31, 2004 (filed as an Exhibit to the Company Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 15, 2005).

10.17

Form of Security Agreement dated as of August 25, 2005, by and between IWT Tesoro Corporation and International Wholesale Tile, Inc., on the one hand, and Laurus Master Fund Ltd., on the other hand (without exhibits). (filed as an exhibit to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on August 25, 2005)

10.18

Form of Secured Term Note, dated as of August 25, 2005, by Tesoro and IWT in favor of Laurus Master Fund, Ltd. (filed as an exhibit to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on August 25, 2005)

10.19

Form of Subsidiary Guaranty, dated as of August 25, 2005, by the Tesoro’s subsidiaries in favor of Laurus Master Fund (filed as an exhibit to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on August 25, 2005)

10.20

Form of Common Stock Purchase Warrant, by Tesoro in favor of Laurus Master Fund., Ltd. dated August 25, 2005 (filed as an exhibit to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on August 25, 2005)

10.21	Form of Funds Escrow Agreement dated August 25, 2005 (filed as an exhibit to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on August 25, 2005)
10.23

Minimum Borrowing Note in favor of Laurus date August 25, 2005 (filed as an exhibit to the Company registration statement on Form S-1, filed with the Securities and Exchange Commission on September 21, 2005)

10.24	Option Agreement to Laurus dated August 25, 2005 (filed as an exhibit to the Company registration statement on Form S-1, filed with the Securities and Exchange Commission on September 21, 2005)
10.26

Form of Securities Purchase Agreement dated as of February 10, 2006, between IWT Tesoro Corporation and Laurus Master Fund Ltd. (without exhibits) (filed as an exhibit to the Company periodic report on Form 8-K, filed with the Securities and Exchange Commission on February 14, 2006).

10.27

Form of Secured Term Note dated as of February 10, 2006, in favor of Laurus Master Fund Ltd. (filed as an exhibit to the Company periodic report on Form 8-K, filed with the Securities and Exchange Commission on February 14, 2006).

10.28

Form of Common Stock Purchase Warrant, by Tesoro in favor of Laurus Master Fund, Ltd., dated as of February 10, 2006, (filed as an exhibit to the Company periodic report on Form 8-K, filed with the Securities and Exchange Commission on February 14, 2006).

10.29

Form of Registration Rights Agreement dated as of February 10, 2006, between IWT Tesoro Corporation and Laurus Master Fund Ltd. (filed as an exhibit to the Company periodic report on Form 8-K, filed with the Securities and Exchange Commission on February 14, 2006).

10.30

Ratification and Reaffirmation Agreement by IWT Tesoro Corporation and each of its subsidiaries dated February 10, 2006, (filed as an exhibit to the Company periodic report on Form 8-K, filed with the Securities and Exchange Commission on February 14, 2006).

10.31

Form of Registration Rights Agreement dated as of August 25, 2005, by and between IWT Tesoro Corporation one hand, and Laurus Master Fund Ltd., as amended December 9, 2005, and as further amended on April 15, 2006 *(filed as an exhibit to the Company’s periodic report on Form 8-K/A, filed with the Securities and Exchange Commission on May 8, 2006)

10.32

Amended and Restated Registration Rights Agreement dated May 3, 2006 between IWT Tesoro Corporation and Laurus Master Funds, Ltd. (filed as an exhibit to the Company’s periodic report on Form 8-K, filed with the Securities and Exchange Commission on May 8, 2006).

10.33

Form of Securities Purchase Agreement dated May 3, 2006 between Tesoro and Laurus Master Fund dated May 3, 2006 (filed as an exhibit to the Company’s periodic report on Form 8-K, filed with the Securities and Exchange Commission on May 9, 2006).

10.34

Form of Common Stock Purchase Warrant by Tesoro in favor of Laurus Master Funds., Ltd. (filed as an exhibit to the Company’s periodic report on Form 8-K, filed with the Securities and Exchange Commission on May 9, 2006).

10.35

Amended and Restated Registration Rights Agreement dated May 3, 2006 between IWT Tesoro Corporation and Laurus Master Funds, Ltd. (filed as an exhibit to the Company’s periodic report on Form 8-K, filed with the Securities and Exchange Commission on May 9, 2006).

10.36

Reaffirmation and Ratification Agreement dated May 3, 2006 by Tesoro and its subsidiaries (filed as an exhibit to the Company’s periodic report on Form 8-K, filed with the Securities and Exchange Commission on May 9, 2006).

10.37

Second Amended and Restated Senior Subordination Agreement between Laurus Master Fund, Ltd. and Bank of America, N.A dated May 3, 2006 (filed as an exhibit to the Company’s periodic report on Form 8-K, filed with the Securities and Exchange Commission on May 9, 2006).

10.38

Amendment dated as of March 31, 2006 to the August 25, 2006 $3.0 million Minimum Borrowing Note (filed as an exhibit to the Company’s periodic filing on Form 8-K, filed with the Securities and Exchange Commission on May 9, 2006)

10.39

Amended and restated securities Agreement effective as of July 21, 2006 Note (filed as an exhibit to the Company’s periodic filing on Form 8-K, filed with the Securities and Exchange Commission on August 21, 2006)

10.40

Amended and Restated $5.0 million revolving note effective August 25, 2006, as amended and restated from time to time (filed as an exhibit to the Company’s periodic filing on Form 8-K, filed with the Securities and Exchange Commission on August 21, 2006)

10.41

Amended and Restated Registration Rights Agreement effective as of July 21, 2006, amending and restated a restated registration rights agreement dated as of May 3, 2006 (filed as an exhibit to the Company’s periodic filing on Form 8-K, filed with the Securities and Exchange Commission on August 21, 2006)

10.42

Fifth amendment to the Amended and Restated Loan and Security Agreement dated as of September 5, 2006 (filed as an exhibit to the Company’s periodic filing on Form 8-K, filed with the Securities and Exchange Commission on September 6, 2006).

10.43

Form of Amended and Restated Credit Note in the principal amount of $26.5 million dated as of September 5, 2006 (filed as an exhibit to the Company’s periodic filing on Form 8-K, filed with the Securities and Exchange Commission on September 6, 2006). .

16

Letter from Kantor Sewell & Oppenheimer, P.A., concurring with statements concerning their resignation (filed as an exhibit to the Company Report on Form 8-K filed with the Securities and Exchange Commission on September 14, 2004).

21	Subsidiaries of Registrant*
23.1.1	Consent of Kantor, Geisler and Oppenheimer, LLP*
23.1.2	Consent of McGladrey & Pullen*
23.2	Consent of Rader and Coleman, P.L. (contained in Exhibit 5.1)*

*	Included in this filing. Exhibits are available without charge, upon request of IWT Tesoro.

*Filed herewith.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1)             To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i)              To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii)             To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent not more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii)            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2)             That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and each amendment thereto and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Westport, CT on September 29, 2006.

IWT TESORO CORPORATION

By:
/s/ Henry J. Boucher, Jr.
	Henry J. Boucher, Jr.,	September 29, 2006
Principal Executive Officer, Chairman and Chief Executive Officer

By:
/s/ Forrest Jordan
	Forrest Jordan	September 29, 2006
Chief Financial Officer (Principal Accounting and Principal Financial Officer)

In accordance with the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates stated signed this registration statement:

Signature	Title	Date

/s/ Henry J. Boucher, Jr.	Principal Executive Officer, Director	September 29, 2006
Henry J. Boucher, Jr.

/s/ Forrest Jordan	Chief Accounting Officer, Director	September 29, 2006
Forrest Jordan

/s/ Carl G. Anderson, Jr.	Director	September 29, 2006
Carl G. Anderson, Jr.

/s/ Paul F. Boucher	Director	September 29, 2006
Paul F. Boucher

/s/ James R. Edwards	Director	September 29, 2006
James R. Edwards

/s/ Joseph A. Equale	Director	September 29, 2006
Joseph A. Equale

Grey Perna	Director	September 29, 2006
Grey Perna

/s/ Robert Rogers	Director	September 29, 2006
Robert Rogers

Allen G. Rosenberg	Director	September 29, 2006
Allen G. Rosenberg